   As filed with the Securities and Exchange Commission on June 16, 2000

                                                 Registration No. 333-34590
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                            AMENDMENT No. 1 To
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                                 Comdisco, Inc.
             (Exact Name of Registrant as Specified in its Charter)

                                --------------

              Delaware                                  36-2687938
  (State or Other Jurisdiction of                    (I.R.S. Employer
   Incorporation or Organization)                 Identification Number)

                             6111 North River Road
                            Rosemont, Illinois 60018
                                 (847) 698-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                          JEREMIAH M. FITZGERALD, Esq.
                     Vice President and Chief Legal Officer
                                 Comdisco, Inc.
                             6111 North River Road
                            Rosemont, Illinois 60018
                                 (847) 698-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
         LOLA M. HALE, Esq.                     ROBERT J. DONATUCCI, Esq.
      MICHAEL J. BOLAND, Esq.                        Brown & Wood LLP
       McBride Baker & Coles                One World Trade Center, 58th Floor
    500 West Madison, 40th Floor                 New York, New York 10048
      Chicago, Illinois 60661                         (212) 839-5300
           (312) 715-5700

                                --------------

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to such Section 8(a), may determine.

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                                EXPLANATORY NOTE

      This Registration Statement contains two forms of prospectus: one to be used in connection with a U.S. and Canadian offering of the Comdisco Ventures Stock of the registrant and one to be used in a concurrent international offering of the Comdisco Ventures Stock. The international prospectus will be identical to the U.S. prospectus except that it will have a different front cover page, underwriting section and back cover page. The U.S. prospectus is included herein and is followed by the alternate front cover page, underwriting section and back cover page to be used in the international prospectus, each of which has been labeled "Alternative Page for International Prospectus."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell these securities and it is not soliciting an offer to +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                           Subject to Completion

                Preliminary Prospectus Dated June 16, 2000

PROSPECTUS

                                           Shares

                               Comdisco Inc.

                            Comdisco Ventures Stock

                                  -----------

    We are offering Comdisco Ventures Stock, a new series of our common stock intended to reflect the performance of Comdisco Ventures, our venture financing
business. The U.S. underwriters are offering             shares in the U.S. and
Canada and the international managers are offering               shares outside
the U.S. and Canada.

    We anticipate that the price to the public will be between $     and $
per share. Currently, no public market exists for Comdisco Ventures Stock. We have applied to list our Comdisco Ventures Stock on the Nasdaq National Market, under the symbol "CDOV."

  Investing in Comdisco Ventures Stock involves risks. See "Risk Factors," beginning on page 13.

                                  -----------

                                                       Per Share Total
                                                       --------- -----
     Public offering price.............................    $        $
     Underwriting discount............................     $        $
     Proceeds, before expenses, to Comdisco...........     $        $

    The U.S. underwriters may also purchase up to an additional shares of Comdisco Ventures Stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly
purchase up to an additional                 shares.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of Comdisco Ventures Stock will be ready for delivery on or
about                , 2000.

                                  -----------

                              Merrill Lynch & Co.


                                  -----------

            The date of this prospectus is                   , 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   2
Risk Factors.............................................................  13
Special Note Regarding Forward Looking Statements........................  24
Use of Proceeds..........................................................  25
Dividend Policy..........................................................  25
Capitalization...........................................................  26
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of Comdisco Ventures......................................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of Comdisco, Inc. ........................................  36
Business of Comdisco Ventures............................................  51
Description of Comdisco Capital Stock....................................  73
Relationship Between Comdisco Ventures and Comdisco Group................  92
Material U.S. Federal Income Tax Considerations..........................  99
Underwriting............................................................. 102
Legal Matters............................................................ 106
Experts.................................................................. 106
Where You Can Find More Information...................................... 106
Incorporation of Information Comdisco Files With the SEC................. 107
Annex I--Illustration of Terms of Comdisco Ventures Stock................ I-1
Comdisco Ventures and Comdisco, Inc. Financial Statements................ F-1

                               -----------------

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      This prospectus contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that is important to you in making an investment decision. To better understand the offering, you should read this entire prospectus carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information," on page 106. All references to "we," "our," or "us" in this prospectus are to Comdisco, Inc. All references to fiscal years are to Comdisco's fiscal years ended September 30, unless otherwise indicated.

Introduction

     On April 20, 2000 our stockholders approved our tracking stock proposal. In order to implement the proposal, we filed our restated charter with the Secretary of State of Delaware on May 4, 2000. Our restated charter, among other things:

     . increased the total authorized shares of our common stock from 750,000,000 to 1,800,000,000;

     . authorized our board of directors to issue common stock in multiple series;

     . designated the initial two series of common stock as Comdisco Stock and Comdisco Ventures Stock;

     . re-classified each outstanding share of our then existing common stock as one share of Comdisco Stock; and

     . initially authorized 750,000,000 shares of Comdisco Stock and 750,000,000 shares of Comdisco Ventures Stock.

     We intend our Comdisco Ventures Stock to reflect the performance of Comdisco Ventures, our venture financing business division.

     We intend Comdisco Stock to reflect the performance of Comdisco Group, which consists of our other businesses and our retained interest in Comdisco Ventures. This retained interest is currently 100% but will decrease to approximately 85% when we issue the Comdisco Ventures Stock in this offering.


     In implementing its tracking stock structure, Comdisco allocated all of the assets, liabilities, revenues, expenses, and cash flows attributable to its venture financing business to Comdisco Ventures for financial reporting purposes. Comdisco will provide separate financial information about Comdisco Ventures that is intended to allow Comdisco stockholders and potential investors the ability to track the performance of those assets, liabilities, revenues, expenses and cash flows allocated to Comdisco Ventures--or more generally the "economic performance" of Comdisco Ventures as a separate group.

     There are no assurances that the market price of Comdisco Ventures Stock will reflect the performance of the current group of assets allocated to Comdisco Ventures. However, while Comdisco's board and management has the discretion to re-allocate assets, liabilities, revenues, expenses and cash flows allocated to Comdisco Ventures, any such re-allocations are intended to be made in the context of the allocation and management policies governing the relationship between the Comdisco groups adopted by the board and subject to the fiduciary duties of Comdisco's board and management to all Comdisco stockholders.

Comdisco

     Comdisco provides global technology infrastructure solutions to help its customers maximize their technology's reliability, efficiency and flexibility.

     We provide equipment leasing, continuity services, which include disaster recovery, contingency planning, and availability solution services, as well as managed network services, and desktop management solutions. These services are designed to provide integrated, long-term, cost effective asset and technological planning as well as data and voice availability and recovery to users of high technology equipment. We completed the acquisition of our majority owned subsidiary, Prism Communication Services, Inc., during the quarter ended March 31, 1999. Through Prism, we are developing a high-speed, always-on digital network, which will provide customers with leading-edge connectivity. Through our Comdisco Ventures division, we provide equipment leasing and other financing to venture capital-backed start-up companies.

     Comdisco was founded in 1969 and incorporated in Delaware in 1971. Since our inception, our markets and the services that we offer, and therefore, the way we conduct our business, have changed significantly. We expect these changes to continue. These changes are primarily the result of rapid changes in technology including declining prices, manufacturer consolidations, the rapid rise of industries such as telecommunications and the rise of new dominant technologies like the Internet and their related impact on customers' needs and requirements. Initially, we were engaged primarily in the procurement and placement of new and used computer equipment, principally mainframe and related peripherals. We developed disaster recovery and contingency planning services in 1980. In the mid-1980's we expanded our operations to include the leasing of non-computer equipment (office equipment, PBX, point-of-sale, and other high-technology equipment), eventually adding healthcare, communications, semiconductor manufacturing and other industry specific equipment leasing, remarketing and other services. In 1987, we formed Comdisco Ventures. Comdisco Ventures has grown significantly in the last three fiscal years and has become a significant and material contributor to our earnings.

     On March 24, 1999, we announced a major shift in corporate strategy, including our intent to focus on high-margin service businesses and shed low-margin businesses, such as our mainframe residual-based leasing and medical equipment refurbishing business. In conjunction with our repositioning, we recorded a one-time pre-tax charge of $150 million, or $96 million on an after tax basis, which is equal to approximately $0.59 per share, in the quarter ended March 31, 1999. The components of this pretax charge include $100 million associated with our plans to exit the mainframe residual-based leasing business, $20 million to exit the medical equipment refurbishing business and $30 million associated with a realignment of our service businesses. We completed the sale of our mainframe computer leasing portfolio and the sale of the medical refurbishing business in the fiscal quarter ended June 30, 1999. In addition to these sales, we completed the sale of substantially all of our vendor lease portfolio in September, 1999.

     We recently introduced our web-availability services to provide one-stop hosting and recovery solutions that meet the availability needs of e-businesses of all sizes. By building on our significant business continuity experience, we believe we can deliver cost-effective availability solutions, offering advanced protection of our customer's data, servers, network and applications.

     Our principal executive offices are located at 6111 North River Road, Rosemont, Illinois 60018. Our telephone number is (847) 698-3000.

Comdisco Ventures

     Comdisco Ventures is a provider of venture leases, venture debt and direct equity financing to venture capital-backed companies.

     Venture leases are leases with warrants that compensate Comdisco Ventures for providing equipment leases with terms having lower periodic cash costs than leases or loans without warrants. Similarly, Venture debt is a high-risk loan with warrants or a conversion-to-equity feature with more flexible terms having lower periodic cash costs and security conditions than more traditional debt financing.

     Comdisco Ventures' relationships with established venture capital firms help it identify what it believes are the best positioned companies in the most attractive high-growth industries. Comdisco Ventures offers a broad range of equity-linked financing products, which complement equity from venture capital firms and debt from venture-oriented banks and asset-based lenders.

     Comdisco Ventures provides its customers with financing "commitments"-- agreements to provide up to a stated dollar amount of financing over a stated period of time. Since its formation, Comdisco Ventures has committed over $2 billion in venture leases, venture debt and direct equity financings, including $738 million in fiscal 1999 and $681 million in the first six months of fiscal 2000.

     Historically, two primary sources of capital for start-up companies have been venture capitalists and venture-oriented banks and asset-based lenders. While the availability of venture capital has increased along with the volume of start-up activity, venture capital generally represents the most dilutive and intrusive type of financing. Venture capitalists generally require substantial ownership and exercise substantial control when they make an investment in a company. Typically these positions are reflected in significant equity holdings, contractual shareholder rights and representation on the company's board of directors. In addition, while financings from venture-oriented banks and asset-based lenders generally result in no or minimal dilution of the ownership of existing equity holders, they typically involve high monthly cash disbursements, limitations on the use of funds and adherence to restrictive financial covenants.

     Comdisco Ventures believes these two primary sources of capital do not optimize the capital needs of start-up companies in the current economic environment. Additionally, their disadvantages highlight the need for less costly and less dilutive financing sources, creating opportunities for alternative capital providers, like Comdisco Ventures.

     Comdisco Ventures was established as a division of Comdisco in 1987, and has been operated as a division since that time. It is not a separate legal entity. We have allocated all of the assets, liabilities, revenues, expenses and cash flows attributable to Comdisco's venture financing business to Comdisco Ventures. We currently intend to include all future venture financing activities in Comdisco Ventures; however, Comdisco's board and management has the discretion to direct new businesses and assets to Comdisco Ventures or to Comdisco Group or dispose of or transfer the business or assets of either group. Any such actions are intended to be made in the context of the allocation and management policies governing the relationship between the Comdisco groups adopted by the board and subject to the fiduciary duties owed by Comdisco's board and management to all Comdisco stockholders.

     Comdisco Ventures Stock is intended to reflect the separate economic performance of Comdisco Ventures. We will report the assets, liabilities, revenues, expenses and cash flows attributable to Comdisco Ventures' operations as separate financial information, but Comdisco Ventures remains a division of Comdisco, and its assets, liabilities, revenues, expenses and cash flows are included in the consolidated financial statements of Comdisco.

Comdisco Ventures' Solution

     Comdisco Ventures believes it provides significant value to entrepreneurs and their venture capital investors through flexible financing products and services which allow entrepreneurs to build their companies quickly, while minimizing the dilution of their equity ownership positions.

     Comdisco Ventures has proven its ability to understand the capital needs of its customers and to develop and customize attractive financings to meet those needs. Currently, Comdisco Ventures' primary financing products are venture leases, venture debt and direct equity financings. The warrants or conversion feature of venture leases and venture debt generally provide Comdisco Ventures the ability to buy equity at a price based on the price paid by venture capitalists. The opportunity to realize higher returns from the exercise of the warrants or from the conversion feature enables Comdisco Ventures to offer more flexible financing and security terms. Direct equity financings involve Comdisco Ventures' purchase of convertible preferred stock and common stock from its customers. Comdisco Ventures also provides other ancillary financings, including convertible debt, bridge loans, expansion loans, acquisition financings and landlord guarantees.

Comdisco Ventures' Strategy

     Comdisco Ventures intends to expand its position as a provider of venture leases and venture debt and to introduce complementary services to venture capital-backed companies. See "Business of Comdisco Ventures--Comdisco Ventures' Strategy" on page 53 and "--Comdisco Venture Products" on page 55 for a more detailed description of these products and services. Its strategy is to continue to leverage its management experience and resources to capitalize on the growing demand for financing by venture capital-backed companies. Components of Comdisco Ventures' strategy include:

     . leveraging relationships with leading venture capitalists;

     . providing capital through products that meet the varied needs of its venture capital-backed companies;

     . maintaining a diversified customer base;

     . expanding funding sources;

     . capitalizing on the Comdisco affiliation and resources; and

     . developing complementary service offerings that respond to the changing needs of venture capital-backed companies.

     Comdisco Ventures expects to generate future revenues from:

     . the sale of common stock holdings in public companies;

     . the disposition of current equity holdings in private companies, through the sale of common stock following initial public offerings or in connection with a merger, acquisition or other liquidity event;

     . returns it receives from ownership interests in alternative funding sources, such as limited partnership funds;

     . lease payments, interest payments on venture debt and related proceeds from its customers; and

     . fees or equity components received in connection with its service offerings.

Comdisco Group

     Comdisco Stock is intended to reflect the economic performance of all of Comdisco's assets, liabilities, revenue, expenses and cash flows other than those allocated to Comdisco Ventures. In addition, Comdisco Stock will reflect the retained interest that Comdisco holds in Comdisco Ventures, so long as Comdisco maintains the retained interest. We refer to the assets, liabilities, revenues, expenses and cash flows whose economic performance is intended to be reflected by the Comdisco Stock as the Comdisco Group.

     Comdisco Group includes:

     . our technology services businesses, including: continuity services, managed network services, desktop management solutions and web hosting and availability services;

     . our global leasing and remarketing businesses in areas such as electronics, communications, laboratory and scientific and industrial automation equipment;

     . our interest in Prism Communication Services, Inc., a majority-owned subsidiary through which we provide integrated communications services; and

     . our retained interest in Comdisco Ventures.

The Disposition of Our Retained Interest

     The shares of Comdisco Ventures Stock issued in this offering are intended to reflect only a percentage of the total number of shares of Comdisco Ventures Stock initially designated by Comdisco's board of directors to represent 100% of the economic performance of Comdisco Ventures. Comdisco will retain the remaining interest in the economic performance of Comdisco Ventures in the form of an inter-group retained interest. We currently intend to dispose of Comdisco Group's interest in Comdisco Ventures following this offering by means of the disposition of the retained Comdisco Ventures Stock. This disposition would likely include a distribution by means of a spin-off in the form of a dividend to holders of Comdisco Stock for at least a portion of the retained interest but may also include a split-off in the form of an exchange offer of Comdisco Ventures Stock for Comdisco Stock, a further sale of Comdisco Ventures Stock or a combination of those methods. A split-off will result in a gain or loss, based on fair market value, to stockholders, whereas a spin-off will be reflected at historical cost and, accordingly, no gain or loss to stockholders will be recorded. The exact method and timing of this disposition, however, has not yet been determined. We expect to base our decision with regard to the method and timing of the disposition on market conditions and the target of maximizing value for all Comdisco stockholder groups. The disposition may occur in several stages, following which we expect that we would have no retained interest in Comdisco Ventures and the outstanding shares of Comdisco Ventures Stock will reflect 100% of the economic performance of Comdisco Ventures. There is no guarantee, however, that any disposition will follow this offering.

     Following any disposition of our retained interest in Comdisco Ventures, the assets of Comdisco Ventures will remain a part of, and under the control of, Comdisco. Holders of Comdisco Ventures Stock will be stockholders of Comdisco and will not have a claim on the separate assets and liabilities of Comdisco Ventures.

Selected Rights and Terms of Comdisco Ventures Stock

     Selected rights and terms of Comdisco Ventures Stock, which are set forth in full in our restated charter, are summarized below.

     Voting Rights. On all matters as to which all series of our common stock vote together as a single class, each share of Comdisco Ventures Stock will have a number of votes equal to the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock over a specified twenty-day trading period prior to the record date of that vote; provided, however, that

     . prior to the thirty-first trading day after the effective date of our restated charter, each outstanding share of Comdisco Ventures Stock will have one vote; and

     . outstanding Comdisco Ventures Stock will in no event represent more than 35% of the total voting power of all outstanding shares of our capital stock.

     Dividends. Provided that we have sufficient assets to pay a dividend under applicable law, Comdisco may declare and pay dividends on Comdisco Ventures Stock up to an "available dividend amount." This amount is designed to be equivalent to the amount that would legally be available for dividends on that stock if Comdisco Ventures were a stand-alone corporation. We do not, however, expect to pay dividends on Comdisco Ventures Stock.

     Rights on Disposition of the Assets of Comdisco Ventures. If we dispose of all or substantially all of the assets of Comdisco Ventures, and the disposition is not an exempt disposition, as described beginning on page 76, we would be required to choose one of the following alternatives:

     . pay a dividend to the holders of Comdisco Ventures Stock in an amount equal to the net proceeds of the disposition (net of corresponding amounts allocated to Comdisco Group in respect of its retained interest in Comdisco Ventures);

     . if the disposition involves all of the assets of Comdisco Ventures, redeem all outstanding shares of Comdisco Ventures Stock in exchange for an amount equal to the net proceeds of the disposition (net of corresponding amounts allocated to Comdisco Group in respect of its retained interest in Comdisco Ventures);

     . if the disposition involves substantially all, but not all, of the assets of Comdisco Ventures, redeem a number of whole shares of Comdisco Ventures Stock in exchange for an amount equal to the net proceeds of the disposition (net of corresponding amounts allocated to Comdisco Group in respect of its retained interest in Comdisco Ventures); or

     . convert each share of Comdisco Ventures Stock into a number of shares of Comdisco Stock equal to 115% of the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock, calculated during a specified twenty-day trading period prior to the disposition.

     Conversion of Comdisco Ventures Stock at Option of Comdisco. We will have the right, at any time, to convert shares of Comdisco Ventures Stock into a number of shares of Comdisco Stock initially equal to 125% of the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock over a specified twenty-day trading period prior to the mailing of the conversion notice for conversions occurring in the first quarter after we first issue Comdisco Ventures Stock. The percentage applied to the ratio of market values will decline ratably each quarter, beginning with the quarter ended December 31, 2000, over a period of ten quarters to 115%.

     Notwithstanding the conversion provisions outlined above, if tax law changes that would have an adverse effect on the current tax treatment afforded to Comdisco with respect to Comdisco Ventures Stock were to take place, we will have the right to convert shares of Comdisco Ventures Stock into a number of shares of Comdisco Stock equal to 110% of the ratio of their average market values, regardless of when the adverse tax law change takes place.

     See "Description of Comdisco Capital Stock--Description of Comdisco Ventures Stock--Conversion of Comdisco Ventures Stock at Option of Comdisco," beginning on page 77, for a discussion of these adverse tax law changes.

The Offering

     Unless we specifically state otherwise, the information in this prospectus does not take into account the possible issuance of up to additional shares of Comdisco Ventures Stock, which the underwriters have the option to purchase from us solely to cover over-allotments. If the underwriters
exercise this option in full, there will be             shares of Comdisco
Ventures Stock outstanding following this offering.

Comdisco Ventures Stock offered:

  U.S. and Canadian offering.......              shares

  International offering...........              shares

    Total..........................              shares

Comdisco Ventures Stock to be
 outstanding after this offering...              shares

Equivalent shares of Comdisco
 Ventures Stock represented by
 Comdisco Group's retained
 interest..........................              shares

Total Comdisco Ventures Stock and
 equivalent shares of Comdisco
 Ventures Stock to be outstanding
 after this offering...............              shares

Use of proceeds.................... The proceeds from this offering, after expenses, will be used by Comdisco Ventures
                                    to repay inter-group loans to Comdisco
                                    Group. Comdisco Group will use those funds
                                    it receives from Comdisco Ventures for
                                    general corporate purposes.

Preferred share purchase rights.... As part of Comdisco's stockholder rights plan, one preferred share purchase right
                                    will be attached to each share of Comdisco
                                    Ventures Stock sold in the offering and
                                    thus the rights are also a part of this
                                    offering. See "Description of Comdisco
                                    Capital Stock--Amended and Restated Rights
                                    Agreement," beginning on page 86 for a
                                    description of the Comdisco Ventures Stock
                                    rights.

     The number of shares of Comdisco Ventures Stock to be outstanding after this offering does not include shares of Comdisco Ventures Stock underlying stock-based awards granted to senior executives of Comdisco Ventures under the Management Incentive Plan. See "Business of Comdisco Ventures--Management-- Management Incentive Plan," beginning on page 71 for a description of those awards.

     Immediately after this offering, the remaining interest not represented by Comdisco Ventures Stock issued in the offering will be reflected in the financial statements of Comdisco Group as a "retained interest" in Comdisco Ventures.

Summary Historical Financial Data of Comdisco Ventures

     The following summary historical financial data should be read in conjunction with Comdisco Ventures' financial statements and the related notes contained elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Comdisco Ventures," beginning on page 27 of this prospectus. You should also review the audited financial information of Comdisco provided elsewhere in this prospectus, and the unaudited financial information of Comdisco, Comdisco Group and Comdisco Ventures provided in Comdisco's Form 10-Q for the quarter ended March 31, 2000. The summary income statement data for fiscal 1999, 1998 and 1997, and the balance sheet data as of September 30, 1999 and 1998, are derived from audited financial statements of Comdisco Ventures which are included elsewhere in this prospectus. The summary income statement data for the six months ended March 31, 2000 and 1999 and the balance sheet data as of March 31, 2000 and 1999 are derived from unaudited financial statements of Comdisco Ventures which are also included elsewhere in this prospectus. The unaudited summary financial data reflects all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The operating results for the six months ended March 31, 2000 and 1999 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

                               COMDISCO VENTURES

                       SUMMARY HISTORICAL FINANCIAL DATA
                                 (in thousands)

                                     Six Months Ended
                                        March 31,     Years Ended September 30,
                                     ---------------- -------------------------
                                       2000    1999     1999     1998    1997
                                     -------- ------- -------- -------- -------
Income Statement Data:
Revenue:
 Leasing............................ $ 84,927 $52,561 $118,403 $ 85,086 $68,620
 Sales..............................    4,864   1,885    6,142    7,136   6,942
 Interest income on notes...........   23,711   6,424   22,580    6,655   3,139
 Warrant sale proceeds and capital
  gains.............................  187,224  17,000   80,731   14,938  16,435
 Other..............................      897     329      683      483     195
                                     -------- ------- -------- -------- -------
Total revenue.......................  301,623  78,199  228,539  114,298  95,331
                                     -------- ------- -------- -------- -------
Costs and expenses:
 Leasing............................   63,508  39,128   88,114   60,363  46,355
 Sales..............................    2,772   1,374    4,460    3,980   4,423
 Selling, general & administrative..   41,923   3,088   18,166    5,793   5,436
 Interest...........................   23,919   8,564   23,373   10,835   7,670
 Bad debt expense...................   45,801   1,600   23,200    4,786   6,250
                                     -------- ------- -------- -------- -------
Total costs and expenses............  177,923  53,754  157,313   85,757  70,134
                                     -------- ------- -------- -------- -------
Earnings before income taxes........  123,700  24,445   71,226   28,541  25,197
Income taxes........................   49,325   9,747   28,402   11,381  10,047
                                     -------- ------- -------- -------- -------
Net earnings........................ $ 74,375 $14,698 $ 42,824 $ 17,160 $15,150
                                     ======== ======= ======== ======== =======

                                                March 31,        September 30,
                                           ------------------- -----------------
                                              2000      1999     1999     1998
                                           ---------- -------- -------- --------
Balance Sheet Data:
Equity securities......................... $  581,136 $ 86,013 $197,335 $ 16,995
Receivables, net..........................    526,286  198,127  367,339   66,425
Net leased assets.........................    390,770  233,709  288,347  189,747
Total assets..............................  1,521,863  531,125  871,852  281,243
Inter-group payable.......................    846,613  371,425  559,575  189,281
Division net worth........................    433,179  119,608  199,649   71,080

     Explanatory Note: Earnings per share is not presented because Comdisco Ventures has not been a "stand-alone entity" and, as a result, the presentation of earnings per share is not applicable. If Comdisco issues a separate series of common stock, it will present in its financial statements the earnings per share for each outstanding series of its common stock.

Comdisco, Inc.

     The following summary historical consolidated financial data should be read in conjunction with Comdisco Inc.'s consolidated financial statements and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Comdisco, Inc." beginning on page 36 of this prospectus. The summary income statement data for fiscal 1999, 1998 and 1997 and the balance sheet data as of September 30, 1999 and 1998 are derived from Comdisco Inc.'s audited financial statements which are included elsewhere in this prospectus. The summary income statement data for the six months ended March 31, 2000 and 1999 and the balance sheet data as of March 31, 2000 and 1999 are derived from Comdisco Inc.'s unaudited financial statements which are also included elsewhere in this prospectus. The unaudited summary financial information reflects all adjustments, consisting of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The operating results for the six months ended March 31, 2000 and 1999 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

                              COMDISCO, INC.

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                     (in millions, except share data)

                                           Six Months
                                              Ended      Year Ended September
                                            March 31,            30,
                                          -------------  ---------------------
                                           2000   1999    1999   1998    1997
                                          ------ ------  ------ ------  ------
Income Statement Data:
Revenue:
 Leasing................................. $1,166 $1,469  $2,655 $2,435  $2,116
 Sales...................................    166    125     891    329     269
 Technology services.....................    303    243     522    433     354
 Other...................................    255     36      91     46      80
                                          ------ ------  ------ ------  ------
  Total revenue..........................  1,890  1,873   4,159  3,243   2,819
                                          ------ ------  ------ ------  ------
Costs and expenses:
 Leasing.................................    869  1,121   1,969  1,791   1,534
 Sales...................................    128    109     846    275     210
 Technology services.....................    263    205     440    362     296
 Selling, general & administrative.......    258    142     306    249     244
 Interest................................    171    171     337    326     299
 Prism Communication Services............     70      3      36    --      --
 Other...................................    --     150     150    --       25
                                          ------ ------  ------ ------  ------
  Total costs and expenses...............  1,759  1,901   4,084  3,003   2,608
                                          ------ ------  ------ ------  ------
Earnings (loss) before income taxes......    131    (28)     75    240     211
Income taxes.............................     47    (10)     27     87      80
                                          ------ ------  ------ ------  ------
Net earnings (loss) before preferred
 dividends...............................     84    (18)     48    153     131
Preferred dividends......................    --     --      --      (2)     (8)
                                          ------ ------  ------ ------  ------
Net earnings (loss) to common
 stockholders............................ $   84 $  (18) $   48 $  151  $  123
                                          ====== ======  ====== ======  ======
Net earnings (loss) per common share:
 Earnings (loss) per common share--
  basic.................................. $  .55 $ (.12) $  .32 $  .99  $  .83
 Earnings (loss) per common share--
  diluted................................ $  .52 $ (.12) $  .30 $  .93  $  .78
Pro forma net earnings (loss) per common
 share:
 Comdisco Group--earnings (loss) per
  common share--basic.................... $  .06 $ (.22) $  .04 $  .88  $  .73
 Comdisco Group--earnings (loss) per
  common share--diluted.................. $  .06 $ (.22) $  .03 $  .82  $  .68
 Comdisco Ventures--earnings per common
  share--basic........................... $  .49 $  .10  $  .28 $  .11  $  .10
 Comdisco Ventures--earnings per common
  share--diluted......................... $  .46 $  .10  $  .27 $  .11  $  .10


                                                      March 31,   September 30,
                                                    ------------- -------------
                                                     2000   1999   1999   1998
                                                    ------ ------ ------ ------
Balance Sheet Data:
Cash and cash equivalents.......................... $   87 $  366 $  361 $   63
Receivables, net...................................    962    479    722    340
Net leased assets..................................  5,638  5,926  5,623  5,900
Total assets.......................................  8,415  7,651  7,807  7,063
Total debt.........................................  5,902  5,793  5,571  5,035
Total stockholders' equity.........................  1,273    920  1,060    979

     Explanatory Note: The pro forma net earnings (loss) per common share amounts were calculated using the outstanding shares of Comdisco Inc.

                                  RISK FACTORS

      You should carefully consider the risks described below, as well as the other information included in this prospectus, before making a decision to buy Comdisco Ventures Stock. Comdisco Ventures' business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of Comdisco Ventures Stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to the Business of Comdisco Ventures

Comdisco Ventures' customers typically consist of venture capital-backed companies. Providing financings to these companies involves a high degree of business and financial risk, which can result in substantial losses, and accordingly, an investment in Comdisco Ventures should be considered speculative

      Comdisco Ventures' customers typically are venture capital-backed companies in a start-up development stage, often have yet to generate revenues and most likely need substantial additional capital to expand, compete or even meet current obligations. Traditional banks and leasing companies will provide financing to these types of entities, if at all, with high interest rates and restrictive covenants. Moreover, these entities may be more vulnerable to changes in economic conditions, particularly changes that would further adversely affect their ability to raise necessary capital from traditional sources. If changes in economic conditions--a rise in interest rates, for example--make it more difficult and costly for these companies to raise the capital they require, their businesses would be adversely affected. Additionally, these customers may have substantial variations in operating results from period to period, face intense competition, and experience failures or substantial declines in value at any stage. All of these factors will affect Comdisco Ventures' customers' ability to meet their obligations to Comdisco Ventures, and will affect the fair market value of any of their equity securities or obligations held by Comdisco Ventures. At the time that Comdisco Ventures provides financing, a customer may lack one or more key attributes (e.g., proven technology, marketable product, complete management team, or strategic alliances) necessary for success, and may never achieve these attributes. In some cases, returns on financings will be long term in nature and may require many years from the date of initial financing before they can be achieved, if at all.

Market conditions, along with contractual and regulatory restrictions, may affect Comdisco Ventures' ability to dispose of its equity positions in the most economically advantageous manner

      Comdisco Ventures generates a significant part of its revenues and profits when its customers achieve a liquidity event, like an initial public offering or a merger with, or an acquisition by, a public company, which gives Comdisco Ventures the opportunity to sell the equity securities it holds in those customers. The recent economic environment accelerated the ability of Internet-based and other high-technology companies to position themselves for a public offering, merger, acquisition or other liquidity event. Continuation of these favorable economic conditions is beyond our control. Historically, Comdisco Ventures' general policy has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. This general policy allows Comdisco Ventures to generate cash for reinvestment in new transactions; Comdisco Ventures believes it is preferable to make new advances to start-ups rather than hold the securities of public companies. In most cases, securities law restrictions on transfer and contractual lock-up provisions restrict Comdisco Ventures' ability to sell its equity positions for several months after a liquidity event. Consequently, Comdisco Ventures' general policy and these restrictions mean that Comdisco Ventures may be unable to realize the highest possible price for its equity positions. Comdisco Ventures' management consults with its outside asset manager on at least a quarterly basis and has adjusted its general policy on occasion to respond to market conditions. However, Comdisco Ventures' policy, with respect to disposition of its equity holdings is not intended to, and does not, assure that Comdisco Ventures will maximize its return on any particular holding.

Comdisco Ventures' financings in Internet-related and other high technology industries could expose Comdisco Ventures to financial risk if those industries suffer an economic downturn

      Comdisco Ventures has provided a majority of its outstanding financing commitments to Internet-related and other high technology companies. The public market for high-technology and other emerging growth companies is extremely volatile. This volatility may adversely affect both the ability of Comdisco Ventures to dispose of those equity securities and the value of those equity securities prior to the dates on which they are disposed.

The market price of Comdisco Ventures Stock may fluctuate or decline because the value of some of Comdisco Ventures' assets fluctuates

      A significant portion of Comdisco Ventures assets may include the equity securities of both publicly traded and non-publicly traded companies. The market price and valuations of the securities that Comdisco Ventures holds in these companies may fluctuate significantly due to market conditions and other conditions over which Comdisco Ventures has no control. Fluctuations in the market price and valuations of the securities that Comdisco Ventures holds may result in fluctuations in the market price of Comdisco Ventures Stock.

      Fluctuations in future periods may be greater than those experienced in past periods as a result of Comdisco Ventures' focus on Internet-related, communications and other high-technology companies. The market prices of equity securities of companies in these industries can fluctuate significantly. We expect the market price of Comdisco Ventures Stock to be particularly susceptible to such volatility, because Comdisco Ventures may be valued in the future in part on the basis of the interests it holds in public and private Internet-related, communications and other high-technology companies. Therefore, fluctuations in the valuations of any of Comdisco Ventures' customers may cause the market price of Comdisco Ventures Stock to fluctuate. During the first half of 2000, the prices of many high technology stocks recorded historical lows and have been highly volatile. Also, the rate of initial public offerings has slowed considerably during the spring of 2000. In addition, for those customers whose securities are not publicly traded, the realizable value of Comdisco Ventures' interests may prove to be lower than the carrying value reflected in Comdisco Ventures' financial statements.

      The value of the warrants that Comdisco Ventures generally receives in connection with its venture leases and venture debt is dependent on the value of the equity securities for which the warrants can be exercised. The value of those securities is dependent primarily on the success of the underlying company's business strategy, as well as general economic and equity market conditions. The prospects for achieving consistent profitability in the case of many companies to which Comdisco Ventures provides financing are speculative. The warrants and equity securities for which the warrants can be exercised generally will be restricted securities that cannot readily be sold for some period of time. If the value of the equity securities underlying a warrant does not increase above the exercise price during the life of the warrant, Comdisco Ventures would permit the warrant to expire unexercised and the warrant would then have no value.

The market price of Comdisco Ventures Stock may fluctuate or decline due to an inability to predict future earnings and substantial variation in earnings from quarter-to-quarter and year-to-year

      A substantial portion of Comdisco Ventures' income comes from the sale of the equity interests that it holds in its customers. Profits are recognized upon those sales.

      The sales of these equity interests are dependent on the sale, merger, or initial public offering of the customer as well as the sales price of the equity interest. Comdisco Ventures has no control over the sale, merger, initial public offering or market price of its customers. Moreover, whether or not a sale, merger or initial public offering takes place depends on both general market conditions as well as the success of Comdisco Ventures' customers. Adverse market conditions may prevent or deter sales, mergers and initial public offerings from taking place. These factors, when combined with Comdisco Ventures' practice of disposing of equity interests in an orderly way as soon as reasonably and legally possible, mean that income and profits from the sale of equity interests can and will vary substantially from quarter-to-quarter and year-to-year. This will make it difficult or impossible to project future performance based on past results.

      Fluctuations in earnings and uncertainty about future earnings may result in a lower and more volatile price for Comdisco Ventures Stock than would be achieved with predictable, steadily growing earnings.

If Comdisco Ventures is unable to maintain its relationships with the venture capital community its ability to identify and evaluate financing opportunities would be impaired

      Comdisco Ventures has established working relationships with twenty to thirty venture capital firms. These venture capital firms serve as referral sources utilized by Comdisco Ventures to broaden its customer base. There can be no assurance that these relationships can be maintained or sustained. To the extent that Comdisco Ventures is unable to maintain these relationships, its ability to identify potential customers may be substantially impaired.

Comdisco Ventures has no reliable performance history with its venture debt and direct equity financing products. We cannot assure you that those products will continue to be accepted by venture capital-backed companies as an attractive source of capital or that they will continue to provide acceptable returns on capital to Comdisco Ventures.

      While Comdisco Ventures has provided venture debt and direct equity financing products since 1995, Comdisco Ventures has extended over $926 million in venture debt and direct equity financing since January, 1999, which constitutes 39% of its total financing commitments since inception. We cannot assure you that this growth will continue. Furthermore, there has not been a long enough period of time in which to assess the potential loss history of these products. Finally, Comdisco Ventures cannot predict how a change in recent favorable economic conditions would affect the market for, or performance of, these financing products.

The growth of early-stage companies and investment in these companies could be slowed significantly, which could materially affect Comdisco Ventures' business

      The current economic environment has been sustained over a number of years and is currently the longest continuous period of economic growth in the last thirty years. This environment has encouraged entrepreneurs to conceive, develop and bring to market new products and services, especially in high-technology industries. Comdisco Ventures targets those early-stage companies that have been able to attract venture capital financing to their businesses. Any adverse change in the current economic environment could materially reduce the rate at which new companies are developed and financed by venture capitalists, and this reduction could have a material adverse effect on Comdisco Ventures.

      Many of the companies to which Comdisco Ventures provides financing are dependent on third parties for liquidity. Venture capitalists have been able to raise significant funds for investment in Internet-related, communications and other high-technology companies. Additionally, a number of public companies have funds available for investments in these industries as part of their strategic plans. Any significant change in the availability of these funds would have a material impact on Comdisco Ventures' customer base, and, potentially, Comdisco Ventures' ability to collect on its venture leases and venture debt, as well as the fair market value of its equity holdings.

If Comdisco Ventures cannot raise additional capital on acceptable terms from alternative funding sources, it may not be able to grow its business

      Historically, Comdisco Ventures has funded its financings out of cash flow from operations and by borrowing funds from Comdisco. To take advantage of the current increased market and demand for its venture financing products, Comdisco Ventures must substantially increase its funding levels. To do so, it intends to identify and raise alternative sources of funds with acceptable economic terms, such as the formation of limited partnership funds. If Comdisco Ventures cannot do so, its business would be limited to whatever growth could be funded by cash flow, additional sales of Comdisco Ventures Stock to the public or borrowings from Comdisco, which is not under any current obligation to provide those borrowings. If Comdisco Ventures is unable to expand its funding sources, its growth may be limited. See "Business of Comdisco Ventures--Comdisco Ventures Strategy-- Expanding Comdisco Ventures' funding sources," beginning on page 54.

      Any adverse changes in the current favorable economic environment may impact potential investors in any alternative funding source Comdisco Ventures may use, and this in turn, may have a material impact on Comdisco Ventures' liquidity and access to funds.

Conflicts between Comdisco Ventures and any alternative funding source it establishes over the allocation of shared resources and financing decisions with respect to customers could adversely affect Comdisco Ventures' ability to provide its products and maintain its relationships with its customers

      Comdisco Ventures intends, depending on market conditions, to expand its funding sources by establishing limited partnership funds and raising capital from sources in addition to Comdisco. As Comdisco Ventures establishes these funds, we anticipate that

     . senior management of Comdisco Ventures would be involved in the management of these funds; and

     . Comdisco Ventures would provide these funds with support and other administrative services using Comdisco Ventures' employees and resources.

      Conflicts may occur between Comdisco Ventures and these funds over the allocation of management time, support and administrative resources. Additionally, Comdisco Ventures and any fund it establishes may be both asked to provide financing products to the same customer. Financing decisions for Comdisco Ventures and its funds likely will be made by the same persons. However, decisions with respect to different financing products are made on different criteria. For example, a decision to provide a customer venture lease financing by Comdisco Ventures will involve a different financial and credit analysis than a decision to provide the same customer direct equity financing by a fund. A decision by Comdisco Ventures or a fund not to provide financing to a customer could adversely affect the other's relationship with that customer. In some circumstances, financing could also be provided to a "joint" customer of Comdisco Ventures or a fund where it would not have been provided if that joint relationship did not exist. If Comdisco Ventures and a fund both provide financing products to the same customer, actions taken by one of them with respect to the customer could adversely affect the other's ability to collect amounts due from the customer or otherwise adversely affect the other's relationship with the customer.

The availability of capital to start-up companies from numerous and diverse sources could adversely impact Comdisco Ventures' financial performance

      In the current financing marketplace, venture capital firms, venture-oriented banks and other asset-based lenders, leasing companies and other capital providers are all available to provide capital to start-up companies. Many of these financing sources have greater financial and management resources, brand name recognition or industry contacts than Comdisco Ventures. Also, the barriers to entry for companies wishing to provide capital and other resources to entrepreneurs and their emerging technology companies are minimal. More recently, both private and public companies with business models based on providing capital to Internet-based, communications and other high-technology companies have emerged as another source of capital for start-up companies. In order to continue to compete effectively, Comdisco Ventures may be required to provide financing under terms which would result in lower returns than it has historically obtained.

Comdisco Ventures depends on the relationships established with venture capitalists by certain important employees, and the loss of any of these employees may harm Comdisco Ventures' business

      The familiarity of senior management with the venture capital industry and the relationships they have established with venture capital firms makes them important to Comdisco Ventures' future business prospects. The loss of the services of Comdisco Ventures' senior management could affect these relationships and may harm its business.

Comdisco Ventures' growth places strains on its managerial, operational and financial resources

      Of the over $2 billion of financing commitments provided by Comdisco Ventures since 1987, over $1 billion of the venture lease, venture debt and equity financing commitments have been made since January 1, 1999. Comdisco Ventures' rapid growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Furthermore, if we are successful in expanding Comdisco Ventures' funding sources through the organization and participation in limited partnership funds and other entities, it is anticipated that those entities would utilize Comdisco Ventures' managerial and operational resources. Further growth of Comdisco Ventures will increase this strain on Comdisco Ventures' managerial, operational and financial resources, which could inhibit Comdisco Ventures' ability to implement its business plan. Comdisco Ventures' continued success will depend on its ability to attract, train, retain and motivate high-quality personnel, especially for its management team. The demand for these kinds of persons in a growing venture capital market is high, and Comdisco Ventures cannot assure you that it will be able to obtain and retain the necessary personnel to meet its needs.

If Comdisco Ventures' management fails to identify properly and to select financing opportunities appropriately, it will adversely affect the business of Comdisco Ventures

      Identifying and participating in attractive financing opportunities is difficult. Comdisco Ventures' success depends on the ability of its management to identify desirable businesses, to propose financings and to successfully negotiate the terms of those financings. Management will have sole and absolute discretion in identifying and selecting these companies. There is generally no publicly available information about potential financing customers, and Comdisco Ventures must rely on the diligence of its employees and business contacts to obtain information in connection with Comdisco Ventures' financing decisions. You will not be able to evaluate the merits of providing financing to any particular company before Comdisco Ventures provides financing.

If collateral for Comdisco Ventures' venture leases and venture debt is inadequate or unavailable to Comdisco Ventures if a customer defaults, Comdisco Ventures may lose the economic benefits of its financing to that customer

      Comdisco Ventures' venture leases and venture debt are typically secured by a lien on the underlying equipment or the customer's assets. This collateral may not be of adequate value to protect Comdisco Ventures in the event of a customer's default, either as a result of the depreciating value of that collateral over the life of the venture lease or venture debt or, in the case of some venture leases, because the value of the venture lease includes items in addition to the equipment collateral (e.g., software) for which no security is provided. Additionally, more of Comdisco Ventures' venture debt financings are being made on a basis subordinated to the customer's senior creditors or on an unsecured basis. In those cases, Comdisco Ventures' right to liquidate the collateral in the event of a default by a customer will be subject to the superior rights of the customer's senior creditors. There can be no assurance that the collateral for a venture lease or for venture debt will be available to satisfy a customer's obligations to Comdisco Ventures or, if available, will be sufficient to satisfy those obligations. See "Business of Comdisco Ventures--Comdisco Ventures' Products," beginning on page 55 for a description of these products.

Comdisco may incur significant costs to avoid investment company status and Comdisco Ventures may suffer adverse consequences if Comdisco is deemed an investment company

      Investment positions we hold through Comdisco Ventures may be considered "investment securities" under the Investment Company Act of 1940. Generally, any company that owns investment securities with a value exceeding 40% of its total assets (excluding cash items and government securities) is an "investment company" subject to registration under, and compliance with, the 1940 Act unless a particular exemption or safe harbor applies. While the current value of investment securities held by Comdisco is less than 15% of Comdisco's total assets, if the dramatic and broad-based appreciation in the market values of Internet-related businesses continues, it is possible that at some point in the future, the value of the investment securities Comdisco holds through Comdisco Ventures and otherwise may exceed the 40% threshold. The 1940 Act, however, provides a company that has a bona fide intent to be primarily engaged in a business other than that of investing or trading in securities with one year to reduce the value of its investment securities assets to a level below 40%. If we are ever required to reduce the value of investment securities we hold we may accomplish this by selling investment securities or increasing our other assets. As a result, we may be obligated to dispose of assets sooner than we otherwise would at prices which could be lower than they otherwise might be. We will also incur tax liabilities in connection with any asset dispositions. In addition, we may be forced to forego an opportunity to purchase an investment security that would be important to our core operating strategy. Accordingly, the investment security dispositions and asset purchases may harm our business and results of operations.

      Regardless of the 40% test, we could also be deemed an investment company if we were judged to be, or hold ourselves out as, being primarily engaged in the business of investing in, reinvestment in, or trading in securities.

      If Comdisco were deemed to be in violation of the 1940 Act, we would be prohibited from engaging in business or selling our securities and could be subject to civil and criminal actions for doing so. Therefore, classification as an investment company would harm our business and results of operations.

Risks Relating to Ownership of Comdisco Ventures Stock

Holders of Comdisco Ventures Stock will be common stockholders of Comdisco and will not have any legal rights relating to specific assets of Comdisco Ventures

      Comdisco Ventures will not be a separate legal entity but rather will be a part of Comdisco. Accordingly, holders of Comdisco Ventures Stock will be common stockholders of Comdisco. As a result, stockholders will continue to be subject to all of the risks of an investment in Comdisco and all of our businesses, assets and liabilities, including those of Comdisco Group. The issuance of Comdisco Ventures Stock, and the allocation of assets and liabilities and stockholders' equity between Comdisco Group and Comdisco Ventures will not result in a distribution or spin-off to stockholders of any of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries, and will not affect the rights of the holders of any debt of Comdisco or its subsidiaries. The assets we attribute to Comdisco Ventures will be subject to the liabilities of Comdisco Group, whether those liabilities arise from lawsuits, contracts or indebtedness that we attribute to Comdisco Group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we would be required to satisfy those liabilities with assets we have attributed to another group. Furthermore, holders of Comdisco Ventures Stock will only have the rights specified in our restated charter, and will not have any legal rights related to specific assets of any specific group.

The financial performance of Comdisco Group could adversely affect the financial condition of Comdisco Ventures

      The financial performance of Comdisco Group will affect Comdisco's consolidated results of operations and financial condition and could affect the results of operations or financial condition of Comdisco Ventures and the market price of Comdisco Ventures Stock. Cash flow from operations, including the cash flow from either group, is expected to be used for debt service obligations of Comdisco. In addition, net losses of either group and dividends and distributions on, or repurchases of, any series of common stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds we can pay on each series of common stock under Delaware law. For these reasons, you should read Comdisco's consolidated financial information in addition to the financial information we provide for each group.

Limits exist on the voting rights and power of Comdisco Ventures Stock and, as a result, the holders of Comdisco Stock will be able to control majority votes

      Holders of Comdisco Ventures Stock will vote together with holders of Comdisco Stock as a single class, except in limited circumstances required by Delaware General Corporation Law or New York Stock Exchange or Nasdaq Stock Market rules. In addition to the approval of the holders of a majority of the voting power of all shares of all classes of Comdisco common stocks voting together as a single class, the approval of a majority of the outstanding shares of Comdisco Stock and Comdisco Ventures Stock, each voting as a separate class, would be required under Delaware law only to approve any amendment to our restated charter that

     .  would change the par value of the shares of the series, or

     . alter or change the powers, preferences or special rights of the shares in a manner adverse to the holders of those shares of common stock.

      In addition, the aggregate voting power of all of the outstanding shares of Comdisco Ventures Stock is limited to 35% of the total voting power of all of the outstanding shares of all series of Comdisco common stock. Consequently, the aggregate voting power of all of the outstanding shares of Comdisco Ventures Stock will never represent a majority of the outstanding voting power of all of the outstanding shares of all series of Comdisco common stock. Thus, if matters come before the stockholders of Comdisco which require a majority vote, the holders of Comdisco Stock, if they vote in a similar manner, will be able to control the vote. These matters may include mergers or other extraordinary transactions. In addition, the issuance or repurchase of shares of either series of common stock could cause changes in the relative voting power of the groups, subject to the 35% limitation on the voting power of the Comdisco Ventures Stock described above. The effect of this 35% limitation is likely to be more significant if additional shares of Comdisco Ventures Stock are issued as part of the disposition of Comdisco Group's retained interest in Comdisco Ventures.

Our right to convert Comdisco Ventures Stock into Comdisco Stock at any time without stockholder approval may prevent the holders of Comdisco Ventures Stock from retaining an investment in a tracking stock under circumstances in which they would wish to retain their investment

      At any time, the board of directors, without stockholder approval but subject to the fiduciary duties owed by the board to all Comdisco Stockholders, could choose to convert shares of Comdisco Ventures Stock into shares of Comdisco Stock, including a conversion at a time when either or both series of our common stock may be considered to be overvalued or undervalued. Any conversion would preclude holders of Comdisco Ventures Stock from retaining their investment in a security that is intended to reflect the separate performance of Comdisco Ventures. It could also give holders of shares of Comdisco Ventures Stock a lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of Comdisco Ventures.

Our board of directors may resolve issues involving both Comdisco Group and Comdisco Ventures in a manner that adversely affects holders of Comdisco Ventures Stock

      Our board of directors has adopted policies governing the relationship between Comdisco Ventures and Comdisco Group. For a more comprehensive description of these policies, see "Relationship Between Comdisco Ventures and Comdisco Group," beginning on page 92. We cannot assure you that the policies determined by our board of directors are as favorable to the holders of Comdisco Ventures Stock as policies that could be set by Comdisco Ventures if it were a separate company. Our board of directors will make operational and financial decisions concerning Comdisco Ventures and implement these policies in a manner that may affect the interests of the holders of Comdisco Ventures Stock in a manner differently than if Comdisco Ventures were a separate company. These decisions could include:

     . the amount of the proceeds of sales or the costs of repurchases of Comdisco Ventures Stock to allocate to the equity of Comdisco Ventures, if any;

     . the amount of consideration received in connection with a merger involving Comdisco to allocate to holders of Comdisco Ventures Stock;

     .  the conversion of Comdisco Ventures Stock;

     .  the allocation of available cash to Comdisco Ventures;

     .  the allocation of management resources to Comdisco Ventures; and

     .  the allocation of costs and expenses to Comdisco Ventures.

      Our board of directors will be required to make any decision relating to these matters in the good faith business judgement that the decision is in the best interests of Comdisco and all of our stockholders as a whole. Although it has no present intention to do so, the board of directors also may, in the exercise of its business judgment in accordance with the directors' fiduciary duties to Comdisco and our stockholders, modify, rescind or add to any of these policies without stockholder approval. A decision to modify or rescind these policies, or adopt additional policies, could adversely affect the holders of Comdisco Ventures Stock.

Principles of Delaware law may protect decisions of our board of directors that have a disparate impact upon holders of Comdisco Ventures Stock

      Delaware law provides that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to the holders of any particular class or series of stock. Recent cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks may be judged under the "business judgment rule." Under these principles of Delaware law and the "business judgment rule," you may not be able to challenge board of directors' decisions that have a disparate impact upon holders of Comdisco Ventures Stock, if the board of directors is adequately informed with respect to those decisions and acts in good faith and in the honest belief that it is acting in the best interest of our stockholders and does not have a conflict of interest.

Holders of Comdisco Ventures Stock have no right to vote on how to allocate consideration received in connection with a merger of Comdisco

      Our restated charter does not contain any provisions governing how consideration received in connection with a merger or consolidation involving Comdisco is to be allocated among the holders of Comdisco Ventures Stock and Comdisco Stock. None of the holders of Comdisco Ventures Stock or Comdisco Stock will have a separate class vote in any merger or consolidation so long as we divide the type and amount of consideration among these holders in a manner we determine, in our sole discretion, to be fair. As a result, depending on our allocation decision, the consideration to be received by holders of Comdisco Ventures Stock in these mergers or consolidations may be materially less valuable than the consideration they would have received if Comdisco Ventures had been sold separately or if a separate class vote on the merger or consolidation occurred.

We may dispose of assets of Comdisco Ventures without your approval

      Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Comdisco. Any disposition requiring stockholder approval would require a vote of all Comdisco stockholders voting as a single class. As long as the assets attributed to Comdisco Ventures represent less than substantially all of our assets, we may approve sales and other dispositions of any amount of the assets of Comdisco Ventures without stockholder approval. Under these circumstances, our board of directors would determine the fair value of all assets, except for cash and unrestricted publicly traded securities. Any fair value determination by the board of directors would be subject to the fiduciary duties owed by the board to all Comdisco stockholders. If we dispose of all or substantially all of the assets attributed to Comdisco Ventures, we would be required, if the disposition is not an exempt disposition under the terms of our restated charter, to choose one of the following three alternatives:

     .  declare and pay a dividend to holders of Comdisco Ventures Stock;

     .  redeem the outstanding shares of Comdisco Ventures Stock; or

     . convert shares of Comdisco Ventures Stock into outstanding shares of Comdisco Stock.

      Holders of Comdisco Ventures Stock may receive less value for their shares than the value that a third-party buyer might pay for all or substantially all of the assets attributed to Comdisco Ventures. The board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of Comdisco Ventures Stock.

      If we dispose of less than substantially all of the assets of Comdisco Ventures, we currently intend to allocate the proceeds we receive to Comdisco Ventures. However, consistent with the management and allocation policies described beginning on page 93, our board of directors, in its discretion, would have the right to allocate those proceeds in a different manner, subject to the fiduciary duties owed by the board to all Comdisco stockholders.

Corporate-level income taxes may be incurred on a sale of Comdisco Ventures' assets that would not be incurred if Comdisco Ventures were a separate corporation

      Comdisco may incur a tax liability upon a sale of the assets of Comdisco Ventures, which would be allocated to Comdisco Ventures and reduce the amount available for distribution to the holders of Comdisco Ventures Stock. By contrast, if Comdisco Ventures were a separate corporation whose stock was held directly by those holders, they could sell their stock directly to the buyer, in which case no corporate-level tax would be incurred. Consequently, the holders of Comdisco Ventures Stock could receive less upon a disposition of Comdisco Ventures than they would if they held stock of a separate corporation.

We do not intend to pay dividends on Comdisco Ventures Stock, and even if we decide to do so, are not required to pay dividends equally on Comdisco Ventures Stock and Comdisco Stock

      We do not intend to pay cash dividends in the foreseeable future on Comdisco Ventures Stock. Under our restated charter, however, if our board of directors decides to pay dividends on Comdisco Ventures Stock, we are not required to pay dividends on that stock in amounts equal to any dividends we pay on Comdisco Stock or any other authorized series of common stock. This decision would not necessarily have to reflect:

     .  the financial performance of any group;

     . the amount of assets available for dividends on any series of common stock; or

     . the amount of prior dividends declared on any series of common stock.

Because Comdisco Ventures Stock is a series of common stock of Comdisco, and because Comdisco Ventures is a part of Comdisco and not an independent entity, a person intent on acquiring control of Comdisco Ventures must acquire control of Comdisco as a whole and thus may be deterred from an acquisition of Comdisco Ventures

      If Comdisco Ventures were a separate company, any person interested in acquiring it without negotiating with management could seek control of Comdisco Ventures by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend Comdisco Ventures Stock to reflect the separate performance of Comdisco Ventures, a person interested in acquiring Comdisco Ventures without negotiation with Comdisco's management could obtain control of Comdisco Ventures only by obtaining control of the outstanding voting stock of Comdisco.

      Comdisco's tracking stock structure could make it more costly for a potential acquiror to obtain control of Comdisco, and in turn Comdisco Ventures. As a result, the tracking stock structure could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Comdisco by delaying or preventing that change in control.

      In addition, some of the provisions of our restated charter, bylaws, and Delaware law may inhibit changes of control not approved by the board of directors. For additional anti-takeover constraints, see "Description of Comdisco Capital Stock--Anti-Takeover Considerations," on page 91.

The market price of Comdisco Ventures Stock could decline if we issue more Comdisco Ventures Stock

      In addition to any distribution of Comdisco Ventures Stock representing Comdisco Group's retained interest in Comdisco Ventures, our board of directors may issue additional Comdisco Ventures Stock to, among other things:

     .  raise capital for Comdisco Ventures;

     .  pay stock dividends or provide for stock splits;

     .  acquire companies or businesses; or

     .  provide compensation or benefits to employees.

      Under Delaware law, the board of directors would not need your approval for these issuances. We do not intend to seek your approval for any of these issuances unless NYSE or Nasdaq Stock Market regulations or other applicable law require approval, or the board of directors deems it advisable. These issuances could cause the market price of Comdisco Ventures Stock to decline as more stock becomes available.

The IRS could assert that an exchange of Comdisco Ventures Stock is taxable to you or us

      There are no court decisions or other authorities that control the tax treatment of tracking stock such as Comdisco Ventures Stock. In addition, the IRS has announced that it will not issue rulings on the characterization of stock with characteristics similar to Comdisco Ventures Stock. It is possible, therefore, that the IRS could successfully assert that the sale of Comdisco Ventures Stock by Comdisco is taxable to Comdisco, or that any subsequent conversion of Comdisco Ventures Stock into Comdisco Stock could be taxable to you or Comdisco. See "Material U.S. Federal Income Tax Considerations," beginning on page 99.

A recent Clinton Administration proposal, if enacted, could result in taxation on issuances of tracking stock

      In February 2000, the Clinton Administration proposed legislation that would tax stockholders on the receipt of tracking stock as a distribution on or in exchange for their existing stock, and grant the IRS authority to treat tracking stock as nonstock or stock of another entity. While this proposal, if enacted, would not directly apply to Comdisco Ventures Stock sold pursuant to this offering prior to the date of enactment, it could impede Comdisco's ability to distribute or sell Comdisco Ventures Stock after it is enacted. The enactment of the Clinton Administration proposal could be a "Tax Event" that would entitle Comdisco to convert each outstanding share of Comdisco Ventures Stock into a number of shares of Comdisco Stock equal to 110% of the ratio of the average market values of Comdisco Ventures Stock and the Comdisco Stock over a specified trading period prior to such conversion. See "Material U.S. Federal Income Tax Considerations," beginning on page 99, and "Description of Comdisco Capital Stock--Description of Comdisco Ventures Stock," beginning on page 74.

The market price of Comdisco Ventures Stock may fluctuate widely, and this volatility could cause Comdisco Ventures Stock to trade at a price below the initial public offering price

      We will determine the initial public offering price for Comdisco Ventures Stock through negotiations with the underwriters and that price may not be indicative of the market price that will prevail after this offering. For a description of the factors that will be taken into account to determine the offering price, please see "Underwriting," on page 102. We believe the following factors could cause the market price of Comdisco Ventures Stock to fluctuate widely and could possibly cause Comdisco Ventures Stock to trade at a price below the initial public offering price:

     .  announcements of financing transactions by us or our competitors;

     . announcements of new services, products, technological innovations, acquisitions or strategic relationships by our customers;

     . trends or conditions in the Internet-related, communications and other high-technology industries;

     . changes in valuation estimates by securities analysts and in analysts' recommendations;

     .  failure to meet or exceed expectations of analysts or investors;

     . changes in the stock prices of our customers that are publicly traded;

     . changes in market valuations of other capital and service providers for Internet-related, communications and other high-technology companies;

     .  changes in interest rates;

     .  changes in the public equity markets for initial public offerings;
        and

     .  general political, economic and market conditions.

      Many of these factors are beyond our control. These factors may decrease the market price of Comdisco Ventures Stock regardless of the operating performance of Comdisco Ventures.

The complex nature of Comdisco's tracking stock structure may be confusing to investors and, consequently, the market may not accurately reflect the economic performance of Comdisco Ventures and, therefore, the trading price of Comdisco Ventures Stock may be adversely affected

      Tracking stock structures are relatively new and tracking stocks have a limited trading history. Further, the number of tracking stocks currently trading is relatively small, especially in relation to the number and volume of traditional classes of common stock. The market and/or the investment community in general may be confused by the complex nature of tracking stocks and the relative lack of information about their performance. This lack of understanding and information may cause the market to inaccurately value the economic performance of Comdisco Ventures and the trading price of Comdisco Ventures Stock may be adversely affected.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      Statements in this prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest or other costs and income, in each case, relating to Comdisco, Comdisco Group and Comdisco Ventures, wherever they occur in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation, those factors set forth under "Risk Factors," beginning on page 13 in this prospectus.

      The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and throughout other documents incorporated in this prospectus by reference, including, but not limited to, Comdisco's 1999 Annual Report on Form 10-K, as amended by Form 10-K/A, and Comdisco's Form 10-Q for the quarter ended March 31, 2000. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing in which the statement appears, unless otherwise specified. Comdisco undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect the occurrence of unanticipated events. Moreover, in the future, Comdisco and its officers may make forward-looking statements about the matters described in the prospectus or other matters concerning Comdisco, Comdisco Ventures or Comdisco Group.

                                USE OF PROCEEDS

      The net proceeds from this offering, estimated to be $
after deducting underwriting discounts and commissions and estimated offering
expenses of approximately $         , will be used by Comdisco Ventures to
repay $        of inter-group loans to Comdisco Group. Comdisco Ventures has been using these inter-group loans, together with cash flow from operations, to fund its venture financing activities. As of March 31, 2000, this indebtedness was approximately $847 million, bearing an interest rate of approximately 7 1/2% per annum. Comdisco Group in turn will use the funds it receives from the repayment of those inter-group loans by Comdisco Ventures for general corporate purposes including paying down short-term debt.

                                DIVIDEND POLICY

      We do not expect to pay any dividends for the foreseeable future on Comdisco Ventures Stock. However, should we decide to pay dividends on Comdisco Ventures Stock, we may do so (and transfer corresponding amounts to Comdisco Group in respect of its retained interest in Comdisco Ventures) out of the assets of Comdisco legally available for the payment of dividends under Delaware law. The limit on any dividends we desire to pay will generally be that amount that would be legally available for the payment of dividends under Delaware law if Comdisco Ventures was a single, separate Delaware corporation. We call this the "available dividend amount" for Comdisco Ventures in this prospectus.

      We expect that a decision to pay dividends on Comdisco Ventures would be based primarily upon Comdisco Ventures' financial condition, results of operations, regulatory and business capital requirements, any restrictions contained in financing or other agreements binding upon Comdisco Ventures or us and other factors that our board of directors deems relevant.

                                 CAPITALIZATION

Comdisco, Inc.

      The following table sets forth the total capitalization of Comdisco, Inc.
at March 31, 2000 and as adjusted to reflect (1) the sale of             newly-
issued shares of Comdisco Ventures Stock pursuant to this offering and (2) the re-classification of the existing common stock of Comdisco into Comdisco Stock. This table should be read in conjunction with the consolidated financial statements of Comdisco and related notes appearing elsewhere in this prospectus, and in Comdisco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 that are incorporated by reference into this prospectus.

                                                              March 31, 2000
                                                            -------------------
                                                            Actual  As Adjusted
                                                            ------  -----------
                                                              (in millions,
                                                              except for per
                                                               share data)
   Interest bearing liabilities
     Notes payable and term notes.......................... $1,707
     Senior notes..........................................  3,683
     Other.................................................    512
   Preferred stock, $.10 par value; authorized 100,000,000
    shares; issued 0 shares................................    --
   Comdisco Stock, $.10 par value; authorized 750,000,000
    shares; issued 224,116,824 shares......................     22
   Comdisco Ventures Stock, $.10 per value per share;
    authorized 750,000,000 shares; issued      shares; and
           notional shares in respect of Comdisco Group's
    retained interest (1)..................................    --
   Additional paid-in capital..............................    361
   Accumulated other comprehensive income..................    189
   Retained earnings.......................................  1,210
                                                            ------    ------
                                                             1,782
   Common stock held in treasury, at cost..................   (509)
                                                            ------    ------
     Total stockholders' equity............................  1,273
                                                            ------    ------
       Total capitalization................................ $7,175
                                                            ======    ======

--------

      (1) The number of shares of Comdisco Ventures stock outstanding excludes 15,000,000 shares of Comdisco Ventures Stock that have been reserved for issuance under the Management Incentive Plan. As of May 26, 2000, options for 13,725,000 shares had been granted.

Comdisco Ventures

      The following table sets forth as of March 31, 2000 the total capitalization of Comdisco Ventures as adjusted to give effect to the issuance
of                newly-issued shares of Comdisco Ventures Stock and the use of proceeds from this offering as described above in "Use of Proceeds." This table should be read in conjunction with the historical financial information we include elsewhere in this prospectus, and assumes no exercise of the underwriters' options to purchase additional shares that are described under "Underwriting," beginning on page 102.

                                                              March 31, 2000
                                                          ----------------------
                                                            Actual   As Adjusted
                                                          ---------- -----------
                                                              (in thousands)
   Inter-group payable..................................  $  846,613  $
   Division net worth...................................     433,179
                                                          ----------  --------
     Total capitalization...............................  $1,279,792  $
                                                          ==========  ========

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                   RESULTS OF OPERATIONS OF COMDISCO VENTURES

Forward Looking Statements

      Comdisco intends that the forward-looking statements herein be subject to the safe harbors created pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases "looking ahead," "we are confident," "should be," "will be," "predicted," "believe," "expect" and "anticipate" and similar expressions identify forward-looking statements. These forward-looking statements reflect Comdisco's current views with respect to future events and financial performance, but are subject to many uncertainties and factors relating to Comdisco's operations and business environment which may cause Comdisco's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Examples of such uncertainties include, but are not limited to, those risk factors set forth generally throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations and specifically under "--Risk Factors That May Affect Future Results" beginning on page 48 of this prospectus, as well as "Risk Factors" beginning on page 13 of this prospectus, and should be read in conjunction with Comdisco's 1999 Annual Report on Form 10-K, as amended by Form 10-K/A, under "Business--Forward-Looking Information," and Comdisco's Form 10-Q for the quarter ended March 31, 2000, under "Risk Factors," as filed with the Securities and Exchange Commission.

Overview

      This discussion should be read along with the Comdisco Ventures' financial statements included in this prospectus. Historical results and percentage relationships may not necessarily be indicative of operating results for any future periods. The financial statements of Comdisco Ventures include the balance sheets, statements of earnings and division net worth, and cash flows of our venture financing business.

      Comdisco Ventures' financial statements and Comdisco Group's financial statements comprise all of the accounts included in the consolidated financial statements of Comdisco. The separate business financial statements give effect to all allocation and related party transaction policies as adopted by the board of directors of Comdisco. These policies are described in the Notes to Financial Statements of Comdisco Ventures beginning on page F-7 in this prospectus. Comdisco Ventures' financial statements have been prepared in a manner which management believes is reasonable and appropriate. These financial statements include the financial position, results of operations and cash flows of Comdisco Ventures, presented to give effect to the accounting principles applicable to Comdisco's tracking stock capital structure.

      So long as Comdisco Ventures Stock is outstanding, management will provide to the holders of Comdisco Ventures Stock separate financial statements, financial reviews, descriptions of the business, and other relevant financial information for Comdisco Ventures and Comdisco Group as well as consolidated financial information for Comdisco. Notwithstanding the allocation of assets and liabilities, including contingent liabilities, between Comdisco Ventures and Comdisco Group for the purposes of preparing their respective financial statements, this allocation and the change to a tracking stock capital structure by Comdisco will not result in the distribution or spin-off to stockholders of any of Comdisco's assets and liabilities and will not affect ownership of its assets or responsibility for its liabilities or those of its subsidiaries. Holders of Comdisco Ventures Stock are common stockholders of Comdisco. The assets attributed to one business will be subject to the liabilities of the other business, even if these liabilities arise from lawsuits, contracts or indebtedness that are attributed to the other business. If Comdisco is unable to satisfy one business's liabilities out of the assets attributed to it, Comdisco would be required to satisfy those liabilities with assets Comdisco has attributed to the other business. Furthermore, holders of Comdisco Ventures Stock and Comdisco Stock will have no legal rights related to specific assets of either business and in any liquidation will receive a fixed share of the net assets of Comdisco, which may not reflect the actual trading prices, if any, of the respective businesses at such time.

      While Comdisco's board and management has the discretion to re-allocate assets, liabilities, revenues, expenses and cash flows allocated to Comdisco Ventures, any such re-allocations are intended to be made in the context of the allocation and management policies governing the relationship between the Comdisco groups adopted by the board and subject to the fiduciary duties owed by Comdisco's board and management to all Comdisco stockholders.

      Financial effects from one business that affect Comdisco's consolidated results of operations or financial condition could affect the results of operations or financial condition of the other business and the market price of the stock relating to the other business. In addition, net losses of either business and dividends and distributions on, or repurchases of, either series of common stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds we can pay on each class of common stock under Delaware law. Accordingly, Comdisco Ventures' financial statements should be read in conjunction with Comdisco's audited consolidated financial information contained elsewhere in this prospectus and the unaudited financial information of Comdisco, Inc., Comdisco Group and Comdisco Ventures provided in Comdisco's Form 10-Q for the quarter ended March 31, 2000, included elsewhere in or incorporated by reference into this prospectus.


      On April 20, 2000, the stockholders of Comdisco, at a special meeting, approved the authorization of a new series of Comdisco common stock, "Comdisco Ventures Stock," that is intended to track the economic performance of Comdisco Ventures. On May 4, 2000, Comdisco filed its restated charter which established Comdisco Ventures Stock as a series of common stock.

Revenue

      Currently, Comdisco Ventures' revenues are derived primarily from leasing, interest income on venture debt and the sale of public equity holdings.

     . Lease revenue: Comdisco Ventures leases almost all types of equipment from all manufacturers. These leases are "full payout" leases, or leases in which Comdisco Ventures recovers, through lease payments, all acquisition and other costs incurred with respect to the lease plus an acceptable rate of return. Generally, "full payout" leases would be accounted for as financings, similar to an installment purchase. However, Comdisco Ventures records these transactions as operating leases in accordance with FAS 13, "Accounting for Leases," which requires operating lease accounting where the collectability of the lease payments is not assured. Under FAS 13, operating leased assets consist of the equipment cost, less the amount depreciated to date, revenue consists of the contractual lease payments recognized on a straight-line basis, and depreciation expense is recognized on a straight-line basis over the lease term to Comdisco Ventures' estimate of the equipment's fair market value at lease termination. As part of the lease transaction, Comdisco Ventures receives warrants to purchase an equity interest in the borrower at a stated exercise price based on the price paid by venture capitalists.

     . Interest income: Venture debt is generally structured as an equipment loan or a subordinated loan. The debt bears fixed interest rates with coupons currently ranging from 8.0% to 13.0% per annum, although the effective rate may be greater. In addition, fees typically ranging from 0.75% to 1.5% of the principal amount of the loan commitment may be paid at closing. As part of the transaction, Comdisco Ventures receives warrants to purchase an equity interest in its customer, or a conversion option, in each case at a stated exercise price based on the price paid by venture capitalists.

     . Sale of equity holdings: Comdisco Ventures also provides financing to its customers by purchasing convertible preferred stock or common stock. Comdisco Ventures generates capital gains when the equity is sold. In addition, Comdisco Ventures records the proceeds from the sale of warrants received in conjunction with its lease and loan transactions as income when received. Historically, Comdisco Ventures' general policy has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. In most cases, securities law restrictions on transfer and contractual lock-up provisions restrict Comdisco Ventures' ability to sell its equity position for several months after a liquidity event. Comdisco Ventures' management consults with its outside asset manager on at least a quarterly basis and has adjusted its general policy on occasion to respond to market conditions. However, Comdisco Ventures' policy with respect to disposition of its equity holdings is not intended to, and does not, assure that Comdisco Ventures will maximize its return on any particular holding. Furthermore, because the creation of a public market or an acquisition/merger (collectively referred to as a "liquidity event") is beyond Comdisco Ventures' control and is difficult, if not impossible, to predict, Comdisco Ventures' operating results are subject to significant and material quarterly fluctuations. Fluctuations in future quarters may be greater than those experienced in past quarters as a result of the growth in the number of direct equity financings made by Comdisco Ventures, market volatility for emerging growth companies and as a result of Comdisco Ventures' focus on Internet-related, communications and other high-technology companies. For those securities without a public trading market, the realizable value of Comdisco Ventures' interests may prove to be lower than the carrying value currently reflected in the financial statements.

      Comdisco Ventures also generates revenue from buy/sell activities and from selling equipment at lease termination, generally to the original lessee.

      Comdisco Ventures expects continued growth in all revenue sources in fiscal 2000. In addition, the valuation of Comdisco Ventures' warrant and equity holdings has increased significantly during the eighteen months ending March 31, 2000, primarily as a result of strong equity markets for these securities. Accordingly, Comdisco Ventures expects, based upon current stock market valuations, an increase in revenue and earnings contributions from its equity holdings in fiscal 2000. See "Risk Factors--Risks Relating to the Business of Comdisco Ventures," beginning on page 13.

Costs and Expenses

      Leasing: Costs and expenses are principally depreciation of equipment. Depreciation is recognized on a straight-line basis over the lease term to Comdisco Ventures' estimate of the equipment's fair market value at lease termination. In addition to depreciation, initial direct costs related to operating leases, primarily salespersons' commissions, are capitalized and amortized over the lease term.

      Selling, general and administrative: Comdisco Ventures' selling, general and administrative expenses consist primarily of costs relating to management compensation, personnel, customer service, finance, billing, administrative services, recruiting, insurance, legal services and depreciation expense. Comdisco has provided to Comdisco Ventures finance, billing, administrative services, insurance, budgeting, legal services and other functions through a shared services program and going forward will provide these services under a master inter-group agreement. As part of its business plan, Comdisco Ventures has hired and expects to continue to hire additional employees. As a result, Comdisco Ventures expects these expenses to increase as the number of employees increases. In addition, since management compensation is based upon pretax earnings of Comdisco Ventures, compensation expenses are expected to increase in fiscal 2000, primarily as a result of higher earnings contributions from the sale of equity holdings.

      Interest: Comdisco Ventures funds its business with cash flow from operations and with inter-group loans from Comdisco. See "--Liquidity and Capital Resources," on page 34. Interest on inter-group loans is computed monthly based on the average inter-group balance.

      Bad debt expense: Comdisco Ventures records an expense for credit losses based on management's estimate of the amounts expected to be lost on specific accounts and for losses on other as-of-yet unidentified accounts included in the venture lease and venture debt portfolio.

Results of Operations

Fiscal 1999 compared to Fiscal 1998 and Fiscal 1998 compared to Fiscal 1997

      Net earnings of approximately $42.8 million and $17.2 million in fiscal 1999 and 1998, respectively, represent increases of 150% and 13%, respectively over the prior year periods. The principal reasons for the increase in earnings during fiscal year 1999 and 1998 are the significant increase in warrant sale proceeds and capital gains, increased interest income on notes, and increased revenues from leasing.

      Total revenue of approximately $228.5 million and $114.3 million in fiscal 1999 and 1998, respectively represent increases of 100% and 20%, respectively over the prior year periods. The increases were due to higher total leasing revenue and interest income on venture debt and, in fiscal 1999, an increase in the sale of equity holdings.

      Lease revenue: Total leasing revenue of $118.4 million for fiscal 1999 represented an increase of 39% compared to the prior year. Total leasing revenue of $85.1 million in fiscal 1998 represented an increase of 24% over fiscal 1997 total leasing revenue of $68.6 million.

      Leasing volume increased in both fiscal 1999 and 1998 as compared to the prior years. Lease volume in the last fiscal year was the highest annual volume in Comdisco Ventures' history. Cost of equipment placed on lease was $204.2 million in fiscal 1999 compared to cost of equipment placed on lease of $113.9 million and $77.9 million in fiscal 1998 and 1997, respectively.

      The Operating Lease Margin was $28.8 million, or 24.7% of operating lease revenue and $23.3 million, or 28.0% of operating lease revenue in fiscal 1999 and 1998, respectively. This decrease in the Operating Lease Margin in fiscal 1999 versus fiscal 1998 is due to an increase in the lease volume. Comdisco Ventures expects the Operating Lease Margin to remain at approximately 25% of operating lease revenue in fiscal 2000.

      Interest income: Interest income on venture debt was $22.6 million in fiscal 1999 compared to $6.7 million and $3.1 million in fiscal 1998 and 1997, respectively. During fiscal 1999, Comdisco Ventures funded loans totaling $323.9 million, compared to $57.2 million in fiscal 1998 and $34.3 million in fiscal 1997. See Note 3 of Notes to Financial Statements beginning on page F-9 for information concerning Comdisco Ventures' notes receivable and "Risk Factors," beginning on page 13, for a discussion of factors that may affect earnings contributions from notes receivable and Comdisco Ventures' financial condition.

      Sale of equity holdings: Warrant sale proceeds and capital gains for fiscal 1999, 1998 and 1997 were as follows:

                                                            Fiscal Year Ended
                                                              September 30,
                                                            -------------------
                                                            1999   1998   1997
                                                            -----  -----  -----
                                                              (in millions)
   Proceeds from sale of equity securities................. $10.9  $ 2.0  $ 3.9
   Less: Cost of equity securities.........................  (5.7)   (.6)   (.5)
                                                            -----  -----  -----
   Capital gains...........................................   5.2    1.4    3.4
   Warrant sale proceeds...................................  75.5   13.5   13.0
                                                            -----  -----  -----
   Total................................................... $80.7  $14.9  $16.4
                                                            =====  =====  =====

      During fiscal 1999, approximately sixty companies were acquired or merged or completed an initial public offering, compared to approximately thirty companies in fiscal 1998.

      Total costs and expenses were $157.3 million, $85.8 million and $70.1 million in fiscal 1999, 1998 and 1997, respectively. The increase in fiscal 1999 and 1998 compared to the prior years is primarily due to the growth in leasing volume and loan originations including higher interest and bad debt expense and increased leasing costs related to increased operating lease revenue.

      Selling, general and administrative expenses: Selling, general and administrative expenses totaled $18.2 million in fiscal 1999, $5.8 million in fiscal 1998, and $5.4 million in fiscal 1997. Charges for shared services from Comdisco were $3.0 million, $1.0 million and $1.0 million in fiscal 1999, 1998 and 1997. The primary reason for the increase in selling, general and administrative expenses in fiscal 1999 compared to 1998 was higher incentive compensation expenses. Management incentive compensation is based upon pretax earnings of Comdisco Ventures, which increased 150% in fiscal 1999 compared to fiscal 1998. The increase in fiscal 1998 compared to fiscal 1997 is primarily due to increased personnel costs.

      Interest: Interest expense for fiscal 1999 totaled $23.4 million in comparison to $10.8 million in fiscal 1998 and $7.7 million in fiscal 1997. The increases in fiscal 1999 and 1998 compared to the prior year is due to higher average daily borrowings resulting from the Comdisco Ventures' larger lease and venture debt portfolios. The interest rate on inter-group loans from Comdisco was 7.5% in fiscal 1999, 1998 and 1997.

      Bad debt expense: Bad debt expense for fiscal 1999 totaled $23.2 million compared to $4.8 million in fiscal 1998 and $6.3 million in fiscal 1997. The increase in fiscal 1999 compared to the prior year reflects the increase in the reserve related to increased venture lease, venture debt and direct equity financing volume.

      Income taxes: The effective income tax rate was 40% in each of fiscal 1999, 1998 and 1997. The effective income tax rate approximates the statutory rate.

Three Months Ended March 31, 2000

      Total revenue for the three months ended March 31, 2000 was $160.4 million compared to $42.0 million in the quarter ended March 31, 1999 and $141.2 million in the quarter ended December 31, 1999; this represented increases of 282% and 14%, respectively, over those prior quarterly periods.

      Net earnings for the three months ended March 31, 2000 were $37.2 million, as compared to $8.4 million for the three months ended March 31, 1999. The principal reasons for the increase in net earnings during the three months ended March 31, 2000 compared to the year earlier period are the significant increase in warrant sale proceeds and capital gains, increased interest income on notes, and increased revenues from leasing.

      Lease revenue: Total leasing revenue of $46.9 million for the quarter ended March 31, 2000 represented an increase of 74% over $27.0 million recorded for the quarter ended March 31, 1999. Total leasing revenue was $38.0 million in the first quarter of fiscal 2000. Cost of equipment placed on lease was $96.5 million during the quarter ended March 31, 2000, compared to $49.5 million and $79.2 million during the quarters ended March 31, 1999 and December 31, 1999, respectively. These increases are the result of increases in both number of customers and average lease size.

      Operating Lease Margins were $10.9 million, or 24.2%, and $5.9 million, or 22.2% of operating lease revenue, in the three months ended March 31, 2000 and 1999, respectively. The Operating Lease Margin was $9.6 million, or 25.3% in the quarter ended December 31, 1999. The decrease in the Operating Lease Margin in the current year period compared to the first quarter of fiscal 2000 is due to an increase in the quarterly lease volume. Generally, new leases written have lower margins in their initial quarter compared to future quarters.

      Interest income: Interest income on venture debt was $12.0 million in the quarter ended March 31, 2000 compared to $4.1 million and $11.8 million during the quarters ended March 31, 1999 and December 31, 1999, respectively. During the quarter ended March 31, 2000, Comdisco Ventures funded loans totaling $157.8 million, compared to $72.6 million and $128.6 million in the quarters ended March 31, 1999 and December 31, 1999, respectively.

      Sale of equity holdings: Revenue from the sale of equity holdings, that is warrant sale proceeds and capital gains, for the quarters ended March 31, 2000 and 1999 and December 31, 1999 were as follows:

                                                     Three months  Three months
                                                        ended         ended
                                                      March 31,    December 31,
                                                     ------------- ------------
                                                      2000   1999      1999
                                                     ------  ----- ------------
                                                           (in millions)
      Proceeds from sale of equity securities....... $ 57.7  $ --     $ 55.8
      Less: Cost of equity securities...............   (5.6)   --       (3.3)
                                                     ------  -----    ------
      Capital gains.................................   52.1    --       52.5
      Warrant sale proceeds.........................   46.4   10.0      36.2
                                                     ------  -----    ------
      Total......................................... $ 98.5  $10.0    $ 88.7
                                                     ======  =====    ======

      During the quarter ended March 31, 2000, Comdisco Ventures funded equity financings totaling $81.6 million, including a capital call of $50 million for Hybrid Fund, compared to $4.7 million and $36.2 million in the quarters ended March 31, 1999 and December 31, 1999, respectively.

      The increase in revenue from the sale of equity holdings in the current quarter compared to the prior periods is due to an increase in the number of companies in which Comdisco Ventures has equity holdings that have experienced liquidity events, which impacts the number of securities available for sale. Market valuations from an initial public offering can also significantly affect the revenue from the sale of equity investments. During the quarter ended March 31, 2000, approximately twenty-four companies were acquired/merged or completed an initial public offering, compared to fourteen companies in the year earlier period and thirty-five in the prior quarter.

      The valuation of Comdisco Ventures' warrant and other equity holdings has increased significantly during the twelve months ending March 31, 2000, primarily as a result of strong equity markets for these securities. Accordingly, Comdisco Ventures expects, based on current stock market valuations, an increase in revenue and earnings contributions from its equity holdings in fiscal 2000. See "Risk Factors," beginning on page 13 for a discussion of the factors that may affect proceeds from the sale of warrants and capital gains.

      Total costs and expenses for the quarter ended March 31, 2000 were $97.6 million compared to $27.9 million in the prior year period. Total costs and expenses were $80.3 million in the quarter ended December 31, 1999. The increase in total costs and expenses in the current quarter compared to the prior year's quarter and prior quarter is due to the increase in venture lease and venture debt activities, and higher selling, general and administrative expenses related to increased personnel costs and higher incentive compensation expenses.

      Selling, general and administrative: Selling, general and administrative expenses totaled $23.5 million in the quarter ended March 31, 2000 compared to $1.5 million in the quarter ended March 31, 1999 and $18.4 million in the quarter ended December 31, 1999. The principal reason for the increase in the current year quarter compared to the year earlier period and prior quarter is an increase in incentive compensation expenses as a result of higher revenue from the sale of equity holdings.

      Interest: Interest expense for the three months ended March 31, 2000 was $13.1 million compared to $4.6 million in the prior year period and $10.8 million in the quarter ended December 31, 1999. The increase in the current quarter compared to the prior year period and prior quarter is due to higher average daily inter-group borrowings resulting from the growth in Comdisco Ventures' business.

      Bad debt expense: Bad debt expense for the three months ended March 31, 2000 totaled $24.0 million compared to $0.8 million in the quarter ended March 31, 1999 and $21.8 million in the quarter ended December 31, 1999. The increase in the current quarter compared to the prior year period and prior quarter reflects the increase in the reserve related to increased venture lease, venture debt and direct equity financing volume.

      Income taxes: The effective income tax rate was 41% in the quarter ended March 31, 2000 compared to 40% in the quarter ended March 31, 1999 and 39% in the quarter ended December 31, 1999. The effective income tax rate approximates the statutory rate.

Six Months Ended March 31, 2000

      Total revenue was $301.6 million and $78.2 million for the six months ended March 31, 2000 and 1999, respectively, an increase due to the sale of equity holdings.

      Net earnings for the six months ended March 31, 2000 were $74.4 million, as compared to $14.7 million for the six months ended March 31, 1999.

      Lease revenue: Total leasing revenue of $84.9 million for the six months ended March 31, 2000 represented an increase of 62% over $52.6 million recorded in the year earlier period.

      The Operating Lease Margin was $20.5 million, or 24.7% and $12.8 million, or 24.7% of operating lease revenue, in the six months ended March 31, 2000 and 1999, respectively.

      Interest income: Interest income on venture debt was $23.7 million for the six months ended March 31, 2000 as compared to $6.4 million for the year earlier period. During the six months ended March 31, 2000 and 1999, Comdisco Ventures funded loans totaling $286.4 million and $140.0 million, respectively.

      Revenue from the sale of equity holdings, that is warrant sale proceeds and capital gains, for the six months ended March 31, 2000 and 1999 were as follows:

                                                                   Six months
                                                                      ended
                                                                    March 31,
                                                                  -------------
                                                                   2000   1999
                                                                  ------  -----
                                                                      (in
                                                                   millions)
      Proceeds from sale of equity securities.................... $113.5  $ --
      Less: Cost of equity securities............................   (8.9)   --
                                                                  ------  -----
      Capital gains..............................................  104.6    --
      Warrant sale proceeds......................................   82.6   17.0
                                                                  ------  -----
      Total...................................................... $187.2  $17.0
                                                                  ======  =====

      During the six months ended March 31, 2000 and 1999, Comdisco Ventures funded equity financings totaling $117.8 million, including a capital call of $50 million for Hybrid Fund, and $8.3 million, respectively.

      The increase in revenue from the sale of equity holdings in the current period compared to the prior year period is due to an increase in the number of companies in which Comdisco Ventures has equity holdings that have experienced liquidity events, which impacts the number of securities available for sale. Market valuations from an initial public offering can also significantly affect the revenue from the sale of equity investments. During the six months ended March 31, 2000, approximately sixty companies were acquired/merged or completed an initial public offering, compared to eighteen companies in the year earlier period.

      The valuation of Comdisco Ventures' warrant and other equity holdings has increased significantly during the last twelve months, primarily as a result of strong equity markets for these securities. Accordingly, Comdisco Ventures expects, based on current stock market valuations, an increase in revenue and earnings contributions from its equity holdings in fiscal 2000. See "Risk Factors That May Affect Future Results" beginning on page 48 for a discussion of the factors that may affect proceeds from the sale of warrants and capital gains.

      Total costs and expenses for the six months ended March 31, 2000 were $177.9 million compared to $53.8 million in the prior year period. The increase in total costs and expenses reflects the growth in business activities.

      Selling, general and administrative expense: Selling, general and administrative expenses totaled $41.9 million during the first six months of fiscal 2000 compared to $3.1 million in the prior year period. The increase is due to higher incentive compensation costs.

      Interest expense: Interest expense for the six months ended March 31, 2000 was $23.9 million compared to $8.6 million in the prior year period. The increase is due to higher inter-group borrowings.

      Bad debt expense: Bad debt expense for the six months ended March 31, 2000 totaled $45.8 million compared to $1.6 million for the prior year period. The increase reflects the growth in business volume.

      Income taxes: The effective income tax rate was 40% during the six months ended March 31, 2000 and 1999. The effective income tax rate approximates the statutory rate.

Liquidity and Capital Resources

      Comdisco Ventures' operating activities during fiscal 1999, including capital expenditures for equipment and venture debt originations, were funded primarily by cash flow from operations and inter-group loans from Comdisco. Total net cash provided (used) by Comdisco was $295.7 million in fiscal 1999, compared to $32.9 million in fiscal 1998 and ($1.9) million in fiscal 1997 and $187.0 million in the first six months of fiscal 2000, compared to $147.8 million in the prior year period. The increase in fiscal 1999 and in the first six months of fiscal 2000 compared to the prior year periods, is primarily due to increased business opportunities in venture leases, venture debt and direct equity financings. In order to continue to be able to pursue these increased opportunities, Comdisco Ventures is pursuing alternative means of funding its activities, including, but not limited to, the establishment of limited partnerships to raise funds from third parties, in addition to Comdisco Ventures.

      Hybrid Fund was established in October 1999 to act as a funding vehicle for origination of venture debt and direct equity financings. See "Business of Comdisco Ventures--Hybrid Fund," beginning on page 65, for a description of the relationship between Comdisco Ventures and Hybrid Fund.

      As of September 30, 1999, Comdisco Ventures estimates that future contractual cash flows from venture leases and venture debt could generate gross cash receipts of approximately $724 million, including approximately $262 million in fiscal 2000.

      Comdisco Ventures' capital requirements may vary based upon the timing and the success of implementation of its business plan and as a result of competitive developments or if:

     . demand for Comdisco Ventures' services or its cash flow from operations is less than or more than expected;

     .  development plans or projections change or prove to be inaccurate;

     . Comdisco Ventures makes any acquisitions or commitments in excess of the current plan; or

     . Comdisco Ventures accelerates or otherwise alters the schedule or targets of its business plan implementation.

      Comdisco's management has final authority over when and how to finance capital expenditures at Comdisco Ventures. While Comdisco has been the primary source of funds for Comdisco Ventures, Comdisco has no obligation to provide funds to Comdisco Ventures in the future and has made no formal commitments about its ability or willingness to continue to provide funds beyond fiscal year 2000. There can be no assurance that any limited partnerships formed by Comdisco Ventures in the future will be funded at levels that will permit Comdisco Ventures to effectively pursue its business strategy. If Comdisco Ventures were otherwise unable to obtain funding, from Comdisco or otherwise, on acceptable terms, Comdisco Ventures' ability to fund its expansion or respond to competitive pressures would be significantly impaired.

      Comdisco could also attempt to raise funds for Comdisco Ventures by selling more Comdisco Ventures Stock to the public and allocating those proceeds to Comdisco Ventures. Comdisco has no plans at this time for another offering.

Qualitative Information About Market Risk

      Comdisco Ventures' primary market risk exposures are interest rate risk and market price risk.

      Comdisco Ventures' interest rate risk is primarily related to its interest-bearing obligations to Comdisco. Comdisco Ventures' leased assets and notes receivable are at fixed rates, whereas its interest-bearing obligations to Comdisco are floating. For new venture lease or venture debt transactions, the effects of higher or lower borrowing costs would be reflected in the rates on these transactions. However, for the existing venture lease and venture debt portfolio at September 30, 1999, a hypothetical increase of 1% in prevailing interest rates would result in a decrease in net earnings of approximately $3 million.

      Comdisco Ventures' holdings of equity securities are subject to market price risk. A 10% decrease in market values would reduce the September 30, 1999 market value of the Comdisco Ventures' publicly traded equity securities by $20 million. Many of these equity securities are highly volatile stocks.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                       OPERATIONS OF COMDISCO, INC.

Forward-Looking Statements

      See "Forward-Looking Statements" on page 27 of this prospectus.

Overview

      This discussion should be read along with the Comdisco financial statements included in this prospectus. Historical results and percentage relationships may not necessarily be indicative of operating results for any future periods.

      The industry in which Comdisco operates has become service oriented, with the business driven by service capabilities. Accordingly, Comdisco has aligned into four primary business lines: technology services; global leasing, which we refer to as "Leasing," in areas such as electronics, communications, medical, laboratory and scientific equipment and other high technology equipment, including information technology equipment; Prism Communication Services, Inc., which we refer to as "Prism" and we refer to technology services, Leasing and Prism, together with Comdisco's retained interest in Comdisco Ventures, as Comdisco Group; and Comdisco Ventures.

Business

      Comdisco's businesses are designed to bring solutions that reduce technology cost and risk to the customer and in supporting the customer's technology infrastructure. These businesses are: 1) Leasing, which includes the leasing and remarketing of distributed systems, such as PCs, servers, workstations and routers, communications equipment, equipment leasing and technology lifecycle management services for the semiconductor manufacturing, pharmaceutical and communications industries; 2) Technology services, which includes business continuity services, desktop management services, marketed under the company's IT CAP Solutions brand name, managed network services and software tools to support these areas; 3) Comdisco Ventures, which provides venture debt and venture leasing to emerging technology companies; and 4) Prism, which provides high speed, leading edge connectivity and other communications services.

      In addition to originating new equipment lease financing, Comdisco remarkets used equipment from its lease portfolio. Remarketing is the sale or re-lease of equipment either at original lease termination or during the original lease. These transactions may be with existing lessees or, when equipment is returned, with new customers. Remarketing activities are comprised of earnings from follow-on leases and gross profit on equipment sales. Remarketing activity, an important factor in quarterly earnings, increased in the current quarter as compared to both the first quarter of fiscal 2000 and fourth quarter of fiscal 1999. Remarketing activity will continue to be an important contributor to quarterly earnings in the near and long term because of the size of the company's lease portfolio. In addition, remarketing activity will be critical in the residual leasing business.

      On March 24, 1999, Comdisco announced a major shift in corporate strategy, including focusing on high-margin service businesses and shedding low-margin businesses, including its mainframe leasing portfolio and medical refurbishing business. In conjunction with this repositioning, the company recorded a pretax charge of $150 million in the quarter ended March 31, 1999. The components of the pre-tax charge included $100 million associated with Comdisco's plan to exit the mainframe residual leasing business, $20 million to exit the medical refurbishing business and $30 million associated with the realignment of Comdisco's services businesses. The sale of the mainframe portfolio and the sale of the medical refurbishing business were both concluded in the fiscal quarter ended June 30, 1999. In addition to these sales, Comdisco completed the sale of substantially all of its vendor lease portfolio in September 1999.

      The company finalized the acquisition of Prism during the quarter ended March 31, 1999.

      The industry in which the Comdisco operates is evolving, and Comdisco's business is becoming more service oriented, with the business driven by Comdisco's service capabilities. Accordingly, Comdisco has realigned to focus on technology services, Comdisco Ventures, Prism, and on global leasing businesses in historically high-margin areas such as electronics, communications, medical, laboratory and scientific equipment.

Results of Operations

Fiscal 1999 compared to Fiscal 1998 and Fiscal 1998 compared to Fiscal 1997

Net Earnings

      Fiscal 1999 net earnings to common stockholders, referred to below as "net earnings," were $48 million, or $.30 per common share-diluted, compared to $151 million, or $.93 per common share-diluted, and $123 million, or $.78 per common share-diluted, in fiscal 1998 and 1997, respectively. The decrease in net earnings in fiscal 1999 compared to fiscal 1998 was due to $150 million of pre-tax charges, collectively referred to as the "Charge," related to the divestiture of low-margin businesses and the realignment of Comdisco's service businesses and due to losses attributable to Prism, which reduced net earnings by $36 million, or $.14 per diluted common share. Excluding the Charge and Prism, net earnings for the year ended September 30, 1999 were $167 million, or $1.03 per diluted common share. Excluding the Charge and Prism, the increase in net earnings in the year ended September 30, 1999 compared to fiscal 1998 is primarily due to remarketing activities and earnings contributions from Ventures. The increase in net earnings in fiscal 1998 and 1997 compared to the prior year is due to increases in earnings contributions from remarketing and technology services. See "Business" for a discussion of the Charge.

      Earnings per common share, basic and diluted, in fiscal 1999 and 1998 benefited from the company's stock repurchase program, which has reduced the average common shares outstanding. However, average common shares outstanding increased during fiscal 1998 as compared to fiscal 1997 primarily as a result of the company's shared investment program, which we refer to as the "SIP". See
Note 12 of Notes to Consolidated Financial Statements. Shares issued under the SIP in fiscal 1998 exceeded the number of shares repurchased in fiscal 1998.

      In conjunction with its shift in corporate strategy, Comdisco recorded a one-time pre-tax charge of $150 million, $96 million after tax, or approximately $0.59 diluted per share, in the quarter ended March 31, 1999. The components of the Charge include $100 million associated with Comdisco's plans to exit the mainframe residual leasing business, $20 million to exit the medical refurbishing business and $30 million associated with a realignment of the service businesses. In the fiscal quarter ended June 30, 1999, Comdisco completed the sale of its mainframe computer leasing portfolio, which we refer to as the "Sale," and the sale of the medical refurbishing business. Comdisco also completed the sale of the majority of the vendor lease portfolio in September 1999.

      Leasing volume decreased in fiscal 1999 as compared to fiscal 1998, primarily as a result of Comdisco's decision to exit the mainframe leasing business and its focus on technology services. Cost of equipment placed on lease was $2.9 billion in fiscal 1999, compared to cost of equipment placed on lease of $3.3 billion and $3.1 billion in fiscal 1998 and 1997, respectively.

      In addition to originating new equipment lease financing, Comdisco remarkets used equipment from its lease portfolio. Remarketing is the sale or re-lease of equipment either at original lease termination or during the original lease. These transactions may be with existing lessees or, when equipment is returned, with new customers. Remarketing activities are comprised of earnings from follow-on leases and gross profit on equipment sales. Remarketing activity, an important contributor to earnings, was strong throughout both fiscal 1999 and 1998 and was at record levels in fiscal 1999. Comdisco believes that remarketing activity will continue to be an important contributor to quarterly earnings in the near and long term because of the size of the company's lease portfolio at September 30, 1999, and as a result of the residual leasing business for communication, electronics, medical, laboratory and scientific equipment. See "--Risk Factors That May Affect Future Results" beginning on page 48 for a discussion of the factors that may affect remarketing activities.

      Comdisco's technology services attained record revenues in fiscal 1999. However, higher costs, primarily associated with higher personnel costs and continued investment in new service development, negatively impacted margins on Comdisco's technology services business. Costs associated with the development and implementation of the company's network services infrastructure had a negative impact on the network services earnings contribution. Technology services had pre-tax earnings of $82 million, excluding the pre-tax charge, compared to pre-tax earnings of $71 million and $58 million in fiscal 1998 and 1997, respectively. Comdisco's network services as well as its desktop management services had strong growth during fiscal 1999 and should have a positive impact on Comdisco's pre-tax earnings in fiscal 2000. Included in the Charge is $30 million associated with the realignment of Comdisco's service businesses, including costs associated with the relocation of its network management center and consolidation and reconfiguration of some of its continuity services facilities worldwide. See "--Risk Factors That May Affect Future Results" beginning on page 48 for a discussion of the factors that may affect earnings contributions from services.

Financial Condition

      Comdisco's operating activities during the year ended September 30, 1999, including capital expenditures for equipment facilities expansion and other capital expenditures, were funded primarily by cash flow from operations, primarily in the form of lease receipts, including the realization of residual values through remarketing activities, and external financing. See Note 7 of Notes to Consolidated Financial Statements for information on Comdisco's interest-bearing liabilities, including average daily borrowings, effective interest rates and maturities.

      During the last five years, equipment purchased for leasing totaled $13 billion. Expenditures for equipment in fiscal 1999 totaled approximately $2.8 billion. Comdisco continues to invest additional capital to upgrade its service capabilities and enhance future continuity services revenues. In fiscal 1999, capital expenditures were $151 million, compared to $87 million and $61 million in fiscal 1998 and 1997, respectively. This includes additions in large systems, mid-range systems, network products and expansion of its work areas, as well as continued investment in Advance Recovery Services, which we refer to as "ARS." ARS is designed to reduce the risk of data loss as well as recovery time across all market-leading platforms. Comdisco is also investing in additional personnel to expand its other technology services offerings and to ensure the quality of its services offerings.

      During fiscal 1999, Comdisco invested approximately $136 million in Prism, including $91 million in the development and expansion of this business. The company currently estimates that Prism capital expenditures will be approximately $400 million in fiscal 2000 and $250 million in fiscal 2001 including capital expenditures for the expansion of Prism's network, costs associated with the buildup phase in each metropolitan area, such as the procurement, design and construction of central office cages, end-user DSL line cards, and expenditures for other elements of network design and the improvement of Prism's network management, billing and other back office systems.

      Comdisco believes that its estimated cash flow from operations and current financial resources will be sufficient to fund anticipated future growth and operating requirements. In addition, the company expects to continue to utilize a variety of financial instruments to fund its short- and long-term needs.

      Cash Provided by Operating Activities: Net cash provided by operating activities was $3.2 billion, $2.9 billion and $2.5 billion in fiscal 1999, 1998 and 1997, respectively. During the last five years, net cash provided by operating activities totaled $12.8 billion.

      As of September 30, 1999, Comdisco estimates that future contractual cash flows from leasing, services and ventures could generate gross cash receipts of approximately $6.7 billion, including $3.1 billion in fiscal 2000. Comdisco's liquidity has typically been augmented by the realization of cash from the future remarketing of leased equipment. Assuming realization of independent forecasts of equipment values at lease termination and management estimates, the estimated gross cash receipts to be provided from remarketing in future years totals $1.6 billion.

      Credit Lines: At September 30, 1999, the company had $1.6 billion of available domestic and international borrowing capacity under various lines of credit from commercial banks and commercial paper facilities, of which approximately $801 million was unused. Comdisco had committed credit lines of $1.3 billion established with twenty-nine banks at September 30, 1999.

      Senior Notes: Comdisco issued $370 million of medium-term notes in fiscal 1999 pursuant to a registration statement filed in June 1997. Comdisco also issued an additional $370 million of medium-term notes in fiscal 1999 pursuant to a registration statement filed in June 1997. In October, 1998, Comdisco filed a registration statement on Form S-3 with the Securities and Exchange Commission for a shelf offering of up to $1.5 billion of senior debt securities with terms to be set at the time of each sale, which we refer to as the "1998 Shelf." Pursuant to the 1998 Shelf, Comdisco, in fiscal 1999 issued the following senior notes:

     .  $350 million of 6.000% Notes Due January 30, 2002

     .  $350 million of 5.950% Notes Due April 30, 2002

     .  $300 million of 7.250% Notes Due September 1, 2002

     .  $318 million of medium-term notes

      At September 30, 1999, an aggregate of $182 million of medium-term notes remained available for issuance under the 1998 Shelf.

      Subject to market conditions, Comdisco plans to continue to be active in issuing senior debt during fiscal 2000, primarily to support the anticipated growth of the leased assets, services, Comdisco Ventures, Prism, and, where appropriate, to refinance maturities of interest-bearing liabilities. On September 24, 1999 Comdisco filed a registration statement on Form S-3 with the SEC for a shelf offering of up to $1.5 billion of senior debt securities, which we refer to as the "1999 Shelf," on terms to be set at the time of each sale. As of the end of fiscal 1999, no senior debt had been sold pursuant to the 1999 Shelf. In September 1999, Comdisco established a 500 million Euro Medium Term Note Program under which Comdisco would issue Euro medium term notes. An application has been made to list notes issued under the program on the Luxembourg Stock Exchange and Comdisco may apply for listing on other stock exchanges.

      Secured Debt: Proceeds from the discounting of lease rentals were $341 million, $279 million and $430 million in fiscal 1999, 1998 and 1997, respectively. Secured debt is currently utilized as a tool to manage credit risk and concentration risk. However, Comdisco believes that in a changing rate environment, secured debt may offer attractive financing rates during fiscal 2000. Comdisco's credit committee establishes concentration levels by credit rating and customer.

      Maturities: At September 30, 1999, Comdisco had debt of $2.5 billion scheduled to mature in fiscal 2000, including $820 million of commercial paper and short-term bank borrowings. At September 30, 1999, Comdisco had expected future contractual cash flows from existing lease, services and venture contracts of $3.1 billion in fiscal 2000. See Notes 6 and 7 of Notes to Consolidated Financial Statements for information on contractual cash flows and interest-bearing liabilities, respectively.

      Ratios: The ratio of debt to total stockholders' equity, which we refer to as the "Ratio," was 5.3:1, 5.1:1 and 5.4:1 at September 30, 1999, 1998 and 1997, respectively. During fiscal 1998, Comdisco redeemed its outstanding preferred stock, which reduced stockholders' equity by $89 million. The 1998 Ratio was positively impacted by the SIP, under which 106 senior managers of the company purchased over six million shares of Comdisco's common stock for approximately $109 million.

Revenue

      Total revenue of approximately $4.2 billion and $3.2 billion in fiscal 1999 and 1998 represented increases of 28% and 15% respectively, over the prior year periods. The increase in fiscal 1999 compared to fiscal 1998 was primarily due to the Sale, which increased sales revenue by $485 million, and higher revenue from technology services. Total leasing revenue of $2.7 billion for the year ended September 30, 1999 represented an increase of 9% compared to the prior year. Sales-type revenue increased 44% in fiscal 1999 compared to fiscal 1998, reflecting Comdisco's emphasis on, and the importance of, remarketing activities. Technology services revenue increased 21% in fiscal 1999 compared to fiscal 1998. See "--Technology Services" for a discussion of technology services revenue and margins and "Sales" for a discussion of sales revenue and margins.

      Leasing: Operating Lease Margins were $375 million, or 19.3%, and $369 million, or 19.5% in fiscal 1999 and 1998, respectively. Comdisco expects the Operating Lease Margin to be at approximately current levels throughout fiscal 2000, depending on the mix of equipment leased and product announcements by manufacturers. The relatively modest increase in operating lease revenue minus operating lease cost in fiscal 1999 compared to fiscal 1998 was due to the Sale. See "--Risk Factors That May Affect Future Results" beginning on page 48 for a discussion of factors that could affect the Operating Lease Margin. The sales-type lease margin decreased in fiscal 1999 compared to the prior year primarily because of lower margins on electronics equipment remarketing.

      The following table presents the Lease Margin for total leasing, operating and sales-type leases for the five years ended September 30, 1999:

                                                             99  98  97  96  95
                                                             --- --- --- --- ---
      Total leasing......................................... 26% 26% 27% 31% 35%
      Operating lease....................................... 19% 20% 21% 24% 26%
      Sales-type lease...................................... 25% 30% 30% 26% 28%

      Sales: Revenue from sales, which includes remarketing and buy/sell activities, in fiscal 1999, 1998 and 1997 is shown in the table below:

(IN MILLIONS)

                                   99                     98                     97
                         ---------------------- ---------------------- ----------------------
                         Revenue Expense Margin Revenue Expense Margin Revenue Expense Margin
                         ------- ------- ------ ------- ------- ------ ------- ------- ------
Sales...................  $293    $250    15%    $329    $275    16%    $269    $210    22%
Sale of mainframe
 portfolio..............   485     485    --      --      --     --      --      --     --
Sale of vendor
 portfolio..............    95      93     2%     --      --     --      --      --     --
Sale of medical
 refurbishment
 business...............    18      18    --      --      --     --      --      --     --
                          ----    ----    ---    ----    ----    ---    ----    ----    ---
                          $891    $846     5%    $329    $275    16%    $269    $210    22%
                          ====    ====    ===    ====    ====    ===    ====    ====    ===

      Margins in fiscal 1997 were unusually high, primarily as a result of significant sales of distributed systems equipment.

      Technology Services: Revenue from technology services was $522 million, $433 million and $354 million in fiscal 1999, 1998 and 1997, respectively. The increases are primarily the result of the growth in products and services. Revenue from continuity contracts, which is recognized monthly during the noncancelable continuity contract and is therefore recurring and predictable, was approximately $325 million, $298 million and $280 million during fiscal 1999, 1998 and 1997, respectively, representing approximately 62%, 69% and 79% of technology services revenue.

      Comdisco Ventures: Comdisco Ventures revenue of approximately $229 million in fiscal 1999 and $114 million in fiscal 1998 represent an increase of 100% and 20%, respectively, over the prior year periods. The increases were due to higher total leasing revenue and, in fiscal 1999, higher revenue from the sale of equity interests in early-high stage technology companies and higher interest income on venture debt. Total leasing revenue of $118 million for the year ended September 30, 1999 represented an increase of 39% compared to the prior year. Revenue from the sale of equity interests obtained in conjunction with the company's financing transactions with early-stage high technology companies, which is included in "Other revenue" on the Statement of Earnings, was $81 million in fiscal 1999 compared to $15 million and $16 million in fiscal 1998 and 1997, respectively. See "Risk Factors That May Affect Future Results" beginning on page 48 for a discussion of factors that could affect the timing of, and the amounts received, from the sales of the company's equity interests in these companies.

      Prism: Prism is a start up company, and, as such, has only recently began developing a revenue base. Revenues were approximately $1 million in fiscal 1999.

      Other Revenue: Other revenue was $91 million, $46 million and $80 million in fiscal 1999, 1998 and 1997, respectively. In addition to the Comdisco Ventures revenue previously discussed, fiscal 1999 includes a reduction in Comdisco Ventures revenue of $20 million as an increase to the allowance for credit losses, and fiscal 1998 and 1997 includes $5 million and $4 million, respectively, of gains from the sale of direct financing and sales-type receivables. Other revenue for fiscal 1997 includes a gain of $25 million, $16 million after-tax or $.10 per common share-diluted, resulting from the receipt of amounts in settlement of litigation. In addition, fiscal 1997 other revenue includes approximately $11 million of gains from the sale of other investments owned by Comdisco.

Costs and Expenses

      Total costs and expenses were $4.1 billion and $3.0 billion in fiscal 1999 and 1998, respectively. The increase in fiscal 1999 compared to the prior year is primarily due to the Sale and the Charge. Other factors contributing to the higher costs and expenses in fiscal 1999 and 1998 compared to the prior years were increased leasing costs related to increased operating lease revenue and, in fiscal 1999, increased sales-type revenue, and increased costs associated with Comdisco's technology services.

      Selling, General and Administrative: Selling, general and administrative expenses totaled $306 million in fiscal 1999, $249 million in fiscal 1998, and $244 million in fiscal 1997. The increase in fiscal 1999 compared to fiscal 1998 is primarily due to higher compensation and personnel costs. Despite the level of growth in fiscal 1998, cost containment efforts begun in fiscal 1997 resulted in a modest increase in selling, general and administrative costs in fiscal 1998 compared to fiscal 1997.

      Interest: Interest expense for fiscal 1999 totaled $337 million in comparison to $326 million in fiscal 1998 and $299 million in fiscal 1997, respectively. The increase in interest expense in fiscal 1999 compared to fiscal 1998 is due to higher average daily borrowings resulting from Comdisco's increased investment in leasing, Comdisco Ventures and Prism compared to the prior period, offset by lower average rates.

      Prism: Prism initially introduced its services, marketed under the REDSM brand name, in Manhattan in January 1999 and has subsequently expanded its service to the greater New York area, Newark, Jersey City and Rutherford. Comdisco intends to continue Prism's network expansion into a total of 36 cities throughout North America. Since January 1999, Prism's principal activities have included:

     . developing criteria for market selection and analyzing potential markets against these criteria;

     .  obtaining required governmental authorizations;

     . negotiating and entering into interconnection agreements with traditional telephone companies;

     . acquiring space in traditional telephone companies' central offices and installing Prism's network equipment in those offices;

     .  launching service in target markets;

     . selling and marketing to, and installing service for, customers in markets where Prism has established service;

     .  hiring management and other personnel;

     . developing and implementing operations support systems and other information systems.

      Prism has incurred losses in every month since its inception and Comdisco expects to substantially increase its operating expenditures in an effort to rapidly expand Prism's network infrastructure and service areas. Prism expects to incur substantial operating losses, net losses and net operating cash outflows during its network build-out and during the initial penetration of each new market. Its losses and net operating cash outflows are expected to continue and to increase as it expands its operations.


      In the second quarter of fiscal 1997, Comdisco recorded a noncash, non-operating charge of $25 million, $16 million after-tax or $.10 per common share, as an addition to its equipment valuation allowance.

Income Taxes

      Note 9 of Notes to Consolidated Financial Statements on page F-33 provides details about the company's income tax provision.

International Operations

      Comdisco operates principally in four geographic areas: the United States, Europe, Canada and the Pacific Rim. In its operations, the company works with multinational corporations, and Comdisco provides global solutions in its services.

      Revenue from international operations, excluding export sales, was $905 million in fiscal 1999 compared to $659 million and $570 million in fiscal 1998 and 1997, respectively. International revenues represented 22% of Comdisco's total revenue in fiscal 1999 and 20% in both fiscal 1998 and fiscal 1997.

      Geographic area data is included in Note 16 of Notes to Consolidated Financial Statements on page F-40.


      Recently Issued Professional Accounting Standards: Comdisco does not believe that SFAS 133, Accounting for Derivative Instruments and Hedging Activity, which will become effective in fiscal 2001, will have a material impact on Comdisco's financial statements.

      Year 2000: Comdisco has substantially completed a program to assess, remediate, mitigate and contingency plan for the potential impact of "Year 2000" issues throughout the company. "Year 2000" issues arise where date-sensitive software uses two digit year date fields, sorting the year 2000 ("00") before the year 1999 ("99"). As a result, these systems may not process dates beyond 1999, resulting in data corruption and processing errors and possible system failures.

      Comdisco's program has addressed its internal computer systems and applications, facilities, equipment portfolio, and continuity and network services operations. This program includes assessment and mitigation of Year 2000 issues with respect to information technology and other equipment that uses software embedded on computer chips. In addition, Comdisco is attempting to monitor the Year 2000-compliance status of its vendors, suppliers and service providers. Comdisco believes that it is taking the necessary steps regarding Year 2000 compliance with respect to matters within its control to provide that Year 2000 issues will not materially impact Comdisco. However, there can be no assurance that Year 2000 issues will not adversely affect Comdisco.

      The SEC issued an interpretive guidance regarding disclosure of Year 2000 issues and consequences, effective August 4, 1999. On September 23, 1999, Comdisco provided this disclosure in a Form 8-K filing, a copy of which is available for download at the SEC Internet home page (www.sec.gov). This Year 2000 Readiness is incorporated by reference in Comdisco's Annual Report on Form 10-K for the year ended September 30, 1999, as amended by Form 10-K/A.

      Euro Compliance: While Comdisco will continue to evaluate the impact of the Euro introduction over time, based on currently available information, management does not believe that the introduction of the Euro currency will have a material adverse impact on Comdisco's financial condition or overall trends in results of operations.

      Inflation: Comdisco does not consider the present rate of inflation to have a significant impact on the businesses in which it operates.

Three months ended March 31, 2000

Net Earnings

      Net earnings for the three months ended March 31, 2000 were $43 million, or $.26 per diluted common share, as compared to a net loss of $56 million, or $.37 per share, for the three months ended March 31, 1999. Net earnings for the six months ended March 31, 2000 were $84 million, or $.52 per share, as compared to a net loss of $18 million, or $.12 per share, in the year earlier period. The net loss for the three and six months ended March 31, 1999 was due to the Charge. See "Business" for a discussion of the Charge.

      Excluding the charges and the Prism losses, Comdisco had net earnings of $69 million, or $.42 per share, compared to $41 million , or $.26 per share, for the three months ended March 31, 2000 and 1999, respectively. Excluding the charges and the Prism losses, Comdisco had net earnings of $128 million, or $.78 per share, compared to $80 million, or $.50 per share, for the six months ended March 31, 2000 and 1999, respectively. The increase for the three and six months ended March 31, 2000 compared to the year earlier periods is primarily due to increased earnings by Comdisco Ventures, offset by lower earnings contributions from Comdisco Group, primarily from leasing activities.

Business

      Comdisco Group:

    . Services: Comdisco's technology services business attained record revenues for the three and six months ended March 31, 2000. However, higher costs, primarily associated with higher personnel costs and continued investment in new service development, negatively impacted margins on the company's technology services business. Costs associated with the development and implementation of the company's network services infrastructure had a negative impact on the network services earnings contribution. Technology services had pretax earnings of $18 million in the quarter ended March 31, 2000, compared to $20 million in the quarter ended March 31, 1999 and $22 million in the quarter ended December 31, 1999. Revenue from continuity contracts, which is recognized monthly during the noncancelable continuity contract and is therefore recurring and predictable, was approximately $92 million, $80 million and $89 million during the three months ended March 31, 2000 and 1999, and December 31, 1999, respectively, representing approximately 59%, 64% and 60% of technology services revenue. Included in the $150 million pre-tax charge (as discussed below), is $30 million associated with the relocation of some of its continuity services facilities worldwide. See "--Risk Factors That May Affect Future Results" beginning on page 48 for a discussion of the factors that may affect earnings contributions from services.

    . Leasing: Cost of equipment placed on lease was $528 million during the quarter ended March 31, 2000. This compares to cost of equipment placed on lease of $689 million and $780 million during the quarters ended March 31, 1999 and December 31, 1999, respectively. During the six months ended March 31, 2000 and 1999, cost of equipment placed on lease totaled $1.3 billion and $1.5 billion, respectively. The residual leasing business of Comdisco in the areas of electronics, communications, medical, laboratory and scientific had worldwide cost of equipment placed on lease of $232 million and $613 million in the three and six months ended March 31, 2000, respectively, compared to $181 million and $397 million in the year earlier periods. See below for a discussion of remarketing and "--Risk Factors That May Affect Future Results" beginning on page 48 for a discussion of leasing.


    . Prism: Comdisco finalized the acquisition of Prism during the quarter ended March 31, 1999. Prism is building out a high-speed, always-on digital network, which will provide customers with leading-edge connectivity. Prism markets its services to enterprise customers to provide employees with high-speed remote access to their Local Area Network to improve employee productivity and reduce operating costs, and to consumer end users. Prism's services are provided over standard copper telephone lines at speeds significantly faster than the speed available through a 56.6 Kilobits per second modem. Prism introduced its services in the New York City area in January 1999 and is in the process of implementing a nationwide rollout of its network and services.

          In January 2000, Prism began offering carrier-grade voice and high-speed data services simultaneously over existing telephone lines to customers in the New York metropolitan area. Prism believes it is the first competitive local exchange carrier to offer such services. In January and April 2000, Prism introduced its high-speed Internet service to the Philadelphia and Providence markets, respectively.

          On April 19, 2000, Prism introduced RED TurboSM, a high-speed connectivity solution that offers users a choice in bandwidth allocation. RED Turbo allows for speeds up to 4 megabits per second
    (Mbps), which may be allocated symmetrically, i.e., 2 Mbps upstream/2 Mbps downstream, or dynamically, i.e., all 4 Mbps upstream, or all downstream. With RED Turbo, Prism believes it is one of the first CLEC's to offer dynamically allocated broadband access at these speeds.

          Prism has entered into an agreement with Nortel Networks to purchase up to $460 million of switches, integrated line cards, customer premise equipment and ancillary technology to establish a national, facilities-based network. Based on its financial commitments to date, Prism will deploy the largest amount of Nortel's digital modem technology in the United States, and because of this relationship with Nortel, Prism expects to further benefit from advances in Nortel's future network technology, such as its optical Internet platform. Prism believes its network architecture, centered on Nortel's integrated voice and data approach, offers cost benefits and could reduce provisioning time lags. As part of the Nortel strategic relationship Nortel purchased for cash common stock of Prism valued at $10 million.

          Prism entered into an agreement to purchase a 20-year indefeasible right to use, which we refer to as "IRU," approximately 2,500 miles of dark fiber from Williams Communications, Inc. This purchase will allow Prism to transport data and voice traffic, utilizing dense wave division multiplexing, which we refer to as "DWDM," and high speed SONET technology, over its own dedicated fibers covering the Eastern half of the United States for the foreseeable future. Prism also agreed to purchase a minimum of approximately $110 million of network capacity from Williams over the next 20 years to convey voice and data traffic in areas not covered by its dark fiber IRU purchase. In return, Prism issued to Williams $10 million of common stock and will pay for the remainder of its obligation to Williams with cash as capacity is used or as Prism accepts segments of the dark fiber IRU. With this transaction and the Nortel relationship, Prism believes it can achieve carrier class network reliability and performance, a world class benchmark for all telecommunications companies.

    Comdisco Ventures:

    .   The second quarter of fiscal 2000 was a record quarter for Comdisco
       Ventures, with record revenues from leasing, interest income on venture debt and from the sale of equity investments. For the three months ended March 31, 2000 and 1999, Comdisco Ventures recorded revenue of $160 million and $42 million, which represented increases of 281% and 52%, respectively, over the prior year periods. For the six months ended March 31, 2000 and 1999, Comdisco Ventures recorded revenue of $302 million and $78 million, which represented increases of 287% and 38%, respectively, over the prior year periods. Revenue from the sale of equity investments, i.e., warrant sale proceeds and capital gains, for the three and six months ended March 31, 2000 and 1999 were as follows (in millions):

                                                            Three       Six
                                                           Months     Months
                                                            Ended      Ended
                                                          March 31,  March 31,
                                                          ---------- ----------
                                                          2000  1999 2000  1999
                                                          ----  ---- ----  ----
Proceeds from the sale of equity securities.............. $57   $--  $113  $--
Less: cost of equity securities..........................  (6)   --    (9)  --
                                                          ---   ---- ----  ----
Capital gains............................................  51    --   104   --
Warrant sale proceeds....................................  47     10   83    17
                                                          ---   ---- ----  ----
Total.................................................... $98   $ 10 $187  $ 17
                                                          ===   ==== ====  ====

          See "--Risk Factors That May Affect Future Results" beginning on page 48 for a discussion of the factors that may affect proceeds from the sale of warrants and capital gains. The general policy of Comdisco Ventures has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. This general policy allows Comdisco Ventures to generate cash for reinvestment in new transactions; Comdisco Ventures believes it is preferable to make new advances to start-ups rather than hold the securities of public companies. In addition, Comdisco Ventures has benefited from a strong IPO market for venture capital-backed companies. There can be no assurance that the strong IPO market for venture capital-backed companies will continue in the near or long term.

          Comdisco Ventures formed Hybrid Fund in October 1999 to originate venture debt and direct equity financing products. Comdisco Ventures committed $250 million as a limited partner to Hybrid Fund, all of which has been invested in, or committed to, customers. Comdisco Ventures has closed Hybrid Fund and will not seek additional capital commitments.

          On April 20, 2000, Comdisco's stockholders approved an amended and restated certificate of incorporation that, among other things, would permit Comdisco to create a separate series of its common stock, the Comdisco Ventures Stock, which would track the performance of Comdisco's venture financing business.

Revenue

      Total revenue for the three months ended March 31, 2000 was $1.01 billion compared to $952 million in the prior year quarter and $877 million in the quarter ended December 31, 1999. The increase in total revenue in the current quarter compared to the prior year quarter is primarily due to increased revenue by Comdisco Ventures, offset by lower leasing revenue. Total leasing revenue of $611 million for the quarter ended March 31, 2000 represented a decrease of 17% compared to the year earlier period. Total leasing revenue was $555 million in the first quarter of fiscal 2000. The decrease in the current quarter's leasing revenues compared to the prior year quarter was primarily due to the sales of the mainframe and vendor lease portfolios. Approximately $124 million of mainframe and vendor leasing revenue was included in the revenue reported for the quarter ended March 31, 1999. The increase in leasing revenue in the current quarter compared to the first quarter of fiscal 2000 can be attributed to increased revenue from remarketing activities.

      Operating Lease Margins were $84 million, or 19.1%, and $100 million, or 19.7% of operating lease revenue, in the three months ended March 31, 2000 and 1999, respectively. The Operating Lease

Margin was $83 million, or 19.1% in the quarter ended December 31, 1999. Comdisco expects the Operating Lease Margin to be at or below current levels throughout the remainder of fiscal 2000, depending on the equipment leased and the volume of operating leases. The decrease in operating lease revenue minus operating lease cost in the current quarter compared to the year earlier period was due to the sales of the mainframe and vendor lease portfolios. In addition, the growth of the operating lease portfolio is expected to slow as the mix of leases results in more direct financing leases rather than operating leases. See "--Risk Factors That May Affect Future Results" beginning on page 48 for a discussion of factors that could affect the Operating Lease Margin.

      Revenue from sales, which includes remarketing by selling and buy/sell activities, totaled $98 million in the second quarter of fiscal year 2000 compared to $67 million in the year earlier quarter. Margins on sales were and 20% and 13% in the quarters ended March 31, 2000 and 1999, respectively. The increase in revenue in the current quarter is due to remarketing, primarily communications equipment, which also had above average margins on their remarketing transactions in the current quarter.

      Revenue from technology services for the three months ended March 31, 2000 and 1999 was $156 million and $125 million, respectively, a 25% increase. Cost of technology services for the three months ended March 31, 2000 and 1999 was $138 million and $105 million, respectively, a 31% increase. The increase in cost of technology services is attributed to the development and implementation of the company's network services infrastructure.

      Other revenue for the three months ended March 31, 2000 and 1999 was $148 million and $21 million, respectively. Revenue from the sale of equity positions by Comdisco Ventures was $98 million and $10 million in the three months ended March 31, 2000 and 1999, respectively. During the current quarter the company realized an additional $33 million of revenues from the sale of other available-for-sale investments. Prism revenue from subscribers was approximately $1 million in the quarter ended March 31, 2000.

      Total costs and expenses for the quarter ended March 31, 2000 were $946 million compared to $1.04 billion in the prior year period. The decrease in total costs and expenses is primarily due to the $150 million pre-tax charge included in the prior year and the sales of the mainframe and vendor lease portfolios, offset by higher expenses incurred by Prism in the current year quarter.

      Selling, general and administrative expenses totaled $143 million in the quarter ended March 31, 2000 compared to $73 million in the quarter ended March 31, 1999 and $115 million in the quarter ended December 31, 1999. The increase in the current year quarter compared to the year earlier period is primarily due to an increase in bad debt expense and an increase in Comdisco Ventures incentive compensation costs as a result of gains realized on the sale of equity positions. The increase in the current quarter compared the quarter ended December 31, 1999 is primarily due to an increase in the company's bad debt expense. Comdisco expects selling, general and administrative expenses to increase throughout fiscal 2000 primarily because of higher revenue from Comdisco Ventures, which will increase incentive compensation costs, and higher personnel costs.

      Interest expense for the three months ended March 31, 2000 and 1999 totaled $87 million. Increases in interest expense resulting from a higher average daily borrowings in the current quarter compared to the prior year quarter were offset by lower interest rates in the current period.

      Prism expenses for the three months ended March 31, 2000 totaled $42 million, compared to $3 million in the year earlier quarter and $27 million in the first quarter of fiscal 2000. The prior year amount includes the expenses incurred by Prism from the February 28, 1999 date of acquisition to March 31, 1999. Network and product costs were $17 million for the three months ended March 31, 2000 compared to $9 million in the first quarter of fiscal 2000. These costs are attributable to the expansion of Prism's networks and increased orders resulting from their sales and marketing efforts. Sales, marketing, general and administrative expenses were $14 million and $13 million for the three months ended March 31, 2000 and December 31, 1999, respectively. These costs are attributable to growth in headcount in all areas of Prism, continued expansion of Prism's sales and marketing efforts, deployment of Prism's networks and building of Prism's operating infrastructure. Depreciation and amortization was approximately $6 million for the current quarter compared to $3 million for the first quarter of fiscal 2000.

      Prism has incurred losses in every month since its inception and the company expects to substantially increase its operating expenditures in an effort to rapidly expand its network infrastructure and service areas. Prism expects to incur substantial operating losses, net losses and net operating cash outflows during its network build-out and during the initial penetration of each new market. Its losses and net operating cash outflows are expected to continue and to increase as it expands its operations.

Six months ended March 31, 2000

      Total revenue was $1.89 billion and $1.87 billion for the six months ended March 31, 2000 and 1999, respectively. Total leasing revenue was $1.17 billion and $1.47 billion for the six months ended March 31, 2000 and 1999, respectively. The decrease in total leasing revenue compared to the prior year period was primarily due to the sales of the mainframe and vendor lease portfolios.

      Operating lease revenue minus operating lease cost was $167 million, or 19.1% of operating lease revenue, and $201 million, or 19.4% of operating lease revenue, in the six months ended March 31, 2000 and 1999, respectively. The decrease in operating lease revenue minus operating lease cost in the current year period compared to the year earlier period was due to the sales of the mainframe and vendor lease portfolios. Comdisco expects the growth of the operating lease portfolio to slow as the mix of leases written results in more direct financing leases rather than operating leases. See "--Risk Factors That May Affect Future Results" beginning on page 48 for a discussion of factors that could affect the Operating Lease Margin.

      Revenue from sales, which includes remarketing by selling and buy/sell activities, totaled $166 million in the six months ended March 31, 2000, compared to $125 million in the year earlier period. Margins on sales were and 23% and 13% in the six months ended March 31, 2000 and 1999, respectively. The increase in revenue in the current period is due to remarketing, primarily communications equipment, which also had above average margins on their remarketing transactions in the current period.

      Revenue from technology services for the six months ended March 31, 2000 and 1999 was $303 million and $243 million, respectively, a 25% increase. Cost of technology services for the three months ended March 31, 2000 and 1999 was $263 million and $205 million, respectively, a 28% increase.

      Other revenue for the six months ended March 31, 2000 and 1999 was $255 million and $36 million, respectively. Revenue from the sale of available-for-sale securities by Comdisco Ventures was $187 million and $17 million in the six months ended March 31, 2000 and 1999, respectively. During the six months ended March 31, 2000, approximately fifty-nine companies in the equity securities portfolio were acquired/merged or completed an initial public offering, compared to eighteen companies in the year earlier period. During the current period Comdisco realized an additional $30 million of revenues from the sale other available-for-sale securities. Prism revenue from subscribers was approximately $1 million in the six months ended March 31, 2000.

      Total costs and expenses for the six months ended March 31, 2000 were $1.76 billion compared to $1.90 billion in the prior year period. The decrease is due to the sales of the mainframe and vendor lease portfolios.

      Selling, general and administrative expenses totaled $258 million in six months ended March 31, 2000 compared to $142 million in the prior year period. The principal reasons for the increase in the current year period compared to the year earlier period are an increase in bad debt expense for Comdisco Ventures and an increase in incentive compensation costs as a result of gains realized on the sale of equity positions held in the Comdisco Ventures portfolio.

      Interest expense for the six months ended March 31, 2000 and 1999 totaled $171 million. Increases in interest costs resulting from higher average daily borrowings in the current period compared to the prior year period were offset by lower interest rates in the current period.

      Prism expenses for the six months ended March 31, 2000 totaled $70 million, compared to $3 million in the year earlier period. The prior year amount includes expenses incurred by Prism from the February 28, 1999 date of acquisition to March 31, 1999. Network and product costs were $26 million for the six months ended March 31, 2000. Sales, marketing, general and administrative expenses were $27 million for the six months ended March 31, 2000. Depreciation and amortization was approximately $9 million for the current period.

Financial Condition

      Comdisco's current financial resources and estimated cash flows from operations are considered adequate to fund anticipated future growth and operating requirements. Comdisco utilizes a variety of financial instruments to fund its short and long-term needs.

      Capital expenditures for equipment are generally financed by cash provided by operating activities, recourse debt, or by assigning the noncancelable lease rentals to various financial institutions at fixed interest rates on a nonrecourse basis. Cash provided by operating activities for the six months ended March 31, 2000 and 1999 was $1.64 billion and $1.36 billion, respectively. Cash provided by operations has been used to finance equipment purchases and, accordingly, had a positive impact on the level of borrowing required to support Comdisco's investment in its lease portfolio. Comdisco expects this trend to continue, with cash flow from leasing and remarketing reinvested in the equipment portfolio.

Risk Factors That May Affect Future Results

      Potential Fluctuations in Operating Results: Comdisco's operating results are subject to quarterly fluctuations resulting from a variety of factors, including earnings contributions from remarketing activities and services, product announcements by manufacturers, economic conditions and variations in the financial mix of leases written. The financial mix of leases written is a result of a combination of factors, including, but not limited to, changes in customer demands and/or requirements, new product announcements, price changes, changes in delivery dates, changes in maintenance policies and the pricing policies of equipment manufacturers, and price competition from other lessors and finance companies.

      Earnings Contributions From Leasing: Lower margins on large systems transactions, i.e. mainframes and related peripherals, including DASD and tape drives, have resulted in lower margins on leasing. Although Comdisco has sold its mainframe residual leasing business, which may have a positive impact on leasing margins in future quarters, the market for leasing and services is characterized by rapid technological developments, evolving customer demands and frequent new product announcements and enhancements. Failure to anticipate or adapt to new technological developments or to recognize changing market conditions could adversely affect Comdisco's business, including its lease volume, leasing revenue and earnings contributions from leasing.

      Furthermore, notwithstanding the sale of the mainframe lease portfolio, remarketing has been and will continue to be an important factor in determining quarterly earnings. To meet earnings goals for fiscal 2000, remarketing contributions, primarily for Comdisco's global equipment leasing businesses, must be at or above the level achieved in fiscal 1999. Quarterly operating results depend substantially upon the remarketing transactions within the quarter, which are difficult to forecast accurately. While Comdisco is devoting resources to its remarketing activities, there can be no assurance that Comdisco will achieve the appropriate level of activity necessary to meet or match Comdisco's prior and desired operating results.

      The emergence of the communications market--facilities-based broadband communications companies, Internet Service Providers and other telecommunications carriers--and the growth of broadband networks, provides Comdisco with an industry in which leasing is an attractive alternative to ownership. Comdisco's communications equipment customers are generally companies with accumulated net deficits and extensive liquidity requirements. To the extent that these companies are unable to meet their business plans, or unable to obtain funding or funding at reasonable rates to complete their business plans, there could be an increase in Comdisco's credit losses above historical levels.

      Earnings Contributions From Services: As a result of the evolving nature of its services business, particularly the emerging desktop management and managed network services, Comdisco has limited meaningful historical data in which to base its planned operating expenses. Accordingly, a significant portion of Comdisco's expense levels, i.e. investment in continuity facilities and hardware, consultants, experts and back office personnel, are based in part on its expectations as to future services revenues, and are, to a large extent, fixed. Conversely, Comdisco's revenue base has become more diverse with the growth of other technology services revenue, and therefore less recurring and less predictable than in prior years. To attain its services earnings contribution goals for fiscal 2000, Comdisco must meet its obligations under the agreements underlying transactions in process at September 30, 1999, also referred to by Comdisco as its "sales backlog"; expand its contract subscription base through new contract signings and contract renewals; increase its revenues from other technology services; develop, promote and sell additional service products, such as IT CAP Solutions, advanced recovery services, availability options, remote computing services and web hosting; and contain costs. Comdisco must also successfully compete with organizations offering similar services. Comdisco's ability to obtain new business and realize revenue on its sales backlog depends on its ability to anticipate technological changes, develop services to meet customer requirements and achieve delivery of services that meet customer requirements. In addition, there can be no assurance that Comdisco will be able to maintain and/or increase its margins on technology services in fiscal 2000.

      One of the impacts of Comdisco's changing business model is the lengthening of the sales cycle--the length of time between initial sales contact and final delivery of contracts--as compared to its traditional leasing business. This increase in sales cycle results in an increase in negotiations in progress which ultimately impacts the timing of revenue, earnings and volume recognition.

      Comdisco Ventures: Through Comdisco Ventures, Comdisco has made loans to and equity investments in various privately held companies. These companies typically are in an early stage of development and may be expected to incur substantial losses. Accordingly, investments in these companies may not result in any return and Comdisco may lose its entire investment and/or principal balance. Equity instruments held by Comdisco are generally subject to lockups restricting its ability to sell until several months after an initial public offering. The public market for high technology and other emerging growth companies is extremely volatile. Such volatility may adversely affect the ability of Comdisco Ventures to dispose of the equity securities and the value of those securities on the date of sale.

      Prism: Prism is a start up company that has incurred operating losses since inception and Comdisco expects that Prism's operating losses will continue to increase as it introduces its services throughout New York City and the Northeast corridor. In addition, Prism will require substantial additional capital to support its data network, to expand its services, to increase its sales and marketing efforts and to support its growth. To the extent that revenues do not grow at anticipated rates or that increases in such operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that Comdisco is unable to adjust operating expense levels and/or capital expenditures of Prism accordingly, Comdisco's business, results of operations and financial condition could be significantly affected. There can be no assurance that in the future Prism will be profitable on a quarterly or annual basis.

      Prism operates in a highly regulated environment. Changes in regulatory policies may adversely impact its ability to provide services and increase the costs of providing those services.

      Economic Conditions: With respect to economic conditions, a recession can cause customers to put off new investments and increase Comdisco's bad debt experience.

      Other Factors: Other uncertainties include continued business conditions, trend of movement to client/server environment, competition, including competition from other technology service providers, reductions in technology budgets and related spending plans, price competition from other technology service providers, and the Year 2000 readiness of Comdisco's customers, suppliers and business partners.

      Due to all of the foregoing factors, in some future quarter Comdisco's operating results may fall below the expectations of securities analysts and investors. In such an event, the trading price of Comdisco's common stock would likely be materially and adversely affected.

      Comdisco undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, further events or otherwise.

Other Matters At September 30, 1999

      Qualitative Information About Market Risk: Comdisco's primary market risk exposure is interest rate risk, primarily related to Comdisco's interest-bearing obligations. Generally, a changing interest rate environment does not impact Comdisco's margins since the effects of higher or lower borrowing costs would be reflected in the rates on newly leased assets. In addition, Comdisco attempts to match the maturities of its borrowings with the cash flows from its leased assets and notes receivables, thereby reducing Comdisco's interest rate exposure.

      Comdisco has an on-going program to manage its assets and liabilities. This program includes establishing levels of fixed and floating rate debt, liquidity and duration analysis, monitoring credit quality of the lease portfolio and related account review procedures and oversight of interest rate and foreign exchange hedging policies. This program includes the use of derivatives in certain identifiable situations to manage risk. Comdisco does not speculate on interest rates, but rather manages its portfolio of assets and liabilities to mitigate the impact of interest rate fluctuations. Comdisco does not use derivatives for trading purposes. See Note 7 of Notes to Consolidated Financial Statements for information on Comdisco's average daily borrowings, Comdisco's derivative financial instruments, comprising interest rate swaps and foreign currency forward exchange contracts and effective interest rates.

      The table below presents principal, or notional, amounts and related weighted-average interest rates by year of maturity for Comdisco's notes payable, term notes and senior notes.

                                                   00    01    02     03   04+
(IN MILLIONS)                                     ----  ----  -----  ----  ----
Notes payable
  Fixed rate..................................... $820  $--   $ --   $--   $--
  Average interest rate.......................... 4.87%
Term notes
  Floating rate..................................  550   --     --    --    --
  Average interest rate.......................... 5.25%
Senior notes
  Fixed rate.....................................  851   857  1,435   268   275
  Average interest rate.......................... 6.69% 6.51%  6.42% 6.14% 6.13%

      As the above table incorporates only Comdisco's interest-bearing obligations and not its lease portfolio, the information presented therein has limited predictive value.

      Comdisco's investment in equity securities is subject to market price risk. A 10% decrease in market values would reduce the carrying value of Comdisco's publicly traded equity securities by $20 million. Many of these equity securities are highly volatile stocks.

                         BUSINESS OF COMDISCO VENTURES

Overview

      Comdisco Ventures provides venture leases, venture debt and direct equity financing to venture capital-backed companies. Comdisco Ventures' relationships with established venture capital firms help it identify what it believes are the best positioned companies in the most attractive high growth industries. Comdisco Ventures offers a broad range of equity-linked financing products, which complement equity from venture capital firms and debt from venture-oriented banks and asset-based lenders. Comdisco Ventures also plans to offer a number of additional services to its network of customers. During the last two years, some of Comdisco Ventures' notable customers include Ariba, Ask Jeeves, Be Free, Copper Mountain Networks, Critical Path, E-Loan, E.piphany, eToys, Extreme Networks, Gadzoox Networks, Inktomi, NextCard, Niku, Northpoint Communications, Siara Systems and StratumOne Communications.

      Comdisco Ventures provides its customers with financing "commitments"-- agreements to provide up to a stated dollar amount of financing over a stated period of time. Comdisco Ventures was formed in 1987 as a division of Comdisco, Inc. It has been operated as a division since that time and is not a separate legal entity. Since 1987, Comdisco Ventures has committed approximately $2 billion in venture leases, venture debt and direct equity financings, including $738 million in fiscal 1999 and $681 million in the first six months of fiscal 2000. Of the over 800 companies Comdisco Ventures has helped finance, over 175 have gone public and over 130 have been acquired, in each case providing Comdisco Ventures with the opportunity to liquidate its equity position in those companies.

      Net earnings increased 150% to $42.8 million for fiscal 1999, as compared to $17.2 million for fiscal 1998, and were $74.4 million in the first six months of fiscal 2000.

The Market for Venture Financing


      The emergence of Internet-related, communications and other high-technology companies has been unprecedented in the last few years. The need for capital to support the growth of these companies has likewise been unprecedented. More specifically, a typical start-up company today has to raise more capital faster than a similarly situated company a few years ago.

      Several factors are behind this change. Technological advances have accelerated, making product and service life cycles shorter. Innovative companies must get their products to market as fast as possible before a competitor renders their product obsolete. Getting to market faster requires greater capital expenditures.

      There is also a perception that the public equity markets reward a price premium to companies that can establish the largest market share, build the most compelling brand or create a new market niche early on. To gain this so-called "first mover advantage," some companies today spend heavily on product development, brand awareness, sales force expansion and infrastructure. All these efforts accelerate the need for capital.

      According to the National Venture Capital Association and Venture Economics, venture capital firms invested a record $48.3 billion in portfolio companies in 1999, representing a 151.6% increase over the $19.2 billion they invested in 1998. Additionally, those same sources report the number of companies receiving financing increased 25.6% in 1999 to 3,649 while the average venture capital investment per company has also increased significantly, to $13.2 million in 1999 from $6.6 million in 1998.

      Historically, two primary sources of capital for start-up companies have been venture capitalists and venture-oriented banks and asset-based lenders. While the availability of venture capital has increased along with the volume of start-up activity, venture capital generally represents the most dilutive and intrusive type of financing. Venture capitalists generally require substantial ownership and exercise substantial control when they make an investment in a company. Typically these positions are reflected in significant equity holdings, contractual shareholder rights and representation on the company's board of directors.

      Start-up companies also turn to venture-oriented banks and asset-based lenders for financing. While these financings generally result in no or minimal dilution of ownership of existing equity holders, they typically involve high monthly cash disbursements, limitations on the use of funds and adherence to restrictive financial covenants.

      Comdisco Ventures believes these two primary sources of capital do not optimize the capital needs of start-up companies in the current economic environment. Additionally, their disadvantages highlight the need for less costly and less dilutive financing sources, creating opportunities for alternative capital providers, like Comdisco Ventures.

Comdisco Ventures' Solution

      Comdisco Ventures believes it provides significant value to entrepreneurs and their venture capital investors through flexible financing products and services which allow entrepreneurs to build their companies quickly, while minimizing the dilution of their equity ownership positions.

      Comdisco Ventures has proven its ability to understand the capital needs of its customers and to develop and customize attractive financings to meet those needs. Currently, Comdisco Ventures' primary financing products are venture leases, venture debt and direct equity financings. Venture leases are leases with warrants that compensate Comdisco Ventures for providing the leases at more attractive financing terms than leases without warrants. Venture debt is a high-risk loan with warrants or a conversion-to-equity feature with more flexible terms and security conditions than more traditional debt financing. The warrants or conversion feature of venture leases and venture debt generally provide Comdisco Ventures the ability to buy equity at a price based on the price paid by venture capitalists. The opportunity to realize higher returns from the exercise of the warrants or from the conversion feature enables Comdisco Ventures to offer more flexible financing and security terms. Direct equity financings involve Comdisco Ventures' purchase of convertible preferred stock and common stock from its customers. Comdisco Ventures also provides other ancillary financings, including convertible debt, bridge loans, expansion loans, acquisition financings and landlord guarantees.

      Venture leases and venture debt can be utilized at various stages of a company's development and for various purposes including the following:

     . early stage capital to supplement the initial venture capital raised and support growth requirements;

     . expansion capital between venture capital rounds to enable an emerging company to reach milestones and increase the prospect of raising future capital at higher valuations; and

     . late stage capital to provide financial flexibility to deal with the uncertainty of a liquidity event such as an initial public offering or the sale of the company.

      As a result of the specialized nature of venture leases and venture debt, Comdisco Ventures must have expertise in technology-related industry sectors, access to capital, the ability to assess risk, relationships with venture capital firms, access to deal flow, and the ability to structure transactions appropriately.

      Comdisco Ventures currently offers equipment procurement, exchange, and upgrade services to its customers. Comdisco Ventures plans to introduce Comdisco Group services to its customers. We expect that Comdisco Ventures customers will use web hosting and web availability services, business continuity services, and network management services. In the future, Comdisco Ventures intends to develop other services to its network of customers. It is anticipated that, when introduced, these services will be designed to save Comdisco Ventures' customers' time, effort and money as they race to build their businesses.

Comdisco Ventures' Strategy

      Comdisco Ventures intends to expand its position as a provider of venture leases and venture debt and introduce complementary services to venture capital-backed companies. Its strategy is to continue to leverage its management experience and resources to capitalize on the growing demand for financing by venture capital-backed companies. Components of Comdisco Ventures' strategy include:

     .  leveraging relationships with established venture capitalists;

     . providing capital through products that meet the varied needs of venture capital-backed companies;

     .  maintaining a diversified customer base;

     .  expanding funding sources;

     .  capitalizing on the Comdisco affiliation and resources; and

     . developing complementary service offerings that respond to the changing needs of venture capital-backed companies.

Leveraging Comdisco Ventures' relationships with established venture capitalists

      Comdisco Ventures believes that, increasingly, the best deals are awarded to established venture capital firms. Comdisco Ventures has developed long-term working relationships with twenty to thirty of these firms by participating in numerous transactions with them over the years. These venture capital firms serve as an important referral source for leads. Additionally, since the venture capital firms have already invested in these customers, Comdisco Venture benefits indirectly from their diligence and expertise in starting and building new companies. This working relationship affords Comdisco Ventures continued access to attractive financing opportunities. Comdisco Ventures believes that these venture capital firms view Comdisco Ventures as an important financial partner for their customers, both at the initial and subsequent stages of growth, due to Comdisco Ventures' financial resources, varied financing products and industry expertise. Comdisco Ventures believes that, as a general rule, Comdisco Ventures' financing products serve as an effective source of financial leverage for the return on the venture capital firms' equity investments in the same manner as traditional debt provides financial leverage for more mature companies. Moreover, Comdisco Ventures' flexibility has been and could be useful in those rare situations that require a specifically crafted financial solution. Comdisco Ventures also provides advice as to the financeability of particular companies to assist venture capital firms and entrepreneurs in preparing business plans.

Providing capital through products that meet the varied needs of venture capital-backed companies.

      Comdisco Ventures currently offers a broad range of financing alternatives to venture capital-backed companies. The success of Comdisco Ventures has been fueled, in part, by its ability to understand the capital needs of its customers and to develop and customize attractive financings to meet those needs. Currently, Comdisco Ventures' primary financing products are venture leases, venture debt and direct equity financings through the purchase of convertible preferred stock and common stock. See "--Comdisco Ventures' Products," beginning on page 55 for a description of these products.

Maintaining a diversified customer base

      Comdisco Ventures provides financing products to customers diversified across many industry sectors. This diversification reduces the impact to Comdisco Ventures should there be a downturn in any sector. The following chart illustrates customer industry sector diversification by aggregate commitments from October 1, 1996 through March 31, 2000.

                                    [GRAPH]
Communications & Networking           27%
Computer Hardware & Semiconductors     7%
Internet                              40%
Life Sciences                          8%
Other Products & Services              2%
Software & Computer Services          16%

      Comdisco Ventures often provides financings to several venture capital-backed companies in a specific emerging industry sector in order to increase the likelihood of aligning itself with the most successful venture capital-backed companies within that sector. Because most venture capitalists have significant equity ownership, board representation and strategic alignment with management of the companies in which they invest, they can be limited in their abilities to invest in multiple companies within a single industry sector. Comdisco Ventures, due to its limited ownership and lack of strategic involvement (e.g. typically no board representation) generally avoids these kinds of conflict limitations. This allows Comdisco Ventures to diversify its financings across several start-ups within an industry sector.

Expanding Comdisco Ventures' funding sources

      Historically, Comdisco Ventures has funded its financing activities through cash flows from its operations, as well as inter-group borrowings from Comdisco. As demand for its financing products has grown, and to reduce the balance sheet risk to Comdisco shareholders, Comdisco Ventures has explored possible alternative sources of funds for its financing activities, including selling shares of Comdisco Ventures Stock to the public in the offering contemplated by the prospectus. Comdisco Ventures may, depending on market conditions, form funding vehicles in which it seeks to raise capital from third parties.

Capitalizing on the Comdisco affiliation and resources

      As a division of Comdisco, Comdisco Ventures is able to bring a number of benefits to its customers:

     . Equipment Procurement. As a result of our experience in leasing and remarketing equipment and our equipment purchasing power, Comdisco Ventures is able to offer its customers an equipment procurement service designed to save them time, effort and money.

     .  Technology Services. Comdisco Ventures offers a range of
        Comdisco's technology services to its customers in order to help them build their businesses more quickly. These services include continuity services, web availability and other hosting services, and managed network services.

     . Post-Venture Stage Services. Comdisco Ventures can also introduce Comdisco as a potential customer for, or partner, to a customer as the customer evolves beyond the start-up stage.

Developing complementary service offerings that respond to the changing needs of venture capital-backed companies

      In addition to financing products, Comdisco Ventures intends to develop and provide value-added services to its network of customers in the future. Comdisco Ventures will charge its customers for the use of these services. The fees will be payable in cash or equity or a combination of cash and equity. These services, when developed, will also be designed to allow Comdisco Ventures' customers to take advantage of opportunities provided by the other members of Comdisco Ventures' network of customers. Comdisco Ventures also plans to introduce Comdisco Group Services to its customers.

Comdisco Ventures' Products

      Typically, Comdisco Ventures' products are structured as commitments by it to provide financing in one or more advances during a specified period of time. The total commitment made available to a customer may or may not be drawn upon and used by that customer over the life of the commitment, although Comdisco Ventures generally must keep those committed but undrawn amounts available for the customer. Comdisco Ventures also may receive the right, as part of a commitment, to purchase a specific amount of equity in a planned future equity round of its customer. Comdisco Ventures usually receives a fee for providing its financing commitment based on the original amount committed. Comdisco Ventures' commitment to finance is typically subject to the absence of any material adverse change or any default under the loan or lease and compliance by its customers with other loan or lease requirements.

      Comdisco Ventures generally will receive warrants to purchase equity securities or the right to convert some of its debt into equity securities of its customers in connection with the commitment. Warrants typically represent less than 5% of the customer's ownership at the date of origination. The terms of the warrants or equity conversion, including the expiration date, exercise price and terms of the equity security for which the warrant may be exercised, will be negotiated individually with each customer, and will likely be affected by the price and terms of securities issued by the customer to its venture capitalists and other holders. Based upon Comdisco Ventures' experience, it is anticipated that most warrants will be exercisable for a term of three to ten years. The equity securities for which the warrant will be exercised generally will be convertible preferred stock or common stock.

Venture Leases

      Comdisco Ventures' venture leasing activities consist primarily of the direct origination of non-cancelable, full-payout leases. These leases cover a variety of equipment including computers, servers and other information technology equipment, laboratory and scientific equipment, testing equipment, production equipment and software. The rental rate and all other transaction terms are individually negotiated with Comdisco Ventures' customers. The leased equipment is owned by Comdisco Ventures through Comdisco, which in turn purchased the equipment from a variety of manufacturers.

      Substantially all equipment leases that Comdisco Ventures originates have specified non-cancelable initial terms ranging from two to five years. The general terms and conditions of all of these leases are substantially similar and are embodied in a master lease agreement. For each lessee, the lease term, rent interval, lease rate factor and other specific terms for each piece of leased equipment are set forth on equipment schedules, which also incorporate the terms and conditions of our master lease agreement. The lessee is also required to provide to Comdisco Ventures monthly and annual financial information.

      Comdisco Ventures may also structure transactions as a loan secured by the underlying equipment, and Comdisco Ventures considers these kinds of arrangements as part of its venture equipment financing activities.

      Factors considered in determining which financing structure to use include the customer's desire to keep the equipment at the end of the financing, Comdisco Ventures' need for security, the flexibility at the end of the financing and accounting and tax treatment. For example, a customer that wants to keep the equipment at the end of the term may prefer the secured loan structure and be treated as the owner of the equipment at inception of the financing. On the other hand, a customer that does not want to keep the equipment at the end of the term, or wants flexibility to return the equipment, may prefer the lease structure whereby it has the right to return the equipment at the end of the lease and may treat the transaction as an operating lease. Under the lease structure, Comdisco Ventures, through Comdisco, is the owner of the equipment and is generally in a better position than an unsecured lender in the event of default. In addition, under the lease structure, Comdisco Ventures, through Comdisco, is responsible for the remarketing of the equipment at the end of the term. Under the loan structure, Comdisco is not responsible for remarketing at the end of the term.

      During fiscal 1999 and 1998, Comdisco Ventures originated leases through approximately 230 and 180 separate transactions, respectively, representing total commitments of approximately $332 million and $221 million, respectively.

      In the six months ended March 31, 2000, Comdisco Ventures' originated leases through approximately 150 separate transactions, representing total commitments of approximately $290 million.

Venture Debt

      Historically, Comdisco Ventures' venture debt activities have consisted primarily of the direct origination of debt financings to customers pursuant to subordinated, secured loan agreements. These loans bear fixed interest rates over the prime rate and are usually repaid in thirty-six monthly installments. Typically, the customer makes several months of interest-only payments, the balance being amortizing installments of principal and interest. In addition, fees may be paid to Comdisco Ventures at closing.

      These subordinated loans typically have been secured by a lien on all of the customer's assets, which, in most cases, is subordinated to the lien of the customer's senior lenders. Comdisco Ventures' loan documents usually contain cross-default provisions and may have specific provisions governing future financing or pledging of assets. Occasionally, Comdisco Ventures makes unsecured loans to companies in anticipation of an acquisition, initial public offering, or a longer term venture financing. These unsecured loans are typically short-term or payable on demand by Comdisco Ventures. These unsecured loans involve more risk than secured loans because Comdisco Ventures is a general creditor of the customer and has no priority claim on any specific assets. However, the unsecured loans are made in anticipation of events that should provide sufficient funds for repayment of the unsecured loans. Because the unsecured loans involve more risk than secured loans, unsecured loans command better economic terms, and therefore typically provide higher interest rates, shorter terms, and higher warrant coverage and conversion features. Comdisco Ventures believes that the increased risk from unsecured loans is not material because the amount of such unsecured loans is small.

      During fiscal 1999 and 1998, Comdisco Ventures committed $3.3 million in three unsecured transactions, and $2.5 million in two unsecured transactions, respectively, representing about 0.9% and 3.7% respectively, of total subordinated loan commitments. In the six months ended March 31, 2000, Comdisco Ventures committed $7.7 million in two unsecured transactions, representing about 2.4% of total subordinated loan commitments. One $7 million unsecured loan was refinanced into a convertible loan three months later. Comdisco Ventures believes that the overall percentages of unsecured loans to total subordinated loan commitments is not likely to materially change in the future.

      During fiscal 1999 and 1998, Comdisco Ventures originated subordinated loans through approximately 145 and 30 separate transactions, respectively, representing total commitments of approximately $367 million and $68 million, respectively.

      In the six months ended March 31, 2000, Comdisco Ventures originated subordinated loans through approximately ninety separate transactions, representing total commitments of approximately $323 million.

      Hybrid Fund expects to begin funding subordinated loan financings in the third or fourth quarter of fiscal 2000. Comdisco Ventures intends to sell those subordinated loan financings it originated in the second and third quarters of fiscal 2000 to Hybrid Fund once Hybrid Fund begins funding these types of transactions. Comdisco Ventures will participate in the returns generated by the fund as a limited partner and as a member of the general partner of Hybrid Fund. See "--Hybrid Fund," on page 65.

Direct Equity Financings

      Through December 31, 1999, Comdisco Ventures provided equity financing to its customers by directly purchasing common or convertible preferred stock. Comdisco Ventures generally purchases equity at a valuation based on the most recent previous financing round to venture capitalists or, as applicable, a current or contemplated financing round.

      During fiscal 1999 and 1998, Comdisco Ventures made direct equity investments with approximately ninety and thirty-five customers, representing approximately $39 million and $7 million, respectively.

      In the six months ended March 31, 2000, Comdisco Ventures made direct equity investments with approximately ninety-five customers, representing approximately $118 million, including a capital call of $50 million to Hybrid Fund. As of March 31, 2000, Comdisco Ventures has made total direct investments with an original investment value of approximately $179 million.

      Hybrid Fund began funding direct equity financings beginning in the second fiscal quarter of 2000, and made direct equity investments with approximately seven customers representing approximately $5 million in that quarter. Comdisco Ventures will participate in the returns generated by the fund as a limited partner and as a member of the general partner of Hybrid Fund. See "--Hybrid Fund," on page 65.

Overview of Financing Commitments and Equity Holdings of Comdisco Ventures

      Comdisco Ventures believes that it is one of the largest sources of venture leases and venture debt in its market.

New Lease, Debt and Equity Commitments

      The following table illustrates total new lease, debt and direct equity commitments made by Comdisco Ventures during each of the last five fiscal years and the first six months of fiscal 2000.

                      Total New Commitments By Fiscal Year
                                  1995-Current
                             (Dollars in Millions)

                                                                        First
                                                                      Six Months
                                    1995   1996   1997   1998   1999     2000
                                    ----- ------ ------ ------ ------ ----------
Leases............................. $77.3 $103.5 $144.3 $220.6 $332.1   $290.2
Debt...............................   2.5    7.5   19.5   67.7  367.1    322.5
Equity.............................   1.6    3.1    3.7    7.4   39.0     68.5
                                    ----- ------ ------ ------ ------   ------
  Total............................ $81.4 $114.1 $167.5 $295.7 $738.2   $681.2
                                    ===== ====== ====== ====== ======   ======

      The following table lists Comdisco Ventures' fifteen largest commitments provided through March 31, 2000.

        Fifteen Largest Commitments Provided Through March 31, 2000

                             Avici Systems, Inc.

                             Blue Nile, Inc.

                             Chorum Technologies, Inc.

                             Corio, Inc.

                             Corvis Corporation
                             Digital Generation Systems, Inc.

                             EthnicGrocer.com

                             Equinix, Inc.

                             Flashcom, Inc.
                             HomeGrocer.com, Inc.

                             Impresse Corporation
                             living.com Inc.
                             New Edge Networks, Inc.

                             OurHouse.com

                             Telocity, Inc.

      Comdisco Ventures tries to avoid concentrating its financing risk in a few customers. The largest commitment Comdisco Ventures has made to any single customer is approximately $25 million. At March 31, 2000, no commitment to any single customer represents more than 2% of Comdisco Ventures' total assets.

Equity Holdings

      Liquidity Events. Comdisco Ventures has been successful in identifying companies that ultimately proceed to a liquidity event, such as an initial public offering, or a merger with or sale to another company. In addition to its ability to identify these companies, Comdisco Ventures benefits from the IPO market's wide acceptance of transactions representing venture capital-backed companies. According to the National Venture Capital Association and Venture Economics, approximately 50%, or 271, of the 544 companies that went public in 1999 were venture capital-backed. These liquidity events give Comdisco Ventures the opportunity to sell or otherwise dispose of its equity interests in those companies in an orderly manner to generate cash that Comdisco Ventures generally looks to reinvest in new transactions, because Comdisco Ventures believes it is comparatively advantageous to make new advances to start-ups rather than hold the securities of public companies. In most cases, securities law restrictions on transfer and contractual lock-up provisions restrict Comdisco Ventures' ability to sell its equity positions for several months after a liquidity event. The following table lists customers of Comdisco Ventures that have been acquired by a public company or have had their IPO, since October 1, 1996.

 Comdisco Ventures' Customers That Have Completed Their Initial Public Offering or Been Acquired by Public Companies Since October 1, 1996

                       First Six Months of Fiscal 2000

                      IPO                      Acquisition by Public Company
      Be Free, Inc.                      Abaton.com, Inc.
      CacheFlow, Inc.                    AdKnowledge, Inc.
      Caliper Technologies Corp.         Arithmos, Inc.
      C-Bridge Internet Solutions, Inc.  FirstSense Software, Inc.
      Data Critical Corp.                FlowWise Networks
      Digital Impact, Inc.               Foglight Software, Inc.
      Digital Insight                    FreeGate Corp.
      Diversa Corporation                iMark.com, Inc.
      DSL.net, Inc.                      Mitotix, Inc.
      Edison Schools, Inc. (formerly,    Novera Software, Inc.
        Edison Project)                  Oberon Software, Inc.
      Egreetings Network, Inc.           Power Trends, Inc.
      Extensity, Inc.                    Promatory Communications
      GetThere.com, Inc.                 Quote.com, Inc.
      HomeGrocer.com, Inc.               Raycer, Inc.
      iGo Corporation                    RightPoint Software, Inc.
      Interwoven, Inc.                   Rubric, Inc.
      Lightspan Partnership, Inc.        Sandpiper Networks, Inc.
      MotherNature.com, Inc.             Siara Systems, Inc.
      Neoforma.com, Inc.                 TimeShift, Inc.
      Net.Genesis Corp.                  Tycho Networks, Inc.
      Niku Corporation                   WaveSpan Corporation
      OnDisplay, Inc.                    WebSpective Software, Inc.
      Onvia.com, Inc.
      PlanetRx.com, Inc.
      Quantum Effect Devices, Inc.
      QuickLogic Corp.
      SciQuest.com, Inc.
      Sequenon, Inc.
      Silicon Image, Inc.
      Silicon Laboratories, Inc.
      Snowball.com, Inc.
      Telocity, Inc.
      Tularik, Inc.
      Turnstone Systems, Inc.
      Virata Corp.
      Webvan Group, Inc.

                                     Fiscal 1999
                                     -----------
                        IPO                     Acquisition by Public Company
                        ---                     -----------------------------
       Adforce, Inc.                          Academic Systems
       Agile Software Corporation             BabyCenter, Inc.
       Allaire Corporation                    BFC Enterprises, Inc.
       Ariba Technologies, Inc.               BioStar, Inc.
       Ask Jeeves, Inc.                       BrainPlay.com, Inc.
       Audible, Inc.                          Chabi.com
       Concur Technologies, Inc.              CytoMed, Inc.
       Continuus Software Corp.               DAS Devices, Inc.
       Copper Mountain Networks, Inc.         Diamond Lane Communications Corp.
       Critical Path, Inc.                    Excel Switching Corporation
       E.piphany, Inc.                        Expersoft Corp.
       Efficient Networks, Inc.               Fibex Systems, Inc.
       E-Loan, Inc.                           Internet Profiles Corp.
       eToys, Inc.                            Lightera Networks, Inc.
       Extreme Networks, Inc.                 LinkExchange, Inc.
       FlyCast Communications Corp.           Monterey Networks, Inc.
       Gadzoox Networks, Inc.                 Pivot Technologies, Inc.
       Intraware, Inc.                        Seeker Software
       Keynote Systems, Inc.                  Sentryl Software Corporation
       NetObjects, Inc.                       SpringStreet, Inc.
       Netro Corporation                      StratumOne Communications, Inc.
       NextCard, Inc.                         TransMedia Communications, Inc.
       NorthPoint Communications, Inc.        When, Inc. (when.com)
       NVidia Corporation                     Whistle Communications
       Packeteer, Inc.                        Zip2 Corporation
       Phone.com, Inc.
       Portal Software, Inc.
       Quokka Sports
       Ramp Networks, Inc.
       SalesLogix Corporation
       Select Comfort Direct Corp.
       Showcase Corporation
       TiVO, Inc.
       Ventro Corporation (formerly, Chemdex
        Corp.)
       Viant Corporation
       Vignette Corporation
       Vixel Corporation

                                     Fiscal 1998
                                     -----------
                      IPO                     Acquisition by Public Company
                      ---                     -----------------------------
       Com21, Inc.                        AnyRiver Entertainment, Inc.
       CombiChem, Inc.                    ComCore Semiconductor, Inc.
       Corixa Corporation                 CommQuest Technologies, Inc.
       FlexiInternational Software, Inc.  European Software Publishing Ltd.
       Focal, Inc.                        gene/Networks, Inc.
       FVC.COM                            Global Center, Inc.
       Gene Logic, Inc.                   Hotmail Corporation
       Hybrid Networks, Inc.              ICAST Corp.
       Information Advantage, Inc.        Insight Micro Array Systems
       Inktomi Corporation                Netbot, Inc.
       MicroMuse, Inc.                    OnLive! Technologies, Inc.
       Power Integrations, Inc.           PetCare Plus, Inc.
       Preview Travel, Inc.               Prominet Corporation
       SportsLine.com, Inc.               Research Holdings, Ltd.
       USWeb Corporation                  Wayfarer Communications, Inc.

                                     Fiscal 1997
                                     -----------
                      IPO                     Acquisition by Public Company
                      ---                     -----------------------------
       Cardima, Inc.                      Agile Networks, Inc.
       Cerus Corporation                  Alexon Biomedical, Inc.
       Concentric Network Corp.           Allelix Neuroscience, Inc.
       Corsair Communications, Inc.       Books That Work
       Cubist Pharmaceuticals, Inc.       ChemGenics/Millennium Pharmaceuticals
       Endocardial Solutions, Inc.        Digital Style Corp.
       Intensiva HealthCare Corp.         Dynasty Technologies, Inc.
       Leukofile, Inc.                    Informed Access Systems, Inc.
       Lightbridge, Inc.                  Integrity QA Software, Inc.
       Micro Therapeutics, Inc.           Light Source Computer Images, Inc.
       NeoMagic Corporation               NetObjects, Inc.
       Netmoves Corporation               OnStream Networks, Inc.
       (formerly, faxSAV, Inc.)           PharmaGenics, Inc.
       Peapod, Inc.                       PharmaSource Group, Inc.
       Triangle Pharmaceuticals, Inc.     Quinta Corporation
       ViroPharma, Inc.                   Rapid City Communications Corp.
                                          Sahara Networks, Inc.
                                          Sneaker Stadium, Inc.
                                          TransGlobal Systems, Inc.
                                          TravelNet, Inc.
                                          TView, Inc.
                                          ViewStar Corporation
                                          Web TV Networks, Inc.
                                          Whitetree, Inc.
                                          Zane Publishing, Inc.

      Public Equity Holdings. Comdisco Ventures directs the management of its public equity holdings through a third party asset manager, E.M. Warburg, Pincus & Co. Comdisco Ventures' disposition policy with respect to its equity holdings is not intended to, and does not, assure that Comdisco Ventures will maximize its return on any particular holding. Rather, Comdisco Ventures' general policy historically has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. In almost all cases, securities law restrictions on transfer and contractual lock-up provisions restrict Comdisco Ventures' ability to sell its equity position for several months after a liquidity event. Consequently, Comdisco Ventures' general policy and these restrictions mean that Comdisco Ventures may be unable to realize the highest possible price for its equity positions. Comdisco Ventures' management consults with its outside manager on at least a quarterly basis and has adjusted its general policy on occasion to respond to market conditions. Going forward, Comdisco Ventures may review and change this general policy.

      As of March 31, 2000, the current public equity holdings of Comdisco Ventures had an equity value of $530 million and represented ownership in approximately 75 companies. The ten largest equity holdings represented 56% of the total equity value of these holdings and was composed of the following companies:

             Largest Public Equity Stakes as of March 31, 2000

                 Company                                Industry Sector
       ----------------------------               ----------------------------
       Be Free, Inc.                              Internet
       CacheFlow, Inc.                            Communications & Networking
       E.piphany, Inc.                            Software & Computer Services
       FlyCast Communications Corp.               Internet
       Niku Corporation                           Software & Computer Services
       OnDisplay, Inc.                            Internet
       Onvia.com, Inc.                            Internet
       Redback Networks, Inc./1/                  Communications & Networking
       Telocity, Inc.                             Communications & Networking
       Turnstone Systems, Inc.                    Communications & Networking

    --------

    /1/ Comdisco Ventures received shares in Redback Networks, Inc. as a result of that company's purchase of Siara Systems, Inc.

      The equity instruments Comdisco Ventures holds are generally subject to securities law restrictions on transfer and contractual lock-ups restricting its ability to sell them for up to approximately 180 days after an initial public offering or longer. Of the $530 million in equity value of the current public equity holdings of Comdisco Ventures at March 31, 2000, approximately $376 million was not then available for sale as a result of unexpired restrictions. The public market for high-technology and other emerging growth companies is extremely volatile. This volatility may adversely affect both Comdisco Ventures' ability to dispose of those equity securities and the value of those equity securities on disposal.

      Private Equity Holdings. In addition to the public equity holdings of Comdisco Ventures, as of March 31, 2000, it held warrants and other equity positions in approximately 405 companies that are still private. The following table sets forth those companies, grouped by business sector, to which Comdisco Ventures has committed $3 million or more in financing (whether as a venture lease, venture debt or direct equity purchase) as of March 31, 2000.

              Private Company Equity Holdings of Comdisco Ventures

                           as of March 31, 2000
                      Commitments Greater than $3 million

                          Communications & Networking

     2Wire, Inc.                           MainStreet Networks, Inc.
     AccessLan Communications, Inc.        Mapletree Networks, Inc.
     Agility Communications, Inc.          Metawave Communications Corp.
     Airspan Communications Corporation    New Edge Networks, Inc.
     Applicast, Inc.                       Octave Communications, Inc.
     Atmosphere Networks, Inc.             Optical Micro-Machines, Inc.
     Avici Systems, Inc.                   Optical Networks, Inc.
     Bandwidth9                            Optical Solutions, Inc.
     BrightLink Networks, Inc.             Optimight Communications, Inc.
     Caly Networks, Inc.                   Oresis Communications, Inc.
     Chorum Technologies, Inc.             Pluris, Inc.
     Cinta Corporation                     Positive Communications, Inc.
     COLO.COM                              ProactiveNet, Inc.
     Corvis Corporation                    QuantumShift
     eConvergent, Inc.                     Quintessent Communications, Inc.
     Endgate Corporation                   Santera Systems, Inc.
     Equinix, Inc.                         Shoreline Teleworks, Inc.
     eVoice, Inc. dba TalkStar.com         Telera, Inc.
     Exterprise, Inc.                      Tellium, Inc.
     Flashcom, Inc.                        Vertical Networks Incorporated
     Geyser Networks, Inc.                 Video Networks, Inc.
     Gotham Networks, Inc.                 Warpspeed Communications, Inc.
     iBEAM Broadcasting Corporation        Wavtrace, Inc.
     Indus River Networks, Inc.            Yipes Communications, Inc.
     iPass, Inc.                           Zaffire, Inc.
     Jetstream Communications, Inc.
     LGC Wireless, Inc.

                       Computer Hardware & Semiconductors

     Agere, Inc.                           Monterey Design Systems
     Aptix Corporation                     Silicon Access Technology, Inc.
     Censtor Corporation                   Silicon Spice, Inc.
     Chip2Chip, Inc.                       Siros Technologies
     Cielo Communications, Inc.            Stream Machine, Inc.
     C-Port Corporation                    Transmeta Corporation
     Gemfire, Inc.                         Volterra Semiconductor Corporation
     Handspring, Inc.                      ZettaCom, Inc.

                                    Internet


     Affinia, Inc.                        Impresse Corporation
     Agillion.com, Inc.                   Indulge.com, Inc.
     Andale, Inc.                         Interactive Transaction Services, Inc.
     Asera, Inc.                          iOwn Holdings, Inc.
     Autodaq Corporation                  IQ commerce Corporation
     BenefitPoint, Inc.                   Lipstream Networks, Inc.
     Bigstep.com                          living.com Inc.
     Blue Nile, Inc.                      Lucy.com, Inc.
     Bowstreet.com, Inc.                  Miadora, Inc.
     BravoGifts.com, Inc.                 Mobshop.com, Inc. (formerly
     Brigade Solutions, Inc.               Accompany, Inc.)
     Brightware, Inc                      MoneyLine Network, Inc.
     Broadband Sports, Inc.               Myplay, Inc.
     Carstation.com, Inc.                 Myteam.com, Inc.
     Celarix, Inc.                        Naisa Systems, Inc.
     Chip Shot Golf Corporation           Naxon Corporation
     Christianity.com, Inc.               NetFlix.com, Inc.
     Collabria, Inc.                      NONSTOP Solutions, Inc.
     Dental X Change, Inc.                NowDocs.com, Inc.
     Desktop.com, Inc.                    Obongo, Inc.
     DoughNET Inc.                        Onebox.com, Inc.
     Dunk.Net                             OurHouse.com, Inc.
     eBates Shopping.com, Inc.            perksatwork.com, Inc.
     eCoverage, Inc.                      Pogo.com Inc.
     eGroups, Inc.                        Primary Knowledge, Inc.
     ePhysician, Inc.                     PurchasingCenter.com, Inc.
     Embark.com, Inc.                     Qpass, Inc.
     essential.com, Inc.                  Quickdot Corporation
     e-STEEL Corporation                  remarQ Communities, Inc.
     EthinicGrocer.com, Inc.              Resonate, Inc.
     eve.com, Inc.                        RightWorks Corporation
     Firedrop, Inc.                       RocketTalk, Inc.
     Firstlook.com, Inc.                  ServiceLane.com, Inc.
     Flyswat, Inc.                        ShoppingList.com, Inc.
     Food.com, Inc.                       Shutterfly.com, Inc.
     Furniture.com, Inc.                  SocialNet.com
     Gator.com Corporation                StockPower, Inc.
     Gloss.com, Inc.                      Topica, Inc.
     Great Entertaining, Inc.             WebSwap, Inc.
     HomeWarehouse.com, Inc.              Xtra On-line Corporation
     IAM.com, Inc.
     iExchange.com, Inc.

                                 Life Sciences

     Accumetrics, Inc.                    FeRx Incorporated
     Acusphere, Inc.                      Idun Pharmaceuticals, Inc.
     Adesso Specialty Services            Inspire Pharmaceuticals, Inc.
                                          InterVentional Technologies, Inc.
     Advanced Medicine, Inc.
     Align Technology, Inc.
     American WholeHealth, Inc.           Kelson Physician Partners, Inc.
                                          PercuSurge, Inc.
     Argonaut Technologies, Inc.          Radiant Research, Inc.
     asterion.com, Inc.                   ScriptGen Pharmaceuticals, Inc.
     Cryogen, Inc.                        TheraSense, Inc.
     Cytokinetics, Incorporated
     Eos Biotechnology, Inc.              XenoPort, Inc.

                         Software & Computer Services

     2Bridge Software                     Linuxcare, Inc.
     Acta, Inc.                           Luminate Software Corporation
                                          MarketTools, Inc.
     Allegrix, Inc.
     Angara E-Commerce Software, Inc.     Market-Touch Corporation
     Annuncio Software, Inc.              NewChannel, Inc.
     Arbortext, Inc.                      NightFire Software, Inc.
     Corio, Inc.                          Portera Systems
     CrossWorlds Software                 Saba Software, Inc.
     DataCore Software Corporation
     Docent, Inc.                         Support.com, Inc. (formerly Tioga
                                           Systems, Inc.)
     eALITY, Inc.
     eDocs, Inc.                          TANTAU Software, Inc.
                                          Torrent Systems, Inc.
     Efficient Market Services
     Flashpoint Technology, Inc.          Trellix Corporation
                                          TriStrata, Inc.
     Instill Corporation                  ValiCert, Inc.
     Integral Development Corporation     Worldstreet Corporation
     Linguateq, Incorporated              Yantra Corporation

                           Other Products & Services

     Advantage Schools, Inc.              AnyTime Access, Inc.

Hybrid Fund

      Comdisco formed Hybrid Venture Partners, L.P., a Delaware limited partnership, in October 1999 to fund venture debt and direct equity financing products for the benefit of Comdisco Ventures. Comdisco committed $250 million as a limited partner to Hybrid Fund, all of which has been invested in, or committed to, customers. The Hybrid Fund is now closed and will not seek additional capital commitments beyond that $250 million. Hybrid Fund began funding direct equity financings in the second quarter of fiscal 2000 and expects to begin funding venture debt during the third or fourth quarter of fiscal 2000. Comdisco Ventures intends to sell those venture debt transactions it originated during the second and third quarters of fiscal 2000 to Hybrid Fund once Hybrid Fund begins funding these types of transactions.

      Comdisco Ventures intends to continue to fund venture leases and equipment loans directly.

      As the sole limited partner, Comdisco has committed 99% of the capital of Hybrid and receives 99% of that part of the profits and losses allocated based on capital commitments. Comdisco has allocated its interests in Hybrid Fund to Comdisco Ventures as part of the implementation of the tracking stock structure. Items of profit and loss of Hybrid Fund attributable to the short-term investment of idle cash will be allocated among the partners of Hybrid Fund in proportion to their respective capital commitments. All other items of net profit of Hybrid Fund will be allocated among Comdisco, the sole limited partner and the general partner, as follows:

     . First, 100 percent to all the partners in proportion to their respective capital commitments until each partner has been allocated net profits representing an 8 percent priority return on its unreturned capital contributions.

     . Next, 100 percent to the general partner until cumulative allocations of net profit over the term of Hybrid Fund have been made:

              (1) 80 percent to all the partners in proportion to their
                  respective capital commitments; and

              (2) 20 percent to the general partner as a carried interest.

     . Next, 80 percent to all the partners in proportion to their respective capital commitments and 20 percent to the general partner as a carried interest.

      Net losses of Hybrid Fund will be allocated first to reverse prior allocations of net profits and thereafter to the partners in proportion to their respective capital commitments.

      Distributions by Hybrid Fund to its partners may be made in cash or in securities.

      The general partner of Hybrid Fund is Rosemont Venture Management I, L.L.C., a Delaware limited liability company. The managing members of the general partner primarily responsible for Hybrid Fund's investment activities initially will include James P. Labe and Geoffrey L. Tickner, members of management of Comdisco Ventures. Comdisco also holds a non-managing membership interest in this general partner, an interest it has allocated to Comdisco Ventures as part of the implementation of the tracking stock structure, and is entitled to participate in the general partner's profits and losses. Prior to the offering of Comdisco Ventures Stock, Comdisco generally receives 30% of the profit and losses of the general partner. After the offering of Comdisco Ventures Stock, Comdisco generally will receive 49% of the profits and losses of the general partner. In addition to its share of the profits and losses of Hybrid Fund, the general partner will receive an annual management fee equal to 2% of the aggregate committed capital of Hybrid Fund. Beginning in 2005, this fee will be equal to 2% of the aggregate cost basis of securities held by Hybrid Fund and reasonable reserves for the payment of fund expenses and the purchase of portfolio securities under pre-existing binding commitments.

      Comdisco has the right to participate in a manner and on an economic level similar to its participation in Hybrid Fund in any fund in which any of the members of current senior management responsible for its investment activities are substantially involved in the future, provided that Comdisco Ventures Stock remains outstanding and Comdisco commits to provide at least 25% of the committed capital of that subsequent fund. Comdisco intends to allocate these interests to Comdisco Ventures should they become available.

      Instead of receiving payments of principal and interest and loan fees associated with venture debt and the payments of sales proceeds associated with its direct equity holdings, Comdisco Ventures will receive, and has allocated to Comdisco Ventures, returns from venture debt and direct equity financings held by Hybrid Fund through its limited partnership interests in Hybrid Fund and membership interests in the general partner.

Financing Procedures

      The successful execution of Comdisco Ventures' business and operating strategy is dependent upon its underwriting and investment policies and procedures.

      Comdisco Ventures reviews business plans generated by its referral network in order to identify potential customers. After identifying potential customers that it believes merit further investigation, Comdisco Ventures evaluates those potential customers in more depth. This review process, described below, forms the basis of Comdisco Ventures' decision to fund or reject a lease, loan and/or direct equity financing.

Preliminary Evaluation

      Comdisco Ventures meets with the potential customer's management and performs a preliminary investigation of its management, business operations, and prospects. Comdisco Ventures generally consults with and gathers information from a wide variety of industry sources to assess the prospects of a potential customer and its industry. Comdisco Ventures reviews the commitments of the existing venture capitalists (including their intention to participate in future financing rounds) and the potential customer's capital structure. The customer also provides projected financial statements, a description of its market and competitive landscape, and a description of operations (marketing and sales, research and development, employee issues, and so forth). If Comdisco Ventures is satisfied with its preliminary investigation of management, operations and prospects, it typically issues a term sheet outlining a proposed transaction. After reaching an agreement on the term sheet, Comdisco Ventures begins due diligence.

Due Diligence

      Comdisco Ventures' due diligence may initially include on-site visits to the potential customer's headquarters and other facilities, interviews with key management and board members, references for senior management and discussions with industry research analysts, other industry participants, customers and suppliers where appropriate. Comdisco Ventures may also review the potential customer's charter, capital structure, subsidiaries, assets, liabilities, employee plans, litigation, tax matters and other relevant legal documentation.

Portfolio Monitoring and Risk Management

      Comdisco Ventures has three primary tools to monitor the performance and quality of its financings:

     . Comdisco Ventures monitors the progress of product development, cash burn and overall adherence to the business plan;

     . Comdisco Ventures maintains regular contact with management teams to discuss business enrichment, cash flow needs and potential financing and other capital structure issues; and

     . Comdisco Ventures reviews various financial statements received from its customers on a quarterly basis.

Workouts

      All loans that are 60 days or more overdue are classified as a work-out account. Whenever feasible, Comdisco Ventures attempts to use its position as a lender and equity investor to work with other investors and lenders to rehabilitate, rather than liquidate, defaulted loans. Comdisco Ventures' primary objective at this stage is to minimize its loss on the lease and loan obligations.

Loss experience

      Since the initiation of its financing activities, credit losses have been less than 3% of Comdisco Ventures' total commitments originated. This percentage does not reflect any significant loss experience from Comdisco Ventures' subordinated debt products, which were only first introduced on a large scale beginning in fiscal 1998.

      Comdisco Ventures believes that its low level of credit losses are largely a result of its (1) transaction structuring experience, (2) due diligence procedures specifically designed to analyze transactions with emerging growth companies, (3) extensive monitoring and review of these transactions, and (4) corrective approach to addressing delinquency. Comdisco Ventures' loss experience has also benefited from the experience and diligence of those established venture capital firms that typically precede Comdisco Ventures into a financing relationship with its customers.

Competition

      Comdisco Ventures' primary competitors include financial institutions, equipment lessors and manufacturers, venture capital firms, and non-traditional lenders that provide debt and/or equity financing to emerging, high technology companies. The competition that Comdisco Ventures faces is situation-specific and depends, in part, on the issues that concern the customer. For example, a customer that has a financing need of several hundred thousand dollars, or that is unconcerned about restrictive covenants, may find a venture-oriented bank more attractive. Or, a customer that needs a large quantity of equipment from one specific vendor may be able to negotiate vendor financing that is more attractive than alternative financing offered by Comdisco Ventures. Some non-traditional funding sources, such as distribution channel partners, joint venture partners, and owners of complementary technologies, may be motivated to provide attractive financing as one part of a larger collaboration. An increasing number of public companies also provide substantial capital to companies who might otherwise be candidates for Comdisco Ventures' financing products. Comdisco Ventures believes it competes effectively with these competitors based on its creative deal structuring and flexibility, willingness to craft individual solutions to financing needs, reputation, quality of service, ability to leverage its relationship with Comdisco, and ability to respond rapidly.

Employees

      As of March 31, 2000, Comdisco Ventures employed thirty-nine people on a full time basis--twenty-five people personnel were involved in marketing and sales, twelve were in processing, servicing and administrative support and two were executive employees. No employees are represented by a labor union.

Facilities

      Comdisco Ventures' principal executive offices are located and its venture leasing and venture debt activities are conducted at 3000 Sand Hill Road, Menlo Park, California. In addition to its principal offices, Comdisco Ventures leases office space in Palo Alto, California, Waltham, Massachusetts and Rosemont, Illinois.

      Comdisco Ventures believes its current facilities are adequate for its existing needs and that additional, suitable space will be available as required.

Regulation, Licenses and Qualifications, Federal And State

      Because Comdisco Ventures is a non-bank, commercial lender, it is not subject to material federal regulation. Nevertheless, Comdisco Ventures may be required to comply with the Equal Credit Opportunity Act ("ECOA"). Under the ECOA, Comdisco Ventures is required to give all credit applicants notice of the right to receive a written statement of reasons an application for credit is denied, unless the applicant has gross revenues exceeding $1 million during its last fiscal year.

      Comdisco Ventures is not subject to material regulation in most states, although some states do require licensing for some kinds of commercial financing activities. Most states' usury laws, which limit the amount of interest charged on loans originated in a state, either exempt commercial loans or do not extend the benefit of the usury laws to corporate borrowers.

      To date, substantially all documentation relating to Comdisco Ventures' financing products is accepted in, and funding is made through, Comdisco's principal offices in Illinois and these transactions are intended to be governed by Illinois law, which does not require licensing for those activities. Hybrid Fund has applied for a license in California. Comdisco has applied for a license in California as well, as it expands its funding sources.

      Comdisco Ventures believes it is currently in material compliance with any applicable state usury laws as well as other applicable federal and state statutes and regulations.

      Comdisco Ventures believes existing federal and state laws and regulations have not had a material adverse effect on its operations. There can, however, be no assurance that future laws and regulatory changes will not occur and will not place additional burdens on its operations.

Management

      The following table shows information about Comdisco Ventures' management.

                Name                     Age                          Position
                ----                     ---                          --------
      James P. Labe                      43                    Chief Executive Officer
      Geoffrey L. Tickner, Jr.           39                    Chief Operating Officer
      John J. Vosicky                    51                    Chief Financial Officer

      Jim Labe is Comdisco Ventures' Chief Executive Officer. He has been involved in the debt-financing field within venture capital for more than seventeen years. He founded Comdisco Ventures as a division of Comdisco in early 1987, and served as President of the division until April 10, 2000, at which time he was designated the chief executive officer of Comdisco Ventures. Prior to Comdisco, Jim spent four years with Equitec Financial Group, structuring "venture leases" with venture backed companies. His background also includes computer marketing and new business development. Jim has been a speaker at venture capital industry conferences. He has also participated in programs on venture leasing and other forms of creative equity-linked financing at both the University of Chicago Graduate School of Business and at Harvard Graduate School of Business. Jim received his MBA degree from the University of Chicago and his BA degree from Middlebury College. He has been a corporate officer and Senior Vice President of Comdisco, Inc. since January, 1996.

      Geoffrey Tickner is Comdisco Ventures' Chief Operating Officer. He joined Comdisco Ventures in 1998 after fifteen years in investment banking at Smith Barney in San Francisco and New York. Geoff was a Managing Director in Smith Barney's Technology Investment Banking Group where he was responsible for the Communication Equipment and Enterprise Software sectors. Geoff received his BA from Princeton University in 1982 and his MBA degree from Stanford University in 1986.

      John Vosicky is Comdisco Ventures' Chief Financial Officer. He is also Executive Vice President and Chief Financial Officer of Comdisco and will continue to serve in those capacities. John is also the Comdisco executive officer in charge of Comdisco Ventures and the person to whom Mr. Labe reports at Comdisco. He has served as Executive Vice President of Comdisco since July, 1994 and Chief Financial Officer of Comdisco since November, 1984. John was Senior Vice President of Comdisco from November, 1985 to July, 1994. He joined Comdisco in 1975 as controller and prior to doing so, worked for Peat, Marwick, Mitchell & Company in Chicago, Illinois. John received his BA degree from St. Mary's University in 1970 in accounting, and received his CPA certificate from the State of Illinois in 1973.

      Glen Howard is Comdisco Ventures' Managing Director and Group Head of Venture Lease Investments. He has been involved in sales and marketing for more than twenty years. He has been with Comdisco for more than thirteen years, serving ten years in lease financing sales and marketing at Comdisco before joining Comdisco Ventures three years ago. Prior to joining Comdisco, he had more than six years of sales and financing experience at IBM Corporation. Glen received his BS degree in Systems Industrial Engineering from the University of Arizona and received his MBA degree from Saint Mary's College.

Comdisco Ventures Management Compensation And Benefits

      Cash Compensation. The following table shows fiscal 1999 cash compensation we paid to Comdisco Ventures' management.

Name                                                      Salary    Bonus
----                                                     -------- ----------
James P. Labe........................................... $300,000 $4,887,493 (a)
Geoffrey L. Tickner, Jr. ...............................  225,000    882,345 (a)
John J. Vosicky (b).....................................  260,000     65,000

--------

(a) Bonus payments earned for fiscal 1999.

(b) Mr. Vosicky is also the Executive Vice President and Chief Financial Officer of Comdisco. Additional information about his compensation appears in the proxy statement concerning the special meeting of stockholders held April 20, 2000 relating to the tracking stock proposal, filed with the SEC on March 20, 2000.

      Profit Sharing Plans. Each of Messrs. Labe and Tickner are participants in two Comdisco Ventures' profit sharing plans under which they are eligible to receive cash bonus payments. The first of these plans was established on October 1, 1996 ("1996 Plan"). Under the 1996 Plan, plan participants are entitled to receive cash bonus payments out of a total pool of 20% of the pre-tax earnings attributable to Comdisco Ventures' transactions documented and executed between October 1, 1996 and December 31, 1999. Bonus payments under the 1996 Plan are made semi-annually, and will continue until all profits attributable to those transactions covered by the 1996 Plan are realized by Comdisco Ventures. The amounts paid as a cash bonus to each of Messrs. Labe and Tickner under the 1996 Plan for fiscal 1999 are included in the cash compensation table above. Mr. Vosicky is not a participant in this plan.

      Comdisco Ventures established another profit sharing plan as of January 1, 2000 ("2000 Plan"). Under the 2000 Plan, plan participants are entitled to receive cash payments out of a total pool of 20% of the pre-tax earnings attributable to Comdisco Ventures' transactions documented and executed on or after January 1, 2000 and before completion of this initial public offering, excluding any transactions effected through, or assigned to, Hybrid. Bonus payments under the 2000 Plan are made semi-annually and will continue until all profits attributable to those transactions covered by the 2000 Plan are realized by Comdisco Ventures. Mr. Vosicky is not a participant in this plan.

      Employment Agreements. Each of Messrs. Labe and Tickner have entered into a management agreement with Comdisco Ventures, commencing effective on the closing of this offering, that contains these material provisions:

     .  a term of three years for Mr. Labe and two years for Mr. Tickner;

     . an increase in fiscal year 2000 current annual salary for Mr. Labe, from $300,000 to $500,000, and Mr. Tickner, from $300,000 to $450,000.

     . severance arrangements if the executive's employment is terminated without cause before the end of the agreement;

     . percentage participation in the Management Incentive Plan (as described in the immediately following section);

     . protection of Comdisco Ventures' confidential or proprietary information; and

     . limitations on the ability of the executive to compete with Comdisco Ventures' business, or to solicit Comdisco Ventures' employees, during the term of employment and for one year after a termination of employment with Comdisco Ventures.

Management Incentive Plan

      The Management Incentive Plan was approved by Comdisco stockholders at the April 20, 2000 special meeting. The Management Incentive Plan provides Comdisco Ventures' senior management with a proprietary stake in the performance of Comdisco Ventures and the creation of stockholder value and further aligns the interests of Comdisco Ventures' senior management with the stockholders of Comdisco Ventures Stock.

      The following is a summary of the material features of the Management Incentive Plan. You should review the full text of the Management Incentive Plan, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

      Grants of Awards. Under the Management Incentive Plan, we will grant options and/or restricted stock awards of Comdisco Ventures Stock to senior management of Comdisco Ventures (other than Mr. Vosicky).

      Shares Available for Issuance under the Management Incentive Plan. Under the Management Incentive Plan, the number of shares of Comdisco Ventures Stock available for grant is limited to 15,000,000 shares, representing 15% of the shares of Comdisco Ventures Stock deemed issued and outstanding upon completion of this offering assuming for this purpose that Comdisco Group's retained interest in Comdisco Ventures is represented by issued and outstanding Comdisco Ventures Stock. Shares subject to an award that expires unexercised, are forfeited, or terminated, or settled in cash instead of Comdisco Ventures Stock, and shares tendered to pay for the exercise of an option, will not again be available for grant under the Management Incentive Plan.

      Initial Awards Under the Management Incentive Plan. As of May 26, 2000 we granted non-qualified stock options for Comdisco Ventures Stock under the Management Incentive Plan to members of the current management of Comdisco Ventures and to a former employee who recently resigned his position as a senior investment professional with Comdisco Ventures. Of the options granted, 12,225,000 were granted at $2.18 per share and 1,500,000 were granted at $6.12 per share. The number of shares and exercise price of the options granted assumed that 100,000,000 shares of Comdisco Ventures Stock would represent 100% of the equity value of Comdisco Ventures as of the close of this offering. The options are subject to adjustment if that is not the case.


      The initial options will vest in equal installments over a three year period. The number of shares subject to these options may be reduced over the life of the options to reflect cash bonuses paid to those executives under the Comdisco Ventures' profit sharing plans or other bonus arrangements.

      Federal Income Tax Consequences. The following is a brief description of the federal income tax consequences generally arising with respect to awards under the Management Incentive Plan. The initial options granted under the plan will be non-qualified stock options.

      The grant of an option will create no tax consequences for the participant or Comdisco. Upon exercising an option other than an incentive stock option, the participant generally must recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. In the case of an employee, withholding will apply to amounts recognized as ordinary compensation income. A participant will not recognize taxable income upon exercising an incentive stock option (within the meaning of Section 422 of the Code) except that the alternative minimum tax may apply.

      If the participant does not hold the Comdisco Ventures Stock acquired upon exercise of an incentive stock option for at least one year from the date of exercise and two years from the date of grant (the "holding period"), the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise of the incentive stock option minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in capital gain or loss measured by the difference between the sale price and the participant's tax basis in those shares (the tax basis generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option). The holding period for purposes of determining whether this capital gain or loss is long-term or short-term does not begin until the option is exercised.

      We generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. We generally are not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding period prior to disposition of the shares.

      With respect to awards granted under the Management Incentive Plan that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

      With respect to awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture (e.g., restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the shares or other property at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

Related Transactions with Management

      Mr. Labe and Mr. Tickner are managing members of the general partner of Hybrid Fund. As managing members, they are entitled to participate in the profits and losses of the general partner. See "--Hybrid Fund," beginning on page 65.

                     DESCRIPTION OF COMDISCO CAPITAL STOCK

      The following is a summary and should be read with our restated charter which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Our Restated Charter and Initial Designations of Series of Common Stock and Preferred Stock

      On April 20, 2000, our stockholders authorized us to file our restated charter. Under our restated charter, which we filed with the Secretary of State of Delaware on May 4, 2000, there are 1,800,000,000 shares of common stock of Comdisco authorized. The board of directors may issue the common stock in multiple series. The board has designated two series of common stock as of the date of this prospectus--750,000,000 shares of Comdisco Ventures Stock and 750,000,000 shares of Comdisco Stock.

      We intend Comdisco Ventures Stock to reflect the performance of Comdisco Ventures, our venture financing business division.

      We intend Comdisco Stock to reflect the performance of Comdisco Group, which consists of our other businesses and a retained interest in Comdisco Ventures.

      We have allocated, for financial reporting purposes, all of Comdisco's consolidated assets, liabilities, revenue, expenses and cash flow between Comdisco Group and Comdisco Ventures. In the future, so long as Comdisco Ventures Stock is outstanding, we will publish financial statements for each of Comdisco Ventures and Comdisco Group, together with consolidated financial statements of Comdisco covering all of Comdisco Ventures and Comdisco Group.

      This description refers in many places to "Comdisco Group's retained interest in Comdisco Ventures." This represents the ownership of Comdisco Group in that portion of Comdisco Ventures that is not represented by outstanding Comdisco Ventures Stock. The size of this retained interest relative to the interest represented by Comdisco Ventures Stock may change in the future if actions are taken such as:

     .  issuances of additional shares of Comdisco Ventures Stock,

     .  repurchases of Comdisco Ventures Stock, or

     . transfers of cash or other property between Comdisco Group and Comdisco Ventures that change either the total amount of the assets of Comdisco Ventures or the number of shares of Comdisco Ventures Stock that is outstanding.

      Our board of directors has designated             shares of Comdisco
Ventures Stock to represent those shares that would be deemed owned by Comdisco Group in respect of its retained interest in Comdisco Ventures. See "--General Conversion and Redemption Provisions--Retained Interest of Comdisco Group in Comdisco Ventures" beginning on page 82 and our restated charter for additional information about Comdisco Group's retained interest in Comdisco Ventures and the initial number of shares of Comdisco Ventures Stock that would be deemed owned by Comdisco Group in respect of its retained interest in Comdisco Ventures.

      Under our restated charter and to the extent permitted by Delaware law, our board of directors could, without the need to obtain stockholder approval:

     . designate common stock not previously designated by the board of directors, or re-designate previously designated but unissued common stock, into one or more additional new series of common stock; or

     . increase or decrease from time to time the total number of authorized shares of each designated series of common stock.

      However, the board of directors could not increase the number of shares of authorized stock of a designated series above a number which, when added to the number of authorized shares of all designated common stock, would exceed the total number of authorized shares of common stock. In addition, the board of directors could not decrease the number of shares authorized of any series of common stock below the number of shares outstanding of such series and shares reserved for options, warrants, the rights plan and, as applicable, any retained interest of one group by another.

      At the time it creates any new series of common stock, our board of directors would be authorized to determine and designate the number of shares of each new series and all rights and privileges of each new series, including dividend rights, exchange or redemption provisions, rights upon liquidation or merger, and voting rights.

      Authorized but unissued shares of Comdisco Ventures Stock and Comdisco Stock and previously undesignated common stock would be available for issuance by Comdisco from time to time, as determined by the board of directors, for any proper corporate purpose. These purposes could include raising capital, paying stock dividends, effecting a stock split, providing compensation or benefits to employees or acquiring other companies or businesses, or designating a new series of common stock. Comdisco would not be required to solicit your approval for any issuance described above, unless required by the Delaware law or NYSE or Nasdaq Stock Market rules.

Preferred Stock

      Our board of directors has the authority to issue preferred stock in one or more series, without stockholder approval and is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. Our restated charter designates two series of preferred stock:

     .  200,000 shares of Series C Junior Participating Preferred Stock; and

     .  200,000 shares of Series D Junior Participating Preferred Stock.

      These shares are reserved for issuance in connection with Comdisco's preferred stock purchase rights described below. None of these shares are currently issued or outstanding.

Description of Comdisco Ventures Stock

      Under the restated charter, we will have the authority to issue up to 750,000,000 shares of Comdisco Ventures Stock. We plan to sell up to shares in this offering. The following additional shares of Comdisco Ventures Stock initially will be reserved for issuance:

     . shares under the Management Incentive Plan described beginning on page 71;

     . shares under Comdisco's other stock-based compensation plans; and

     . shares to represent Comdisco Group's retained interest in Comdisco Ventures.

      Dividends. We will be permitted to pay dividends on Comdisco Ventures Stock out of assets of Comdisco legally available for the payment of dividends under Delaware law. Our restated charter, however, provides that the total amounts paid as dividends on Comdisco Ventures Stock cannot exceed the available dividend amount for Comdisco Ventures.

      The "available dividend amount" for Comdisco Ventures at any time is the amount that would then be legally available for the payment of dividends on Comdisco Ventures Stock under Delaware law if:

     .  Comdisco Ventures was an independent Delaware corporation; and

     . Comdisco Ventures had outstanding a number of shares of common stock, par value $0.10 per share, equal to the number of shares of Comdisco Ventures Stock that are then outstanding plus the number of shares of Comdisco Ventures Stock that would be issuable with respect to Comdisco Group's retained interest in Comdisco Ventures.

      The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to:

     .  the total assets of the corporation,

     .  less its total liabilities,

     . less the aggregate par value of the outstanding shares of its common and preferred stock.

      However, if that amount is not greater than zero, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As mentioned above, these restrictions will form the basis for calculating the available dividend amounts for Comdisco Ventures. These restrictions will also form the basis for calculating the aggregate amount of dividends that Comdisco as a whole can pay on its common stock (regardless of series). Thus, net losses of any business group, and any dividends and distributions on, or repurchases of, any series of common stock, will reduce the assets legally available for dividends on other series of common stock.

      Subject to the above limitations, we have the right to pay dividends on none, any or all of the series of common stock, in equal or unequal amounts, notwithstanding the performance of any business group, the amount of assets available for dividends on any series, the amount of prior dividends declared on any series or any other factor. Dividend payments may also be subject to any other limitations set forth in any future series of preferred stock or in any agreements binding on Comdisco from time to time.

      At the time we pay any dividend on the outstanding shares of Comdisco Ventures Stock, we will credit to Comdisco Group, and charge against Comdisco Ventures a corresponding amount in respect of Comdisco Group's retained interest in that group for purposes of calculating available dividend amounts for future dividends. Specifically, the corresponding amount will equal (1) the aggregate amount of that dividend times (2) a fraction, the numerator of which is the number of shares that would be issuable with respect to Comdisco Group's retained interest in Comdisco Ventures and the denominator of which is the number of shares of Comdisco Ventures Stock then outstanding.

      Mandatory Dividend, Redemption or Conversion of Comdisco Ventures Stock. If we sell or dispose of all or substantially all of the properties and assets of Comdisco Ventures in a transaction other than one described below under "-- Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs" our board of directors will decide if we will:

     . pay a dividend to the holders of Comdisco Ventures Stock in cash and/or securities or other property having a value equal to their proportionate interest in the net proceeds of the disposition; or

     . if the disposition involves all of the properties and assets, redeem all outstanding shares of Comdisco Ventures Stock in exchange for cash and/or securities or other property having a value equal to the proportionate interest of the holders of Comdisco Ventures Stock in the net proceeds of the disposition; or

     . if the disposition involves substantially all, but not all, of the properties and assets, redeem a number of whole shares of Comdisco Ventures Stock having an aggregate average market value, during the twenty-day trading period beginning on the sixteenth trading day following consummation of that transaction, equal to the proportionate interest of the holders of Comdisco Ventures Stock in the value of the net proceeds of the disposition; or

     . convert each outstanding share of Comdisco Ventures Stock into a number of shares of Comdisco Stock equal to 115% of the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock during the twenty-day trading period ending on the fifth trading day prior to the first public announcement of that disposition transaction.

      We will determine the proportionate interest of the holders of Comdisco Ventures Stock in the net proceeds of a disposition by assuming that Comdisco Group's retained interest in Comdisco Ventures is represented by issued and outstanding shares of Comdisco Ventures Stock. Under these circumstances, our board of directors in its sole discretion, will determine the fair market value of all assets, except for cash and unrestricted publicly traded securities.

      We may only pay a dividend or redeem shares of a series of common stock if we have legally available funds under Delaware law. We will pay the dividend or complete the redemption or conversion on or prior to the ninetieth trading day following the disposition date.

      For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to Comdisco Ventures means a portion of the properties and assets that represents at least 80% of the value of the properties and assets attributed to Comdisco Ventures.

      The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

     . any taxes payable by us, or which would have been payable but for the utilization of tax benefits attributable to Comdisco Group, in respect of the disposition or in respect of any resulting dividend or redemption;

     . any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

     . any liabilities of or attributed to Comdisco Ventures, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to Comdisco Ventures.

      We may elect to pay the dividend or redemption price either in the same form as the proceeds of the disposition or in any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least fifteen months, an independent investment banking firm, determines will have an aggregate market value of not less than the value of the net proceeds.

      Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs. We are not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to Comdisco Ventures in a transaction or series of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity which:

     . acquires those properties or assets or succeeds to the business conducted with those properties or assets or controls that acquirer or successor; and

     . is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by Comdisco Ventures prior to the disposition, as determined by our board of directors.

      The purpose of this exception is to enable us technically to dispose of properties or assets of Comdisco Ventures to other entities engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a dividend on, or a conversion or redemption of, Comdisco Ventures Stock, so long as we hold an equity interest in that entity. A joint venture in which we own a direct or indirect equity interest is an example of such an acquirer. We are not required to control that entity, whether by ownership or contract provisions. As a result of these exceptions, holders of Comdisco Ventures Stock could find themselves holding a tracking stock that tracks the performance of a set of assets owned by an entity or entities supervised by management other than Comdisco Ventures.

      We are also not required to effect a dividend, redemption or conversion if:

     . the disposition is of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution, liquidation or winding up and the distribution of our assets to stockholders;

     . the disposition is on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of Comdisco Ventures Stock;

     . the disposition is made to any person or entity controlled by us, as determined by the board of directors;

     . the disposition is made at a time when only one series of common stock is outstanding; or

     . before the thirtieth trading day following the disposition, we have mailed a notice stating that we are exercising our right to convert all of the outstanding shares of Comdisco Ventures Stock, as applicable, into newly issued shares of Comdisco Stock as contemplated under "Conversion of Comdisco Ventures Stock at Option of Comdisco" below.

      Sale of less than substantially all the assets of Comdisco Ventures. We currently intend to allocate to Comdisco Ventures for its benefit the proceeds from any disposition of less than all or substantially all of the Comdisco Ventures properties and assets. However, consistent with the policies described under "Relationship Between Comdisco Ventures and Comdisco Group," beginning on page 92, our board of directors has the right, to determine whether to allocate those proceeds differently, subject to the fiduciary duties owed by the board of directors to all Comdisco stockholders.

      Conversion of Comdisco Ventures Stock at Option of Comdisco. We will have the right, at any time, to convert shares of Comdisco Ventures Stock into a number of shares of Comdisco Stock initially equal to 125% of the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock over a twenty-day trading period ending on the fifth trading day prior to the mailing of the conversion notice for conversions occurring in the first quarter after the original issuance of Comdisco Ventures Stock. The percentage applied to the ratio of market values will decline ratably each quarter over a period of ten quarters to 115%.

      If, however, we convert Comdisco Ventures Stock into Comdisco Stock as a result of a tax event, as defined below, we will have the right to convert shares of Comdisco Ventures Stock into a number of shares of Comdisco Stock equal to 110% of the ratio of the average market values of the Comdisco Ventures Stock and the Comdisco Stock described above, regardless of when that adverse tax law change takes place.

      "Tax event" means Comdisco's receipt of an opinion of our tax counsel that, as a result of:

     . any amendment to, or change in, the laws or regulations interpreting the laws of the United States or any political subdivision or taxing authority thereof or therein, including any announced proposed change in those regulations by an administrative agency; or

     . any official or administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations, without regard to whether that pronouncement, action or judicial decision involves Comdisco, it is more likely than not that for U.S. federal income tax purposes:

     . Comdisco or our stockholders are, or at any time in the future will be, subject to tax upon the issuance of shares of any of Comdisco Stock or Comdisco Ventures Stock, or

     . any Comdisco Stock or Comdisco Ventures Stock is not or at any time in the future will not be treated solely as stock of Comdisco, or

     . any Comdisco Stock or Comdisco Ventures Stock is or will be treated as section 306 stock under the Internal Revenue Code.

      For purposes of rendering this opinion, tax counsel will assume that any administrative proposals will be adopted as proposed. However, in the event of an announced proposed legislative change, tax counsel shall render an opinion only in the event of enactment.

      These provisions allow us the flexibility to recapitalize our outstanding series of common stocks into one class of common stock that would, after the recapitalization, represent an equity interest in all of our businesses. The optional conversion could be exercised at any future time if our board of directors determines that, under the facts and circumstances then existing, an equity structure consisting of multiple series of common stock was no longer in the best interests of all of our stockholders. A conversion could be exercised, however, at a time that is disadvantageous to the holders of Comdisco Ventures Stock. For additional information on the risks of a conversion and the limited remedies available to stockholders, see "Risk Factors--Risks Relating to Ownership of Comdisco Ventures Stock--Our right to convert Comdisco Ventures Stock into Comdisco Stock at any time without stockholder approval may prevent the holders of Comdisco Ventures Stock from retaining an investment in a tracking stock under circumstances in which they would wish to retain their investment," on page 19.

      The conversion ratio that will result in the specified premium will be calculated based on the average market value of one share of Comdisco Ventures Stock as compared to the average market value of one share of Comdisco Stock during the twenty consecutive trading day period ending on, and including, the fifth trading day immediately preceding the date on which we mail the notice of conversion to holders of Comdisco Ventures Stock.

      Conversion would be based upon the relative market values of Comdisco Stock, on the one hand, and Comdisco Ventures Stock, on the other. Many factors could affect the market values of Comdisco Stock and Comdisco Ventures Stock, including our results of operations and those of each group, trading volume and general economic and market conditions. Market values could also be affected by decisions by our board of directors or our management that investors perceive to affect adversely one series of common stock compared to the other. These decisions could include changes to our management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

      Redemption of Comdisco Ventures Stock in Exchange for Stock of Subsidiary. Although it currently has no intention to do so, our board of directors may redeem on a pro rata basis all of the outstanding shares of Comdisco Ventures Stock for shares of the common stock of one or more of our wholly owned subsidiaries which will then own all of the assets and liabilities attributed to Comdisco Ventures, and no other assets or liabilities. We may redeem shares of Comdisco Ventures Stock for subsidiary stock only if we have legally available funds under Delaware law. In connection with any exchange, in the event that we have a retained interest in Comdisco Ventures, we could retain any remaining shares of common stock of the subsidiary holding Comdisco Ventures' assets or distribute those shares as a dividend on Comdisco Stock.

      As a result of a redemption in exchange for stock of a subsidiary, holders of the series of common stock redeemed would hold securities of a separate legal entity. This redemption could be authorized by the board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of multiple series of common stock designated as tracking stocks is no longer in the best interests of all of our stockholders as a whole.

      Because Comdisco Ventures would most likely be subject to the registration requirements of the 1940 Act if the exchange described above were to occur, it is unlikely that our board of directors would redeem Comdisco Ventures Stock in the manner described in this section.

General Conversion and Redemption Provisions

      Notices Upon Disposition of Group Assets. Not later than the twentieth trading day after the consummation of a sale of all or substantially all of the properties and assets of Comdisco Ventures, we will announce publicly by press release:

     .  the estimated net proceeds of the disposition;

     .  the number of shares of Comdisco Ventures Stock outstanding;

     . the number of shares of any series of common stock into which Comdisco Ventures Stock is convertible and the conversion, exchange or exercise price of those convertible securities; and

     . the number of shares issuable with respect to our retained interest in Comdisco Ventures.

      Not later than the 40th trading day after the consummation of the disposition, we will announce publicly by press release whether we will:

     . pay a dividend or redeem shares of Comdisco Ventures Stock with the net proceeds of the disposition; or

     . convert the shares of Comdisco Ventures Stock into shares of Comdisco Stock.

      We will mail to each holder of shares of Comdisco Ventures Stock any additional notices and other information required by our restated charter.

      Notice upon Optional Conversion or Redemption in Exchange for Stock of a Subsidiary. If Comdisco determines to convert shares of Comdisco Ventures Stock into shares of Comdisco Stock or into shares of stock of a subsidiary as described above, Comdisco will send each holder of Comdisco Ventures Stock that is being converted or redeemed a notice not less than thirty nor more than forty-five days prior to the conversion or redemption date. This notice will contain:

     . a statement that all outstanding shares of Comdisco Ventures Stock will be converted or redeemed, as applicable;

     .  the conversion or redemption date;

     . the number of shares of Comdisco Stock or the number of shares of stock of the subsidiary, as the case may be, which each holder of Comdisco Ventures Stock will receive;

     .  the place or method for redemption or conversion; and

     .  any other information required by our restated charter.

      Selection of Shares for Redemption. If less than all of the outstanding shares of Comdisco Ventures Stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of Comdisco Ventures Stock or by the method as may be determined by our board of directors to be equitable.

      Fractional Interests; Transfer Taxes. We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of Comdisco Ventures Stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

      We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of Comdisco Ventures Stock so exchanged or redeemed were registered, and no issue or delivery will be made unless and until the person requesting that issue pays to Comdisco the amount of any tax or establishes to our satisfaction that this tax has been paid.

      Stockholder Rights Upon Conversion or Redemption. If shares of Comdisco Ventures Stock are converted or redeemed as previously described, after this conversion or redemption all rights of a holder of shares of Comdisco Ventures Stock that were converted or redeemed will cease. The only right a holder of shares of Comdisco Ventures Stock converted or redeemed would have at that time is the right to receive the cash and/or the certificates representing shares of capital stock, securities or other property into which Comdisco Ventures Stock was converted or for which it was redeemed, together with any payments for fractional shares or rights to dividends, as provided above, without interest. No holder of a certificate that prior to the conversion or redemption represented shares of Comdisco Ventures Stock converted or redeemed will be entitled to receive any dividends or other distribution or interest payment with respect to shares of any kind of capital stock into, or in exchange for which, shares of the Comdisco Ventures Stock were converted or redeemed until surrender of the holder's certificate in exchange for a certificate representing shares of that capital stock. Upon the surrender of the holder's certificate, there will be paid to the holder the amount of any dividends or other distributions (without interest) which became payable with respect to a record date occurring after the conversion, but which were not paid by reason of the foregoing, with respect to the number of whole shares of capital stock represented by the certificate or certificates issued upon that surrender. From and after a conversion, Comdisco will, however, be entitled to treat the certificates for Comdisco Ventures Stock that have not yet been surrendered for conversion as being evidence of the ownership of the number of whole shares of capital stock into which the shares of Comdisco Ventures Stock represented by those certificates should have been converted, notwithstanding the failure to surrender those certificates.

      Voting Rights. Holders of Comdisco Ventures Stock will generally vote together with holders of Comdisco Stock as a single class on all matters requiring a stockholder vote.

      Until the thirty-first trading day following the effective date of the restated charter, on all matters as to which all series of Comdisco's common stock will vote together as a single class:

     .  each share of Comdisco Ventures Stock will have one vote; and

     .  each share of Comdisco Stock will have one vote.

      On and after that thirty-first trading day, at each vote of stockholders, the aggregate voting power of the Comdisco Ventures Stock and Comdisco Stock will be adjusted as follows:

     . each share of Comdisco Ventures Stock will have a number of votes (or a fraction of a vote) based on the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock during the 20 consecutive trading days ending on (and including) the record date of the vote; and

     .  each share of Comdisco Stock will have one vote.

      For example, if the average market value of one share of Comdisco Ventures Stock for the period specified above was $20.00, and the average market value of one share of the Comdisco Stock for the period specified above was $40.00, each share of Comdisco Stock would have one vote and each share of Comdisco Ventures Stock would have 0.5 votes based on the following calculation:

                               $20.00
                               -----
                                     = .5 votes per share
                               $40.00

      However, in the event that the foregoing calculation results in the holders of Comdisco Ventures Stock holding more than 35% of the total voting power of all outstanding shares of common stock, the vote of each share of Comdisco Ventures Stock that exceeds that amount will be reduced so that all of the outstanding shares of Comdisco Ventures Stock in the aggregate represent 35% of the total voting power of all outstanding shares of Comdisco's common stock.

      Subject to the 35% limitation, the voting formula above is intended to equate the relative voting rights of the series of common stock to their relative market capitalization at the time of each adjustment. The periodic adjustments could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of Comdisco's outstanding stock to acquire that percentage of all series of common stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other series.

      Because, of the limitations on the voting power of Comdisco Ventures Stock, when the holders of Comdisco Ventures Stock and Comdisco Stock vote together as a single class, the holders of Comdisco Stock will be in a position to control the outcome of a majority vote even if the matter involves a conflict of interest between the holders of Comdisco Ventures Stock and Comdisco Stock.

      If shares of only one series of common stock are outstanding, each share of that series will have one vote. If any series of common stock is entitled to vote as a separate class with respect to any matter, each share of that series will, for purposes of that vote, have one vote on that matter.

      We will set forth the number of outstanding shares of Comdisco Ventures Stock and Comdisco Stock in our annual and quarterly reports filed pursuant to the Exchange Act, and disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of each share of Comdisco Ventures Stock and Comdisco Stock.

      The holders of Comdisco Ventures Stock will not have any rights to vote separately as a class on any matter coming before our stockholders, except for the limited class voting rights provided under Delaware law or by Nasdaq Stock Market rules. Matters that provide for separate class voting include amendments to our restated charter that would change the par value of Comdisco Ventures Stock or alter or change the powers, preferences or special rights of shares of Comdisco Ventures Stock so as to adversely affect the holders of Comdisco Ventures Stock.

      Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of Comdisco Ventures Stock and Comdisco Stock will be entitled to receive our assets, if any, remaining for distribution to stockholders on a per share basis in proportion to the liquidation units per share of each series. Our assets remaining for distribution will be determined after payment of, or provision for, all liabilities, including contingent liabilities, and payment of the liquidation preference payable to any holders of our preferred stock. Each share of Comdisco Stock shall have one liquidation unit. Each share of Comdisco Ventures Stock will have a number of liquidation units, including a fraction of one liquidation unit, equal to the ratio of

          (1)the average market value of a share of Comdisco Ventures Stock during the twenty consecutive trading days prior to February 28, 2001, to

          (2) the average of the market value of one share of Comdisco Stock over the same period, expressed as a decimal fraction rounded to the nearest five decimal places.

      If the voluntary or involuntary dissolution, liquidation or winding up of Comdisco occurs prior to February 28, 2001, the average market value of one share of Comdisco Ventures Stock will be determined based on:

          (1)the twenty consecutive trading day period immediately prior to the dissolution, liquidation or winding-up event, or

          (2)the actual number of consecutive trading days in the event that the dissolution, liquidation or winding-up event, if that event occurs prior to the 21st trading day after the effective date of our restated charter.

      After the number of liquidation units with respect to Comdisco Ventures Stock has been determined in the manner above, the number will not be changed except as described below. Thus, the liquidation rights of the holders of the Comdisco Ventures Stock or Comdisco Stock may not bear any relationship to the relative market values or the relative voting rights of that series.

      The liquidation units of the Comdisco Ventures Stock and Comdisco Stock were determined by Comdisco in consultation with our financial advisors and are based upon, among other factors, each group's initial level of debt and equity capitalization, each group's recent historical financial performance, the market prices of shares of comparable companies that are publicly traded and the current state of the markets for public offerings and other stock transactions.

      If Comdisco subdivides, by stock split, reclassification or otherwise, or combines, by reverse stock split, reclassification or otherwise, the outstanding shares of Comdisco Ventures Stock or Comdisco Stock, the number of liquidation units of the Comdisco Ventures Stock or Comdisco Stock, as applicable, shall be adjusted as determined by the board of directors so as to avoid any dilution in the aggregate liquidation rights of either series of common stock.

      In the absence of a public trading market for the shares of Comdisco Ventures Stock, our board of directors will exercise its good faith judgment to determine the market value of a share of that stock for purposes of this formula.

      In the case of our dissolution, liquidation or winding up:

     . no holder of Comdisco Stock will have any special right to receive specific assets of Comdisco Group; and

     . no holder of Comdisco Ventures Stock will have any special right to receive specific assets of Comdisco Ventures.

      Neither a merger nor consolidation of Comdisco into or with any other corporation, nor any sale, transfer or lease of all or any part of our assets, will, alone, be deemed a liquidation or winding up of Comdisco, or cause the dissolution of Comdisco, for purposes of these liquidation provisions.

      Comdisco considers that its complete liquidation is a remote contingency, and its financial advisors believe that, in general, these liquidation provisions are immaterial to the value of Comdisco Ventures Stock.

      Retained Interest of Comdisco Group in Comdisco Ventures. The number of shares of Comdisco Ventures Stock that, if issued, would initially represent 100% of the equity value of Comdisco Ventures has been set by the board of directors. The board of directors made this determination following discussion with Comdisco's independent financial advisors, based on:

     . the historical and projected financial and operating information of Comdisco Ventures;

     . the market prices of securities and other financial and operating information of companies engaged in activities similar to those of Comdisco Ventures;

     .  prevailing equity market conditions; and

     . the range of the initial public offering price of the Comdisco Ventures Stock to be issued.

      The equity value of Comdisco Ventures remaining after we first distribute Comdisco Ventures Stock in this offering will be held by Comdisco Group. This retained interest, because it represents an interest between two business groups within Comdisco, would not constitute outstanding shares of common stock and, accordingly, would not be represented by shares of Comdisco Ventures Stock and would not be voted on any matter by the Comdisco Group, including any matter requiring the vote of the holders of Comdisco Ventures Stock as a separate class. However, the market value attributable to Comdisco Group's retained interest in Comdisco Ventures should be reflected in the market value of the Comdisco Stock, which in turn would affect the aggregate voting power represented by Comdisco Stock on any matter in which holders of Comdisco Stock and Comdisco Ventures Stock vote together as a single class.

      We will adjust Comdisco Group's retained interest in Comdisco Ventures to reflect further issuances or repurchases of Comdisco Ventures Stock that relates to Comdisco Ventures (including the grant of any restricted stock awards or exercises of any options granted to, Comdisco employees), capital contributions to, or returns of capital from, Comdisco Ventures and certain other events, including any distribution of that stock representing all of our retained interest in Comdisco Ventures to holders of Comdisco Stock.

      In this prospectus, we call the percentage interest in Comdisco Ventures intended to be represented at any time by the outstanding shares of the series of common stock that tracks that group the "Outstanding Interest Percentage", and we call the remaining percentage interest in Comdisco Ventures intended to be represented at any time by Comdisco Group's retained interest in that group the "Retained Interest Percentage." At any time, the Outstanding Interest Percentage equals the number of shares outstanding of Comdisco Ventures Stock divided by the total number of notional shares of Comdisco Ventures Stock deemed outstanding and the Retained Interest Percentage equals the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures divided by the total number of notional shares of Comdisco Ventures Stock deemed outstanding, in each case expressed as a percentage. The sum of the Outstanding Interest Percentage and the Retained Interest Percentage always equals 100%.

      Prior to this offering, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

      Whenever we decide to issue shares of Comdisco Ventures Stock, we would determine, in our sole discretion, whether to attribute that issuance and its proceeds to:

     . Comdisco Group in respect of its retained interest in Comdisco Ventures in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent, or

     . Comdisco Ventures in a manner analogous to a primary offering of common stock.

      If we issue any shares of Comdisco Ventures Stock and attribute that issuance and its proceeds to Comdisco Group in respect of its retained interest in Comdisco Ventures:

     . the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would be reduced by the number of shares of that series we issue,

     . the number of outstanding shares of Comdisco Ventures Stock would be increased by the same amount,

     . the total number of notional shares deemed outstanding of Comdisco Ventures Stock would remain unchanged,

     .  the Retained Interest Percentage would be reduced, and

     . the Outstanding Interest Percentage would be correspondingly increased.

      If we instead attribute that issuance and its proceeds to Comdisco
Ventures:

     . the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would remain unchanged,

     . the number of outstanding shares of Comdisco Ventures Stock and the total number of notional shares deemed outstanding of Comdisco Ventures Stock would be increased by the number of shares we issue,

     .  the Retained Interest Percentage would be reduced, and

     . the Outstanding Interest Percentage would be correspondingly increased.

      We have the right to issue shares of Comdisco Ventures Stock as a distribution on Comdisco Stock. If we did so, we would attribute that distribution to Comdisco Group in respect of its retained interest in Comdisco Ventures. As a result:

     . the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would be reduced by the number of shares so distributed,

     . the number of outstanding shares of Comdisco Ventures Stock would be increased by the same amount,

     . the total number of notional shares deemed outstanding of Comdisco Ventures Stock would remain unchanged,

     .  the Retained Interest Percentage would be reduced, and

     . the Outstanding Interest Percentage would be correspondingly increased.

      If instead we issued shares of Comdisco Ventures Stock as a distribution on outstanding shares of Comdisco Ventures Stock, we would attribute that distribution to Comdisco Ventures, in which case we would proportionately increase the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures. As a result:

     . the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures and the total number of notional shares deemed outstanding of Comdisco Ventures Stock would each be increased by the same percentage as the number of outstanding shares of Comdisco Ventures Stock is increased, and

     .  the Retained Interest Percentage and Outstanding Interest
        Percentage would remain unchanged.

      At the time of any dividend on the outstanding shares of Comdisco Ventures Stock other than any dividend payable in shares of Comdisco Ventures Stock, we will credit to Comdisco Group, and charge against Comdisco Ventures, a corresponding amount in respect of Comdisco Group's retained interest in Comdisco Ventures. Specifically, the corresponding amount will equal (1) the aggregate amount of that dividend times (2) a fraction, the numerator of which is the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures and the denominator of which is the number of shares of Comdisco Ventures Stock then outstanding.

      If we decide to repurchase shares of Comdisco Ventures Stock, we would determine, in our sole discretion, whether to attribute that repurchase and its cost to:

     . Comdisco Group in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent, or

     .  Comdisco Ventures in a manner analogous to an issuer repurchase.

      If we repurchase shares of Comdisco Ventures Stock and attribute that repurchase and its cost to Comdisco Group:

     . the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in the Comdisco Ventures would be increased by the number of shares so purchased,

     . the number of outstanding shares of Comdisco Ventures Stock would be decreased by the same amount,

     . the total number of notional shares of Comdisco Ventures Stock deemed outstanding would remain unchanged,

     .  the Retained Interest Percentage would be increased, and

     . the Outstanding Interest Percentage would be correspondingly decreased.

      If we instead attribute that repurchase of Comdisco Ventures Stock and its cost to Comdisco Ventures:

     . the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in the Comdisco Ventures would remain unchanged,

     . the number of outstanding shares of Comdisco Ventures Stock and the total number of notional shares of Comdisco Ventures Stock deemed outstanding would be decreased by the number of shares so repurchased,

     .  the Retained Interest Percentage would be increased, and

     . the Outstanding Interest Percentage would be correspondingly reduced.

      We may, in our sole discretion, determine to transfer cash or other property of Comdisco Ventures to Comdisco Group in return for a decrease in Comdisco Group's retained interest in Comdisco Ventures, in a manner analogous to a return of capital, or to transfer cash or other property of Comdisco Group to Comdisco Ventures in return for an increase in Comdisco Group's retained interest in Comdisco Ventures, in a manner analogous to a capital contribution.

      If we determine to transfer cash or other property of Comdisco Ventures to Comdisco Group in return for a decrease in Comdisco Group's retained interest in Comdisco Ventures:

     . the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures and the total number of notional shares of Comdisco Ventures Stock deemed outstanding would each be decreased by an amount equal to the fair value of that cash or other property divided by the market value of a share of Comdisco Ventures Stock on the day of transfer,

     . the number of outstanding shares of Comdisco Ventures Stock would remain unchanged,

     .  the Retained Interest Percentage would be decreased, and

     . the Outstanding Interest Percentage would be correspondingly increased.

      If we instead determine to transfer cash or other property of Comdisco Group to Comdisco Ventures in return for an increase in Comdisco Group's retained interest in Comdisco Ventures:

     . the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures and the total number of notional shares of Comdisco Ventures Stock deemed outstanding would each be increased by an amount equal to the fair value of that cash or other property divided by the market value of a share of Comdisco Ventures Stock on the day of transfer,

     . the number of outstanding shares of Comdisco Ventures Stock would remain unchanged,

     .  the Retained Interest Percentage would be increased, and

     . the Outstanding Interest Percentage would be correspondingly decreased.

      We may not attribute issuances of Comdisco Ventures Stock to Comdisco Group, transfer cash or other property of Comdisco Ventures to Comdisco Group in return for a decrease in Comdisco's retained interest in Comdisco Ventures or take any other action to the extent that doing so would cause the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures to decrease below zero.

      For illustrations showing how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures, and the total number of notional shares deemed outstanding of Comdisco Ventures Stock after giving effect to hypothetical dividends, issuances, repurchases and transfers, see Annex I to this prospectus.

Determinations by the Board

      Any determinations made by our board of directors in good faith under our restated charter or in any certificate of designation filed pursuant to our restated charter would be final and binding on all stockholders of Comdisco, subject to rights under applicable Delaware law and under the federal securities laws.

Preemptive Rights

      Holders of Comdisco Ventures Stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.

Amended and Restated Rights Agreement

      We have issued and will issue preferred stock purchase rights to all holders of our common stock under a rights agreement amended and restated as of May 4, 2000, between Comdisco and ChaseMellon Shareholder Services L.L.C., as rights agent.

      The restated rights agreement provides that:

     . each right in effect at the date of restatement be redesignated as a Comdisco Stock right, which will continue to allow holders of outstanding Comdisco Stock to purchase shares of Series C Junior Participating Preferred Stock of Comdisco if a distribution date occurs;

     . for each share of Comdisco Stock issued between the date of the restated rights agreement and the expiration date of the rights, we will issue one Comdisco Stock right which will allow holders to purchase shares of Series C Junior Participating Preferred Stock of Comdisco if a distribution date occurs; and

     . for each share of Comdisco Ventures Stock issued between the date of the restated rights agreement and the expiration date of the rights, we will issue one Comdisco Ventures Stock right which will allow holders to purchase shares of Series D Junior Participating Preferred Stock of Comdisco if a distribution date occurs.

      We refer to the Comdisco Stock rights and the Comdisco Ventures Stock rights collectively as the "rights."

      A "distribution date" will occur upon the earliest of:

     . the tenth day, or a later day determined by our board of directors, after a public announcement that a person or group of affiliated or associated persons other than us, any subsidiary of Comdisco, or any of our or our subsidiaries' employee benefit plans (an "acquiring person") has acquired beneficial ownership of 15% or more of the voting power of all the shares of our common stock; or

     . the tenth business day, or a later day determined by our board of directors, following the commencement of or announcement of the intention to commence a tender or exchange offer that would result in that person or group beneficially owning 15% or more of the voting power of all the shares of our common stock; or

     . the tenth business day after our board of directors declares a person to be an "adverse person."

      Any person or group that beneficially owns 20% or more of our outstanding common stock on the effective date of the amendment and statement of the rights plan, which we refer to as an "existing holder," will not be deemed an "acquiring person" until that existing holder acquires beneficial ownership of 30% or more of the voting power of our outstanding common stock. An adverse person is a person or group (1) which beneficially owns 10% or more of the voting power of our outstanding common stock and (2) which our board of directors has determined has interests adverse to ours based on requirements set out in the amended and restated rights agreement.

      Until the distribution date, the rights will not be represented by a separate certificate and may be transferred only with their respective series of common stock.

      Following the distribution date, holders of rights other than any acquiring person or adverse person (whose rights will thereupon become null and void) will be entitled to purchase from us:

     . in the case of a Comdisco right, one one-thousandth of a share of Series C Junior Participating Preferred Stock at a purchase price of $75, subject to adjustment; and

     . in the case of a Comdisco Ventures Stock right, one one-thousandth of a share of Series D Junior Participating Preferred Stock at a purchase price of $180, subject to adjustment.

      The purchase prices discussed above are referred to as the "Series C purchase price" and the "Series D purchase price."

      Unless the rights are earlier redeemed, if any person or group becomes an acquiring person or our board of directors declares a person to be an "adverse person":

     . a Comdisco Stock right will entitle its holder other than any acquiring person or adverse person to purchase, at the Series C purchase price, a number of shares of Comdisco Stock with a market value equal to twice that purchase price;

     . any Comdisco Ventures Stock right will entitle its holder other than any acquiring person or adverse person to purchase, at the Series D purchase price, a number of shares of Comdisco Ventures Stock with a market value equal to twice that purchase price; and

     . all rights of any acquiring person or adverse person will become null and void.

      After the rights have been triggered, the board of directors may exchange the rights, other than rights owned by an acquiring person or adverse person, at an exchange ratio of:

     . one share of Comdisco Stock per Comdisco Stock right, subject to adjustment, and

     . one share of Comdisco Ventures Stock per Comdisco Ventures Stock right, subject to adjustment.

      Unless the rights are earlier redeemed, if, following the time a person becomes an acquiring person or adverse person:

     . Comdisco is acquired in a merger or other business combination transaction and Comdisco is not the surviving corporation;

     . any person consolidates or merges with Comdisco and all or part of the common stock is converted or exchanged for securities, cash or property of any other person or of Comdisco; or

     . 50% or more of Comdisco's assets or earning power is sold or transferred, then, each right will entitle its holder other than any acquiring person to purchase, for the applicable purchase price, a number of shares of common stock of the surviving entity in that merger, consolidation or other business combination of, or the purchaser in, that sale or transfer with a market value equal to twice the applicable purchase price.

      The rights will expire on November 17, 2007, unless we extend or terminate them as described below.

      At any time until the close of business on the fifteenth day following a public announcement that there is an acquiring person or our board of directors declares a person to be an "adverse person", our board of directors may redeem all of the rights at a price of $0.01 per right. On the redemption date, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive that redemption price.

      Prior to a distribution date, the board of directors may, without the approval of any holders of rights, supplement or amend any provision of the amended and restated rights agreement in any manner, whether or not that supplement or amendment is adverse to any holders of the rights. From and after a distribution date, the board of directors may, without the approval of any holders of rights, supplement or amend the amended and restated rights agreement only:

     .  to cure any ambiguity,

     . to correct or supplement any provision that may be defective or inconsistent with any other provision, or

     . in any manner that it may deem necessary or desirable and which does not materially adversely affect the interests of the holders of rights other than an acquiring person, adverse person and their associates and affiliates.

      A holder of a right will not have any rights as a stockholder of Comdisco, including the right to vote or to receive dividends, until a right is exercised.

      The amended and restated rights agreement contains provisions designed to prevent the inadvertent triggering of the rights. A person will not be deemed an acquiring person if the board of directors of Comdisco approved the acquisition by that person of shares of common stock prior to that person otherwise becoming an acquiring person. In addition, the amended and restated rights agreement gives a person who has inadvertently acquired 15% or more of the voting power of all series of our common stock and does not have any intention of changing or influencing the control of Comdisco the opportunity to sell a sufficient number of shares so that the acquisition would not trigger the rights. In addition, the rights will not be triggered and a divestiture of shares will not be required if a person becomes the holder of 15% or more, or 30% or more in the case of an existing holder, of the voting power of all of our series of common stock, solely as a result of either (1) the reduction of our outstanding common stock as the result of our repurchase of any of our common stock or (2) any adjustment of the voting rights of Comdisco Ventures Stock in accordance with the provisions of our restated charter. However, any person who exceeds that threshold as a result of our stock repurchases or a voting rights adjustment will trigger the rights if the person subsequently acquires additional shares of our common stock. Our board may also further amend the amended and restated rights agreement in the future, including in connection with any distribution of Comdisco Group's retained interest in Comdisco Ventures, to compensate for any unintended effects of the variable voting rights associated with Comdisco Ventures Stock.

      The restated rights agreement will permit disinterested stockholders to acquire additional shares of our common stock or of an acquiring company at a substantial discount in the event of those changes in control described in the restated rights agreement. The restated rights agreement is intended to discourage anyone from buying shares of common stock having more than 15% of the voting power of all series of our common stock without prior approval by the board of directors.

      We have filed the form of amended and restated rights agreement with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Other Provisions of Our Restated Charter, Bylaws and Delaware Law

      Authorized Shares. Our restated charter provides that we may from time to time designate and issue shares of common stock or preferred stock in one or more series, the terms of which will be determined by our board of directors, and authorize and issue additional common stock of any previously designated series. Our board of directors, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of common stock or preferred stock. We will not solicit further approval of our stockholders to designate, authorize or issue those shares unless our board of directors believes that approval is advisable or is required by NYSE or Nasdaq Stock Market rules or Delaware law. The purpose of authorizing the board of directors to determine these rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. This authority however could enable our board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Comdisco by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Comdisco.

      Classified Board of Directors; Removal of Directors; Limitation on Ability to Call Special Meetings. Our restated charter provides that our board of directors shall be divided into three classes and shall consist of such number of directors as is set in our bylaws. Our bylaws provide that the board of directors will be divided into three classes of an approximately equal number of directors with each class of directors having a three-year term of office. Our restated charter also provides that a director may be removed for cause only upon the vote of two-thirds of the voting stock of Comdisco. These provisions in our restated charter and bylaws may only be amended by a vote of two-thirds of the voting power of all series of common stock of Comdisco voting together as a class.

      Our bylaws further provide that stockholders of Comdisco may not call special meetings of the stockholders.

      The provisions regarding classification of our board of directors, removal of directors and the limitations on the stockholders' ability to call special meetings may have the effect of discouraging anyone from attempting to acquire control of Comdisco and thereby discouraging open market purchases of any series of common stock.

      Business Combinations with Substantial Stockholders. Our restated charter provides that business combinations with substantial stockholders will require the vote of two-thirds of the voting stock of Comdisco to approve that transaction.

      A "substantial stockholder" is defined as a person, other than a member of our board of directors as of September 30, 1985 or any of our employee benefit plans, who or which beneficially owns 10% or more of our outstanding shares of common stock.

      A "business combination" is defined to mean:

     . a merger or consolidation of Comdisco with a substantial stockholder;

     . a sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of Comdisco or any subsidiary to a substantial stockholder (defined as 10% of the total book value of the assets);

     . a merger or consolidation of a substantial stockholder with Comdisco or any subsidiary;

     . a sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a substantial stockholder to Comdisco or a subsidiary;

     . any re-classification of our common stock or any recapitalization of Comdisco consummated within five years after a substantial stockholder became a substantial stockholder;

     . issuance of any securities of Comdisco or any subsidiary to a substantial stockholder, except proportionately as a stockholder;

     . acquisition by Comdisco or any subsidiary of securities of a substantial stockholder; or

     .  any agreement providing for any of these types of transactions.

      The business combination will not need to receive the two-thirds vote outlined above if the consideration to be paid by the interested stockholder in the business combination meets various tests set forth in our restated charter, designed to ensure that the form and amount of consideration to be paid by the interested stockholder is fair to the other holders of our common stock.

      The business combination provisions outlined above may have the effect of discouraging attempts to acquire control of Comdisco and thereby of discouraging open market purchases of our common stock.

      Stockholder Nominations and Proposals. Our bylaws provide that to nominate directors, stockholders must submit a written notice to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include the name and address of the stockholder and of the nominee, a description of any arrangements between the stockholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

      Similarly, to submit proposals at an annual meeting, a stockholder must provide our corporate secretary of notice of the proposal not less than 120 days nor more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include:

     .  a description of the proposal;

     .  the reasons for presenting the proposal at the annual meeting;

     .  the text of any resolutions to be presented;

     .  the stockholder's name and address and number of shares held;

     .  any material interest of the stockholder in the proposal; and

     . a representation that the stockholder intends to appear at the meeting, in person or by proxy, to submit the proposal.

      In addition, the bylaws provide that only the board of directors, chairman of the board, chief executive officer or president of Comdisco can call special meetings of stockholders and that the only business that may be brought before a special meeting is that business specified in the notice of that meeting. These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any stockholder to a vote of the stockholders.

      Delaware Law. Section 203 of the General Corporation Law of the State of Delaware applies to Comdisco. Generally, Section 203 limits the ability of an "interested stockholder" to effect various business combinations with Comdisco for a three-year period following the time that that stockholder became an interested stockholder. An "interested stockholder" is defined as a holder of 15% or more of our outstanding voting stock.

      An interested stockholder may engage in a business combination transaction with Comdisco within the three-year period only if:

     . our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

     . the interested stockholder acquired at least 85% of our voting stock in the transaction in which it became an interested stockholder; or

     . our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of our outstanding voting shares held by all disinterested stockholders approve the transaction.

Stock Transfer Agent and Registrar

      ChaseMellon Shareholder Services L.L.C. will act as the registrar and transfer agent for Comdisco Ventures Stock.

Anti-takeover Considerations

      If Comdisco Ventures were a separate company and not part of a single enterprise, any person interested in acquiring Comdisco Ventures without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend Comdisco Ventures Stock to reflect the separate performance of Comdisco Ventures, a person interested in acquiring Comdisco Ventures without negotiation with Comdisco's management could obtain control of that group only by obtaining control of all our outstanding voting stock.

      The existence of multiple series of common stock could present complexities and could pose obstacles, financial and otherwise, to an acquiring person. The existence of multiple series of common stock could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Comdisco by delaying or preventing that change in control.

      An additional               shares of common stock is available for
future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Comdisco by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Comdisco.

      For additional anti-takeover considerations, see "--Other Provisions of Our Restated Charter, Bylaws and Delaware Law", beginning on page 89.

         RELATIONSHIP BETWEEN COMDISCO VENTURES AND COMDISCO GROUP

      Because Comdisco Group and Comdisco Ventures will not be separate legal entities, Comdisco has carefully considered a number of issues with respect to the financing of each group, competition between groups, inter-group business transactions, corporate opportunities and the allocation of shared services expenses, corporate general and administrative expenses, debt, interest, taxes, retirement benefit costs, and other support activities between the groups. Following is a summary of policies and guidelines that we plan to follow to help us to allocate costs and charges between the groups in a manner that will ensure that transactions between the groups are made on a basis that in management's judgment would be fair and equitable. These policies are not subject to approval by Comdisco's stockholders and may be changed at any time without stockholder approval.

      The description of the Comdisco Ventures Policy Statement below is not complete and is qualified in its entirety by reference to the text of the Comdisco Ventures Policy Statement that is filed as an exhibit to the registration statement of which this prospectus is a part. For information on how to obtain this document, see "Where You Can Find More Information" on page
106. You are urged to read it in its entirety.

Fiduciary and Management Responsibilities

      Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to Comdisco and to the holders of our Comdisco Stock and Comdisco Ventures Stock if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of Comdisco and all of our stockholders as a whole. Our board of directors and our chief executive officer, in establishing policies with regard to intracompany matters such as business transactions between groups and allocations of assets, liabilities, debt, shared services expenses, corporate general and administrative costs, taxes, interest, retirement benefit costs, corporate opportunities and other matters, will consider various factors and information which could benefit or cause detriment to the stockholders of the respective groups and will make determinations in the best interests of Comdisco and all of our stockholders as a whole. Comdisco will adhere to the principle that transactions and transfers between groups should be made on a basis that in management's judgment would be fair and equitable.

Comdisco Ventures Stock Committee

      Our board of directors will establish the Comdisco Ventures Stock Committee as a committee of our board of directors under our bylaws to oversee the interaction between the businesses of Comdisco Group and Comdisco Ventures. The members of the Comdisco Ventures Stock Committee are Nicholas K. Pontikes, Keith Hartley and Carolyn Murphy, who are all members of our board of directors. Members of the Comdisco Ventures Stock Committee have no separate fiduciary duty to act solely in the best interests of the holders of Comdisco Ventures Stock, but rather owe their fiduciary duties to all Comdisco stockholders as a whole. In accordance with our bylaws, our board of directors will delegate to the Comdisco Ventures Stock Committee authority to:

     . interpret, make determinations under, and oversee the implementation of the policies described in the Policy Statement Regarding Comdisco Ventures Stock Matters described under "-- Comdisco Ventures Policy Statement," beginning on page 93;

     .  review our policies, programs and practices relating to:

                . the business and financial relationships between Comdisco Group and Comdisco Ventures,

                . disclosures to stockholders and the public concerning, and transactions by Comdisco or any of its subsidiaries, in shares of Comdisco Ventures' tracking stock, and

                . any matters arising in connection with any of the foregoing, all to the extent the Comdisco Ventures Stock Committee may deem appropriate;

     . recommend changes in the policies, programs and practices that Comdisco Ventures Stock Committee may deem appropriate;

     . recommend adoption of additional policies governing the relationship between Comdisco Ventures and Comdisco Group; and

     . engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist the Comdisco Ventures Stock Committee in performing its duties.

The Comdisco Ventures Stock Committee will have and may exercise such other powers, authority and responsibilities as our board of directors may determine from time to time. Although our board of directors has no present intention to do so, it may modify, suspend or rescind the authority of the Comdisco Ventures Stock Committee at any time.

Comdisco Ventures Policy Statement

      We will, effective upon issuance of Comdisco Ventures Stock, adopt the Comdisco Ventures Policy Statement, which Comdisco intends to follow.

Amendment and Modification to the Comdisco Ventures Policy Statement

      Our board of directors may amend, modify, suspend or rescind the policies set forth in the Comdisco Ventures Policy Statement, including any resolution implementing the provisions of the Comdisco Ventures Policy Statement. Our board may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the Comdisco Ventures Policy Statement in connection with particular facts and circumstances, all as our board may determine, consistent with its fiduciary duties to Comdisco and all of our stockholders.

General Policy

      Our board of directors has determined, and the Comdisco Ventures Policy Statement states, that all material matters in which holders of Comdisco Stock and Comdisco Ventures Stock may have divergent interests will be generally resolved in a manner that is in the best interests of Comdisco and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of the common stock of Comdisco.

Relationship Between the Comdisco Group and Comdisco Ventures

      The Comdisco Ventures Policy Statement provides that Comdisco will seek to manage Comdisco Group and Comdisco Ventures in a manner designed to maximize the operations, unique assets and value of both groups. Comdisco expects that the operating relationship between the two groups will include the coordination and use of bundled offers, marketing, sales, branding, and other intellectual property and technology. In addition, there will be various financial arrangements between the two groups, including with respect to debt, other financings and taxes.

      General. The Comdisco Ventures Policy Statement provides that, except as otherwise provided in the policy statement, all material commercial transactions between Comdisco Group and Comdisco Ventures will be on commercially reasonable terms taken as a whole and will be subject to the review and approval of our board of directors and/or the Comdisco Ventures Stock Committee as its designee.

      Allocation of corporate overhead and support services. Generally, Comdisco Ventures will have access to the support services of Comdisco Group, including human resources, legal, payroll, accounting, tax, information technology and network services.

      For shared corporate services that arise as a result of being part of a combined entity, including securities filing and financial reporting services, costs relating to these services will be:

     .  allocated directly to the group utilizing those services, and

     . if not directly allocable to a group, allocated between the groups on a fair and reasonable basis as our board of directors determines.

      For other support services, for example, billing and purchasing services, the Comdisco Ventures Policy Statement provides that the groups will seek to achieve enterprise efficiencies to minimize the aggregate costs incurred by the two groups combined, although each group also will be entitled to negotiate and procure other support services on their own from third parties.

      Sourcing and provision of other services. Other than corporate overhead and support services, Comdisco Ventures will use exclusively the services offered by Comdisco Group if those types of services are required in Comdisco Ventures transactions. The Comdisco Ventures Policy Statement further provides that Comdisco Group will provide these services to Comdisco Ventures at the best price offered by Comdisco Group to third parties in similar situations when taking into account all relevant factors. In establishing these prices, consideration of other factors, as appropriate, such as avoided costs and synergies to be shared between the groups are expected to be taken into account. In addition, each group will cooperate in good faith to develop offers that reflect such other factors.

      It is expected that when the combined services of the two groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, Comdisco Group and Comdisco Ventures will each control the pricing of its respective services and receive the associated revenues.

      In a combined transaction offering where the services of the two groups are integrated and the total costs to consumers of each of those services are not separately identified on a billing statement, the groups are expected to work collaboratively to determine the nature of their arrangements and are also permitted to source the services of the other group as described above; provided, however, that Comdisco Ventures may not offer a combination of services comprised primarily of Comdisco Group's services without Comdisco's agreement.

      Inter-Group Interest. The Comdisco Ventures Policy Statement provides that Comdisco Ventures will not acquire Comdisco Stock.

      No Employee Interest in Customers. The Comdisco Ventures Policy Statement states that all employees of Comdisco are governed by Comdisco's conflicts and insider trading policies. In addition, the Comdisco Ventures Policy Statement provides that no employee of Comdisco Ventures may acquire any interest in any customer of Comdisco Ventures.

Corporate Opportunities

      The Comdisco Ventures Policy Statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the two groups, in whole or in part, as it considers to be in the best interests of Comdisco and its stockholders as a whole and as contemplated by the other provisions of the policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, our board of directors will allocate it using its business judgment or in accordance with procedures that our board of directors adopts from time to time to ensure that decisions will be made in the best interests of Comdisco and its stockholders as a whole. Any allocation of this type may involve the consideration of a number of factors that our board of directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the existing scope of a group's business and whether a group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired asset or business or assumed liability. Our board of directors currently intends, however, subject to and without limiting the provisions of the Comdisco Ventures Policy Statement, to allocate future venture financing opportunities to Comdisco Ventures.

Dividend Policy

      The Comdisco Ventures Policy Statement provides that, subject to the limitations on dividends set forth in our charter, including any preferential rights of any series of preferred stock of Comdisco, and to the limitations of applicable law, holders of shares of Comdisco Ventures Stock will be entitled to receive dividends on that stock when, as and if our board of directors authorizes and declares dividends on that stock.

      Since Comdisco Ventures is expected to require significant capital commitments to finance its operations and fund its future growth, the Comdisco Ventures Policy Statement provides that Comdisco does not expect to pay any dividends on shares of Comdisco Ventures Stock. If and when our board of directors determines to pay any dividends on shares of Comdisco Ventures Stock, the Comdisco Ventures Policy Statement provides that this determination will be a business decision that our board of directors makes based upon the results of operations, financial condition and capital requirements of Comdisco and other factors that our board of directors considers relevant.

      We expect that our dividend policy with respect to Comdisco Stock will be consistent with the dividend policy we had for our prior existing common stock.

      While the board of directors does not currently plan to change the policy for payment of dividends referred to above, the board of directors has the discretion to change this policy at any time. The amount of funds legally available for dividends will reflect the gains or losses of all groups, and Comdisco may be unable to pay dividends on a series of common stock that tracks a group regardless of the financial condition or results of operations of that group. We cannot assure you that there will be amounts available for payment of dividends on any series of common stock.

      In addition, subject to the limitations described above, and the limitations set forth generally in this section, the board of directors may in its sole discretion declare and pay dividends on neither series of common stock, on one but not both series of common stock or on both series of common stock. The amount of any dividend may likewise vary between Comdisco Stock and Comdisco Ventures Stock in the sole discretion of the board of directors.

      We will otherwise be permitted to pay dividends on Comdisco Ventures Stock (and transfer corresponding amounts to Comdisco Group in respect of its retained interest in the relevant group), but the total of the amounts paid as dividends on the shares of Comdisco Ventures Stock and the corresponding amounts transferred to Comdisco Group in respect of its retained interest in the relevant group cannot exceed the available dividend amount for that group.

      We will otherwise be permitted to pay dividends on Comdisco Stock out of assets of Comdisco legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on Comdisco Group Stock cannot exceed the available dividend amount for Comdisco Group.

      We expect that determinations to pay dividends on Comdisco Ventures Stock or Comdisco Stock would be based primarily upon the financial condition, results of operations, capital requirements, any restrictions contained in our financing or other agreements and those other factors as our board of directors deems relevant.

Financial Reporting

      The Comdisco Ventures Policy Statement provides that Comdisco will prepare and include in its filings with the SEC financial statements of Comdisco Group and Comdisco Ventures for so long as

Comdisco Ventures Stock is outstanding. The financial statements of Comdisco Ventures will reflect the financial position, results of operations and cash flows of the businesses attributed to Comdisco Ventures and in the case of annual financial statements will be audited.

Comdisco Ventures Stock Committee

      We will, effective upon issuance of Comdisco Ventures Stock, establish the Comdisco Ventures Stock Committee of our board of directors that we describe above under "--Comdisco Ventures Stock Committee," beginning on page 92.

      In making determinations in connection with the policies set forth in the Comdisco Ventures Policy Statement, the members of our board of directors and Comdisco Ventures Stock Committee will act in a fiduciary capacity and in accordance with legal guidance concerning their respective obligations under applicable law. Members of the Comdisco Ventures Stock Committee have no separate fiduciary duty to act solely in the best interests of the holders of Comdisco Ventures Stock, but rather owe their fiduciary duties to all Comdisco stockholders as a whole. The delegation of responsibilities to Comdisco Ventures Stock Committee will be subject to changes our board of directors may determine.

Preparation of Financial Statements

      We will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for Comdisco Group and Comdisco Ventures and for Comdisco on a consolidated basis. The financial statements of Comdisco Group and Comdisco Ventures taken together will comprise all the accounts included in the corresponding consolidated financial statements of Comdisco. The financial statements of each of Comdisco Group and Comdisco Ventures will reflect the financial condition, results of operations and cash flows of the businesses included in the corresponding group.

      The financial statements of each group will also include the allocated portions of debt, interest, retirement benefit costs, shared services costs, corporate general and administrative costs and taxes for each group. We will make these allocations for the purposes of preparing the financial statements of each group. However, the holders of Comdisco Stock and Comdisco Ventures Stock will still be subject to all of the risks associated with an investment in Comdisco as a whole.

Treasury Activities

      Comdisco plans to continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repurchase of common stock. If we transfer cash or other property allocated to one group to another group, we may account for that transfer in one of the following ways:

     . as an adjustment to allocated pooled debt, or as a short-term or long-term loan between groups, or as a repayment of a previous borrowing, as described under "--Inter-group Loans" on the next page; or

     .  as a sale of assets between groups; or

     . as a reduction or increase in Comdisco Group's retained interest in Comdisco Ventures.

      Our board of directors has not adopted specific criteria to determine which of the foregoing will be applied to a particular transfer of cash or property from one group to another. Our board of directors and management will make these determinations, either in specific instances or by setting generally applicable policies, in the exercise of its business judgment. These determinations will be based on all relevant circumstances, including the financing needs and objectives of the receiving group, the investment objectives of the transferring group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. We will make all transfers of assets from one group to another on a fair and equitable basis for the foregoing purposes.

      Although we may allocate our debt and preferred stock between groups, the debt will remain the obligation of Comdisco as a whole and all of our stockholders will be subject to the risks associated with those obligations.

      Comdisco Debt and Preferred Stock. We may allocate our debt between the groups or, if we so determine, in its entirety to a particular group, for example, in the case of specific acquisition financing. We will allocate preferred stock, if issued, in a similar manner. We refer to debt and preferred stock allocated between groups as "pooled."

      The portion of the pooled debt allocated to Comdisco Ventures will bear interest for purposes of its financial statements at a rate to reflect the board of directors' good faith determination as to the relative credit risks of Comdisco Ventures, and applied to Comdisco Ventures' allocated portion of the pooled debt balance at the beginning of each period for which interest expense is calculable. The remainder of the interest expense on pooled debt for that period will be allocated to Comdisco Group. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of that pooled debt or preferred stock as a whole.

      If we allocate debt for a particular financing in its entirety to one group, that debt will bear interest for group financial statement purposes at the rate applicable to that debt as determined by the board of directors as provided above. If we allocate preferred stock in its entirety to one group, we will charge the dividend cost to that group in a similar manner. Any additional expenses related to debt or preferred stock that is allocated in its entirety to a group will be allocated in whole to that group.

      Inter-group Loans. Cash or other property that we allocate to one group that is transferred to another group could be accounted for either as adjustments to allocated pooled debt, or as a short-term loan or as a long-term loan. We will establish guidelines for the terms on which loans between the groups will be made, including the interest rates, amortization schedule, maturity and redemption terms.

      Equity Issuances and Repurchases and Dividends. We will reflect all financial effects of issuances and repurchases of shares of Comdisco Ventures Stock or Comdisco Stock entirely in the financial statements of that group. We will reflect financial effects of dividends or other distributions on, and purchases of, shares of Comdisco Ventures Stock or Comdisco Stock entirely in the respective financial statements of the related group.

Transfers of Assets Between Groups

      Our restated charter permits the transfer of assets between groups without stockholder approval. Comdisco has established a policy that all these transfers will be made on a fair and equitable basis, as determined in good faith by our board of directors or management. The consideration for these transfers may be paid by one group to another in cash or other consideration.

Taxes

      We will generally determine the income tax provisions of Comdisco and its subsidiaries on a consolidated basis. We will allocate those consolidated income tax provisions and related tax payments or refunds between the groups based principally on the taxable income and tax credits directly attributable to each group. These allocations will reflect each group's contribution, whether positive or negative, to Comdisco's consolidated taxable income and the consolidated tax liability and tax credit position. We will credit tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis to the group that generated those benefits.

      Current and deferred taxes and taxes payable or refundable allocated to each group in its historical financial statements may differ from those that would have been allocated to each group had they filed separate income tax returns.

      These policies are reflected in a tax sharing agreement between Comdisco and Comdisco Ventures.

Changes in Policies

      Neither our board of directors nor management has any current plans to change the above policies. However, these policies may be modified by the board of directors or management in its or their sole discretion without the approval of stockholders. Any modifications to the above policies will be made by the board of directors or management in its or their good faith business judgment of Comdisco's best interests, taking into consideration the interests of Comdisco and all of Comdisco's stockholders.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of the material United States federal income tax consequences of the ownership of Comdisco Ventures Stock. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, published positions of the Internal Revenue Service, and court decisions as of the date of this prospectus, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Comdisco Ventures Stock, or the Treasury Department could issue regulations that change current law. Any future legislation or regulations could apply retroactively to the offering of Comdisco Ventures Stock. See "--Absence of Authority Regarding Tracking Stock; Possible Legislative, Regulatory or Other Changes" below. This discussion is based on the opinion of Hopkins & Sutter, our special tax counsel.

      The discussion below does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder, nor does it discuss state, local, and foreign tax consequences. Rather, it addresses only federal income tax considerations that may be relevant to United States stockholders who will hold their Comdisco Ventures Stock as capital assets within the meaning of Section 1221 of the Code. It may not apply to those stockholders who are subject to special treatment under the federal income tax laws, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities, tax-exempt organizations, persons that hold existing common stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is not the U.S. dollar, or stockholders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation. Material U.S. federal income and estate tax consequences to non-U.S. stockholders are set forth further below.

      Each Comdisco stockholder should consult his, her or its own tax advisor as to the application of the federal income tax laws to their particular situation, as well as to the applicability and effect of any state, local, foreign or other federal tax laws.

Tracking Stock as Stock of Comdisco

      In the opinion of Hopkins & Sutter, our special tax counsel, Comdisco Ventures Stock will be considered stock of Comdisco for federal income tax purposes. Accordingly, for federal income tax purposes, we believe that neither you nor we will recognize any income, gain or loss as a result of the issuance of Comdisco Ventures Stock pursuant to this offering.

Absence of Authority Regarding Tracking Stock; Possible Legislative, Regulatory or Other Changes

      The tax treatment of tracking stock has not been authoritatively settled. The IRS has announced that it will not issue advance rulings on the classification of tracking stock, and there are no court decisions or other authorities that control the tax treatment of tracking stock. Hopkins & Sutter's opinion is not binding on the IRS or a court. It is possible, therefore, that the IRS could assert that Comdisco Ventures Stock represents property other than stock of Comdisco. In that event, we could be required to recognize significant taxable income or gain on the sale or distribution of Comdisco Ventures Stock, and we might not be permitted to include the operations of Comdisco Ventures in our consolidated federal income tax returns. Hopkins & Sutter is of the opinion, however, that the IRS would not prevail in those assertions under current law.

      It is also possible that Congress could enact legislation or the IRS could promulgate regulations that would adversely affect the tax treatment of tracking stock. In particular, a legislative proposal made by the Clinton Administration in February 2000 would, if enacted, tax stockholders on the receipt of tracking stock as a distribution on, or in exchange for, their existing stock, and grant the IRS authority to treat tracking stock as nonstock or stock of another entity, effective for tracking stock issued on or after the date of enactment. While this proposal would not directly apply to Comdisco Ventures Stock purchased pursuant to this Offering prior to the date of enactment, it could, if enacted, impede Comdisco's ability to thereafter distribute or sell Comdisco Ventures Stock. We cannot predict whether the proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed by the Clinton Administration. In addition, the IRS could issue regulations or other administrative guidance, including regulations issued pursuant to its broad authority under Section 337(d) of the Code, or a court could render a decision that changes current law or adversely affects existing interpretations of current law affecting tracking stock. Any of these changes, which may or may not be retroactive, could alter the tax consequences to us or to our stockholders discussed herein, and could be a "Tax Event" that would entitle Comdisco to convert each outstanding share of Comdisco Ventures Stock into a number of shares of Comdisco Stock equal to 110% of the ratio of the average market values of the Comdisco Ventures Stock and the Comdisco Stock over a specified trading period prior to such conversion. See "Description of Comdisco Capital Stock--Description of Comdisco Ventures Stock," beginning on page 74. This conversion should qualify as a tax-free recapitalization so that no gain or loss is required to be recognized by us or by holders of the stock to be converted.

Dividends

      In general. In general, stockholders of a corporation are taxed (subject to the intercorporate dividends-received deduction in the case of corporate stockholders) on the receipt of dividends. In addition, under those circumstances where some stockholders of a corporation receive cash or other dividends from the corporation while other stockholders increase their proportionate equity interest in the corporation, Section 305 of the Code can tax a stockholder whose proportionate equity interest in the earnings and profits or assets of the corporation is increased as if that stockholder received a constructive dividend. Based on the terms and conditions of the tracking stock proposal and other circumstances, we do not believe that this rule will apply to you for the foreseeable future.

      Backup Withholding. Non-corporate holders of Comdisco Ventures Stock could be subject to backup withholding at a rate of 31% on the payment of dividends on or proceeds from the sale of that stock. Backup withholding will apply only if the stockholder (1) fails to furnish its taxpayer identification number, which, for an individual would be his or her social security number,
(2) furnishes an incorrect taxpayer identification number, (3) is notified by the IRS that it has failed to properly report payments of interest or dividends or (4) under those circumstances, fails to certify under penalties of perjury that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining that exemption if applicable. The amount of any backup withholding from a payment to a holder of Comdisco Ventures Stock will be allowed as a credit against that stockholder's federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the IRS.

Conversion of Comdisco Ventures Stock into Comdisco Stock

      Hopkins & Sutter has advised that, subject to unanticipated circumstances that may exist at the time of conversion, if we exercise any of our options to convert Comdisco Ventures Stock into Comdisco Stock, that conversion will be tax-free to you (except where cash is received in lieu of fractional shares). Your tax basis in the shares you receive as a result of that conversion will equal your adjusted tax basis in the shares you surrender (subject to adjustment for fractional shares redeemed for cash), and your holding period in the shares you receive will include the holding period of the shares you surrender in the exchange.

Material U.S. Tax Consequences to Non-U.S. Holders

      The following discussion applies to you if you are a (1) a nonresident alien individual; (2) a foreign corporation, partnership or other entity; or
(3) a foreign estate or trust (Non-U.S. Holder).

      Dividends. Dividends paid to a Non-U.S. Holder generally will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, if the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, the dividend will instead be taxed at ordinary federal income tax rates on a net income basis. Further, if the Non-U.S. Holder is a corporation, this effectively connected dividend income may also be subject to an additional branch profits tax.

      Comdisco must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that investor and the amount, if any, of tax withheld with respect to those dividends. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

      Sale or other Disposition of Comdisco Ventures Stock. A Non-U.S. Holder generally will not be subject to federal income tax on any gain recognized on the sale or other disposition of Comdisco Ventures Stock, except in the following circumstances:

     . The gain is effectively connected with a trade or business of the Non-U.S. Holder within the United States.

     . The Non-U.S. Holder is an individual who holds the Comdisco Ventures Stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and either the individual has a "tax home" in the United States for federal income tax purposes or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States.

     . The Non-U.S. Holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to specified United States expatriates.

     . Comdisco is or has been during specified periods a "United States real property holding corporation." Comdisco believes that it will not constitute a United States real property holding corporation immediately after the offering and does not expect to become a United States real property holding corporation; however, no assurance can be given in this regard.

      Backup withholding. Upon the sale or other disposition of Comdisco Ventures Stock by a Non-U.S. Holder to or through a United States office of a broker, that broker may be required to impose backup withholding at a rate of 31% and report the sale to the IRS, unless the investor certifies its foreign status under penalties of perjury or otherwise establishes an exemption from backup withholding. Upon a sale or other disposition to or through a foreign office of a United States broker or a foreign broker with specified types of relationships with the United States, the broker is not required to impose backup withholding. However, the broker is required to report the sale or other disposition to the IRS, unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder and specified other conditions are met, or the holder otherwise establishes an exemption.

      Amounts withheld under these backup withholding rules are generally allowable as a refund or credit against the Non-U.S. Holder's federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

      Final United States Treasury regulations, effective for payments made after December 31, 2000, will affect the procedures to be followed by a Non-U.S. Holder in establishing that investor's foreign status for purposes of the withholding, backup withholding, and information reporting rules described in the preceding paragraphs. Prospective Non-U.S. Holders should consult their tax advisors concerning these regulations.

      Federal Estate Taxes. Comdisco Ventures Stock owned or treated as owned by an individual who is not a citizen or a resident of the United States at the time of death will be included in that individual's gross estate for federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

      We intend to offer the shares of Comdisco Ventures Stock in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as U.S. representative of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us and the U.S.
underwriters, and concurrently with the sale of               shares of
Comdisco Ventures Stock to the international managers, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, the number of shares of Comdisco Ventures Stock listed opposite their names below.

                                                                          Number
                                                                            of
          U.S. Underwriter                                                Shares
          ----------------                                                ------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated...............................................
                                                                          -----
          Total..........................................................
                                                                          =====

      We have also entered into an international purchase agreement with the international managers for sale of the shares of Comdisco Ventures Stock outside the U.S. and Canada for whom Merrill Lynch International is acting as lead manager. Subject to the terms and conditions in the international purchase
agreement, and concurrently with the sale of                shares of Comdisco
Ventures Stock to the U.S. underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase, shares of Comdisco Ventures Stock from us. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

      The U.S. underwriters and the international managers have agreed to purchase all of the shares of Comdisco Ventures Stock sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares of Comdisco Ventures Stock to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

      Generally, we have agreed to indemnify each U.S. underwriter and international manager against liability arising out of any untrue statement contained in the registration statement, any preliminary prospectus or the final prospectus, or the omission of a material fact required to be stated in the registration statement or such prospectus necessary to make the statements in the registration statement or such prospectus not misleading. In addition, we have agreed to indemnify each U.S. underwriter and international manager against liability arising out of violations of laws or regulations of foreign jurisdictions where reserved shares have been offered. Each U.S. underwriter and international manager has agreed to indemnify us against liability with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the registration statement, any preliminary prospectus or the final prospectus in reliance upon and in conformity with written information furnished to us by that U.S. underwriter or international manager through Merrill Lynch expressly for use in the registration statement, such preliminary prospectus or the prospectus. For more detailed information on the terms of indemnification contained in the purchase agreements, please see Exhibits 1.1 and 1.2 to the registration statement.

      The underwriters are offering the shares of Comdisco Ventures Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The U.S. representative has advised us that the U.S. underwriters propose initially to offer the shares of Comdisco Ventures Stock to the public at the initial public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $.    per share. The
U.S. underwriters may allow, and the dealers may reallow, a discount not in
excess of $.    per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to Comdisco. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
      Public offering price..............      $           $             $
      Underwriting discount..............      $           $             $
      Proceeds, before expenses, to
       Comdisco..........................      $           $             $

      The expenses of the offering, not including the underwriting discount,
are estimated at $             and are payable by Comdisco.

Over-allotment Option

      We have granted options to the U.S. underwriters to purchase up to additional shares of Comdisco Ventures Stock at the public offering price less the underwriting discount. The U.S. underwriters may exercise these options for thirty days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares of Comdisco Ventures Stock proportionate to that U.S. underwriter's initial amount reflected in the above table.

      We have also granted options to the international managers, exercisable for thirty days from the date of this prospectus, to purchase up to additional shares of Comdisco Ventures Stock to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

Intersyndicate Agreement

      The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares of Comdisco Ventures Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of Comdisco Ventures Stock will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares of Comdisco Ventures Stock will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial
public offering price, up to         shares of Comdisco Ventures Stock offered
by this prospectus for sale to some of Comdisco Ventures' employees and other of our business associates and related persons and for purchase by Comdisco as a contribution to our retirement plan. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

      We have agreed, with exceptions, not to sell or transfer any Comdisco Ventures Stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we have agreed not to directly or indirectly:

     .  offer, pledge, sell or contract to sell any Comdisco Ventures
        Stock;

     .  sell any option or contract to purchase any Comdisco Ventures
        Stock;

     .  purchase any option or contract to sell any Comdisco Ventures
        Stock;

     . grant any option, right or warrant for the sale of any Comdisco Ventures Stock other than options granted pursuant to our stock-based compensation plans;

     .  lend or otherwise dispose of or transfer any Comdisco Ventures
        Stock;

     . request or demand that we file a registration statement related to the Comdisco Ventures Stock; or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Comdisco Ventures Stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to Comdisco Ventures Stock and to securities convertible into or exchangeable or exercisable for or repayable with Comdisco Ventures Stock.

Quotation on the Nasdaq National Market

      We anticipate the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "CDOV."

   Before this offering, there has been no public market for our Comdisco Ventures Stock. The initial public offering price will be determined through negotiations among us and the U.S. representative and lead manager. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

     . the valuation multiples of publicly traded companies that the U.S. representative and the lead manager believe to be comparable to Comdisco Ventures;

     .  Comdisco Ventures' financial information;

     . the history of, and the prospects for, Comdisco Ventures and the industry in which Comdisco Ventures competes;

     . an assessment of Comdisco Ventures' management, its past and present operations, and the prospects for, and timing of, Comdisco Ventures' future revenues;

     .  the present state of Comdisco Ventures' development; and

     . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to those of Comdisco Ventures.

      An active trading market for the shares may not develop. It is also possible that after the offering the Comdisco Ventures Stock will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares of Comdisco Ventures Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Comdisco Ventures Stock. However, the U.S. representative may engage in transactions that stabilize the price of the Comdisco Ventures Stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in Comdisco Ventures Stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representative may reduce that short position by purchasing shares of Comdisco Ventures Stock in the open market. The U.S. representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the Comdisco Ventures Stock to stabilize its price or to reduce a short position may cause the price of the Comdisco Ventures Stock to be higher than it might be in the absence of such purchases.

      The U.S. representative may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representative purchases shares of Comdisco Ventures Stock in the open market to reduce the underwriters' short position or to stabilize the price of such shares, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares of Comdisco Ventures Stock in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Comdisco Ventures Stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representative or the lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

      Jeremiah M. Fitzgerald, Vice President and Chief Legal Officer of Comdisco and McBride Baker & Coles, Chicago, Illinois, will pass upon the validity of the issuance of the shares of Comdisco Ventures Stock offered by this prospectus. As of March 1, 2000, Mr. Fitzgerald held 71,292 shares of Comdisco Stock and options to purchase 164,415 shares of Comdisco Stock. McBride Baker & Coles has from time to time represented and may continue to represent, Comdisco and its affiliates in legal matters. As of March 1, 2000, attorneys at McBride Baker & Coles participating in the representation of Comdisco in this matter held approximately 2,500 shares of Comdisco Stock. Hopkins & Sutter will render an opinion to Comdisco with respect to specified tax matters relating to the issuance of the shares of Comdisco Ventures Stock offered by this prospectus. Brown & Wood llp will pass upon the validity of the issuance of the shares of Comdisco Ventures Stock offered by this prospectus for the underwriters.

                                    EXPERTS

      We have included in this prospectus and our registration statement:

    . our consolidated financial statements of Comdisco, Inc. as of September 30, 1999 and 1998 and for each of the years in the three-year period ended September 30, 1999, and

    . the financial statements of Comdisco Ventures as of September 30, 1999 and 1998 and for each of the years in the three-year period ended September 30, 1999.

      We have relied on the reports of KPMG LLP, independent certified public accountants, included in this prospectus and our registration statement, and upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      Comdisco filed a registration statement on Form S-3 to register the Comdisco Ventures Stock offered by this prospectus with the SEC. This prospectus is part of the registration statement and constitutes a prospectus of Comdisco. The registration statement (including the attached exhibits and schedules) that we filed with the SEC contains additional relevant information about Comdisco. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. The full registration statement can be obtained from the SEC as indicated below, or from us.

      We also file reports, proxy statements, and other information with the SEC. You may read and copy any reports, proxy statements, and other information we file at the following locations of the SEC:

  Public Reference Room       New York Regional Office   Chicago Regional
  450 Fifth Street, N.W.      7 World Trade Center       Office
  Room 1024                   Suite 1300                 Citicorp Center
  Washington, D.C. 20549      New York, New York 10048   500 West Madison
                                                         Street
                                                         Suite 1400
                                                         Chicago, Illinois
                                                         60661-2511

      You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial documents retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. Our SEC filings are also available to the public at the Internet worldwide web site we maintain at www.comdisco.com.

      Comdisco Stock is listed on the New York Stock Exchange. Reports and other information concerning Comdisco can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

            INCORPORATION OF INFORMATION COMDISCO FILES WITH THE SEC

      The SEC allows us to "incorporate by reference" the information Comdisco files with them, which means:

     .  incorporated documents are considered part of this prospectus;

     . we can disclose important information to you by referring you to those documents; and

     . information that we file with the SEC will automatically be considered to update and supersede this prospectus.

      We incorporate by reference the documents listed below, which Comdisco filed with the SEC under the Securities Exchange Act of 1934, as amended:

     .  Annual Report on Form 10-K of Comdisco for the year ended
        September 30, 1999 as amended by Form 10-K/A filed with the SEC on February 24, 2000;

     . Quarterly Report on Form 10-Q of Comdisco for the quarter ended March 31, 2000 filed with the SEC on May 15, 2000;

     . Quarterly Report on Form 10-Q of Comdisco for the quarter ended December 31, 1999, as amended by Form 10-Q/A filed with the SEC on February 29, 2000;

     .  Current Report on Form 8-K of Comdisco filed with the SEC on March
        9, 2000;

     . the description of Comdisco's Comdisco Ventures Stock contained in Comdisco's Registration Statement on Form 8-A filed with the SEC under the Exchange Act and any amendments or reports filed for the purpose of updating that description; and

     .  Current Report on Form 8-K of Comdisco filed with the SEC on June
        14, 2000.

      We also incorporate by reference into this prospectus additional documents that may be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus prior to the termination of the offering of the securities made by this prospectus. These include periodic reports, such as Annual Reports on Form 10-K, quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as prospectuses. Any statements contained in a previously filed document incorporated by reference herein is deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein (or in a subsequently filed documents which also is incorporated by reference herein) modifies or supersedes that statement.

      If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described on the preceding page under "Where You Can Find More Information."

      We will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into those documents. You should direct your requests in writing or by telephone at the following address:

                              Comdisco, Inc.
                              6111 North River Road
                              Rosemont, Illinois 60018
                              Telephone: (847) 698-3000
                              Attention: Corporate Secretary

                                                                         ANNEX I

                ILLUSTRATION OF TERMS OF COMDISCO VENTURES STOCK

      The following illustrations show how to calculate the:

  .  Retained Interest Percentage;

  .  Outstanding Interest Percentage;

  . number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures; and

  . total number of notional shares deemed outstanding with respect to Comdisco Ventures,

after giving effect to those hypothetical dividends, issuances, repurchases and transfers, and in each case based on the assumptions, set forth in this Annex.

      In these illustrations, the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures is initially assumed to be 100. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. Actual calculations may be slightly different due to rounding. The illustrations are not intended to be complete and are qualified in their entirety by the more detailed information contained in this document and the annexes to this document. The following illustrations are purely hypothetical and the numbers used herein, including assumptions of market values, were chosen to simplify the calculations and are not intended to represent estimates of actual numbers or values. Capitalized terms used but not otherwise defined in this illustration of terms have the respective meanings ascribed to them in this document.

      "Total number of notional shares deemed outstanding with respect to Comdisco Ventures" means the number of shares of Comdisco Ventures Stock outstanding plus the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures.

      At any given time, the percentage interest in Comdisco Ventures intended to be represented by the outstanding shares of Comdisco Ventures Stock--which we call the Outstanding Interest Percentage--is equal to:

            Number of outstanding shares of Comdisco Ventures Stock
    ------------------------------------------------------------------
  Total number of notional shares deemed outstanding with respect to Comdisco
                                    Ventures

and the remaining percentage interest in Comdisco Ventures intended to be represented by Comdisco Group's retained interest in Comdisco Ventures--which we call the Retained Interest Percentage--is equal to:

Number of shares issuable with respect to Comdisco Group's retained interest in
                               Comdisco Ventures
 ---------------------------------------------------------------------------
  Total number of notional shares deemed outstanding with respect to Comdisco
                                    Ventures

      The sum of the Outstanding Interest Percentage and the Retained Interest Percentage would always equal 100%. In our example, before the first issuance of shares of Comdisco Ventures Stock the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures is equal to 100, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

                      ISSUANCE OF COMDISCO VENTURES STOCK

      The following illustrations reflect an assumed issuance by Comdisco of 20 shares of Comdisco Ventures Stock in the offering.

Offering For Account of Comdisco Ventures

      Assume the issuance is attributed to Comdisco Ventures as an increase in its equity, with the net proceeds credited solely to Comdisco Ventures.

      Shares previously issued and outstanding...............................   0
      Newly issued shares for account of Comdisco Ventures...................  20
                                                                              ---
          Total issued and outstanding after the offering....................  20
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) would remain unchanged.

  . As a result, the issued and outstanding shares (20) would represent an Outstanding Interest Percentage of approximately 17%, calculated as follows:

                                       20
                                    ------
                                    20 + 100

      The Retained Interest Percentage would accordingly be about 83%.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of Comdisco Ventures Stock (other than a dividend or other distribution payable in shares of Comdisco Ventures Stock), Comdisco Group would be credited, and Comdisco Ventures would be charged, with an amount equal to 500% (representing the ratio of the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) to the total number of shares of Comdisco Ventures Stock issued and outstanding following the offering
     (20)) of the aggregate amount of such dividend or distribution.

Additional Issuance of Comdisco Ventures Stock

      The following illustrations reflect an assumed issuance of an additional 15 shares by Comdisco of Comdisco Ventures Stock after the assumed initial issuance of 20 shares attributed to Comdisco Ventures as an increase in its equity.

Additional Offering for Account of Comdisco Group

      Assume the issuance is attributed to Comdisco Group in respect of its retained interest, with the net proceeds credited solely to Comdisco Group.

      Shares previously issued and outstanding...............................  20
      Newly issued shares for account of Comdisco Group......................  15
                                                                              ---
          Total issued and outstanding after additional offering.............  35
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would decrease by the number of shares of Comdisco Ventures Stock issued for the account of Comdisco Group.

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to the additional offering...... 100
      Newly issued shares for account of Comdisco Group....................  15
                                                                            ---
      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures after the additional offering.........  85
                                                                            ===

  . As a result, the total issued and outstanding shares (35) would in the aggregate represent an Outstanding Interest Percentage of approximately 29%, calculated as follows:

                                       35
                                     -----
                                    35 + 85

      The Retained Interest Percentage would accordingly be reduced to approximately 71%.

  . In this case, in the event of any dividend or other distribution paid on Comdisco Ventures Stock (other than a dividend or other distribution payable in shares of Comdisco Ventures Stock), Comdisco Group would be credited, and Comdisco Ventures would be charged, with an amount equal to approximately 243% (representing the ratio of the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (85) to the total number of shares of Comdisco Ventures Stock issued and outstanding following the additional offering (35)) of the aggregate amount of such dividend or distribution.

Additional Offering for Account of Comdisco Ventures

      Assume the issuance is attributed to Comdisco Ventures as an increase in its equity, with the net proceeds credited solely to Comdisco Ventures.

      Shares previously issued and outstanding...............................  20
      Newly issued shares for account of Comdisco Ventures...................  15
                                                                              ---
          Total issued and outstanding after the additional offering.........  35
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) would remain unchanged.

  . As a result, the total issued and outstanding shares (35) would in the aggregate represent an Outstanding Interest Percentage of approximately 26%, calculated as follows:

                                       35
                                    ------
                                    35 + 100

      The Retained Interest Percentage would accordingly be reduced to approximately 74%.

  . In this case, in the event of any dividend or other distribution paid on Comdisco Ventures Stock (other than a dividend or the distribution payable in shares of Comdisco Ventures stock), Comdisco Group would be credited, and Comdisco Ventures would be charged, with an amount equal to approximately 286% (representing the ratio of number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) to the total number of shares of Comdisco Ventures Stock issued and outstanding following the additional offering (35)) of the aggregate amount of such dividend or distribution.

Offerings of Convertible Securities

      If Comdisco were to issue any securities convertible into or exercisable for shares of Comdisco Ventures stock, the Outstanding Interest Fraction and the Retained Interest Fraction would be unchanged at the time of such issuance. If any shares of Comdisco Ventures Stock were issued upon conversion or exercise of such securities, however, then the Outstanding Interest Fraction and the Retained Interest Fraction would be affected as shown above under "Additional Offering for Account of Comdisco Group", if such securities were attributed to Comdisco Group, or under "Additional Offering for Account of Comdisco Ventures", if such securities were attributed to Comdisco Ventures.

                    REPURCHASES OF COMDISCO VENTURES STOCK

      The following illustrations reflect an assumed repurchase by Comdisco of 5 shares of Comdisco Ventures Stock after the assumed initial issuance of 20 shares of Comdisco Ventures Stock attributed to Comdisco Ventures as an increase in its equity.

Repurchase for the Account of Comdisco Group

      Assume the repurchase is attributed to Comdisco Group as an increase in its retained interest in Comdisco Ventures, with the cost charged solely against Comdisco Group.

      Shares previously issued and outstanding...............................  20
      Shares repurchased for account of Comdisco Group.......................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  15
                                                                              ===

  . The Number of Shares Issuable with Respect to Comdisco Group's Retained Interest in Comdisco Ventures would be increased by the number of any shares of Comdisco Ventures Stock repurchased for the account of Comdisco Group.

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to repurchase.................. 100
      Number of shares repurchased for the account of Comdisco Group......   5
                                                                           ---
      Number of shares Issuable with respect to Comdisco Group's retained interest in Comdisco Ventures after repurchase..................... 105
                                                                           ===

  . As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of approximately 12.5%, calculated as follows:

                                      15
                                    ------
                                   15 + 105

      The Retained Interest Percentage would accordingly be increased to approximately 87.5%.

Repurchase for Account of Comdisco Ventures Without Participation by Comdisco Group

      Assume the repurchase is attributed to Comdisco Ventures, with the cost being charged solely against Comdisco Ventures. Further assume that the board of directors does not determine to transfer assets from Comdisco Ventures to Comdisco Group to hold constant the Outstanding Interest Fraction and Retained Interest Fraction.

      Shares previously issued and outstanding...............................  20
      Shares repurchased for account of Comdisco Ventures....................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  15
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) would remain unchanged.

  . As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of approximately 13%, calculated as follows:

                                      15
                                    ------
                                   15 + 100

      The Retained Interest Percentage would accordingly be increased to approximately 87%.

Repurchase for Account of Comdisco Ventures With Participation by Comdisco
Group

      Assume the repurchase is attributed to Comdisco Ventures, with the cost being charged solely against Comdisco Ventures. Further assume that the repurchase is made in connection with a tender offer for 5, or 25%, of the then outstanding shares at a price of $20 per share, and that the board of directors determines to transfer cash or other assets from Comdisco Ventures to Comdisco Group to hold constant the Outstanding Interest Fraction and Retained Interest Fraction.

      Shares previously issued and outstanding...............................  20
      Shares repurchased for account of Comdisco Ventures....................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  15
                                                                              ===

  . In order to hold constant the Outstanding Interest Fraction and Retained Interest Fraction, the board of directors determines that the market value of a share of Comdisco Ventures Stock in this context is $20 and transfers from Comdisco Ventures to Comdisco Group an amount of cash or other assets equal to about 500% (representing the ratio of the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) to the total number of shares of the Comdisco Ventures Stock issued and outstanding (20), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of the Comdisco Ventures Stock ($100), for a total of $500.

  . In that case, the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) would be decreased to reflect the amount of cash so transferred ($500) divided by the market value per share of the Comdisco Ventures Stock ($20).

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to transfer...................  100
      Adjustment in respect of Comdisco Group's retained interest to reflect transfer to Comdisco Group of funds allocated to Comdisco
       Ventures..........................................................   25
                                                                           ---
      Number of shares issuable with respect to Comdisco Group's retained
       interest in Comdisco Ventures after transfer......................   75
                                                                           ===

  . As a result, the total issued and outstanding shares (15) would in the aggregate continue to represent an Outstanding Interest Percentage of approximately 17%, calculated as follows:

                                       15
                                     -----
                                    15 + 75

      The Retained Interest Percentage would accordingly continue to remain
83%.

  . Assuming that the board of directors transferred only half of the $500 amount, or $250, from Comdisco Ventures to Comdisco Group, the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) would decrease by the amount of cash so transferred ($250) divided by the market value per share of Comdisco Ventures Stock ($20).

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to transfer......... 100
      Adjustment in respect of Comdisco Group's retained interest to reflect transfer to Comdisco Group of cash allocated to Comdisco
       Ventures.........................................................  12.5
                                                                         -----
      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures after transfer............  87.5
                                                                         =====

  .  In that case, as a result, the total issued and the outstanding shares
     (15) would in the aggregate represent an Outstanding Interest Percentage of a little less than 15%, calculated as follows:

                                      15
                                    -------
                                   15 + 87.5

      The Retained Interest Percentage would accordingly be increased to a little more than 85%.

                       COMDISCO VENTURES STOCK DIVIDENDS

      The following illustrations reflect assumed dividends of Comdisco Ventures Stock on outstanding shares of Comdisco Stock and outstanding shares of the Comdisco Ventures Stock , respectively, after the assumed initial issuance of 20 shares of Comdisco Ventures Stock attributed to Comdisco Ventures as an increase in its equity.

Comdisco Ventures Stock Dividend on Comdisco Stock

      Assume 1,000 shares of Comdisco Stock are outstanding and Comdisco declares a dividend of 1/20 of a share of Comdisco Ventures Stock on each outstanding share of Comdisco Stock.

     Shares previously issued and outstanding................................  20
     Newly issued shares for account of Comdisco Group.......................  50
                                                                              ---
         Total issued and outstanding after dividend.........................  70
                                                                              ===

  . Any dividend of shares of Comdisco Ventures Stock to the holders of shares of Comdisco Stock would be treated as a reduction in the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures.

     Number of shares issuable with respect to Comdisco Group's retained interest in
      Comdisco Ventures prior to dividend................................. 100
     Number of shares distributed on outstanding shares of Comdisco Stock for account of Comdisco Group.......................................  50
                                                                           ---
     Number of shares issuable with respect to Comdisco Group's retained interest in
      Comdisco Ventures after dividend....................................  50
                                                                           ===

  . As a result, the total issued and outstanding shares (70) would in the aggregate represent an Outstanding Interest Percentage of approximately 58%, calculated as follows:

                                      70
                                     -----
                                    70 + 50

      The Retained Interest Percentage would accordingly be reduced to approximately 42%. Note, however, that after the dividend, the holders of Comdisco Stock would also hold 50 shares of the Comdisco Ventures Stock, which would represent half the value attributable to Comdisco Ventures originally held by Comdisco Group.

Comdisco Ventures Stock Dividend on Comdisco Ventures Stock

      Assume Comdisco declares a dividend of 1/5 of a share of Comdisco Ventures Stock on each outstanding share of the Comdisco Ventures Stock of the same series.

      Shares previously issued and outstanding..............................   20
      Newly issued shares for account of Comdisco Ventures..................    4
                                                                              ---
          Total issued and outstanding after dividend.......................   24
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would reflect the stock dividend payable in shares of Comdisco Ventures Stock to holders of shares of Comdisco Ventures Stock. That is, the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would be increased by a number equal to 500% (representing the ratio of the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) to the number of shares of Comdisco Ventures Stock issued and outstanding (20), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (4), or 20.

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to dividend...................  100
      Adjustment in respect of Comdisco Group's retained interest to reflect shares distributed on outstanding shares of the Comdisco
       Ventures Stock....................................................   20
                                                                           ---
      Number of shares Issuable with respect to Comdisco Group's retained interest in Comdisco Ventures after dividend......................  120
                                                                           ===

  . As a result, the total issued and outstanding shares (24) would in the aggregate represent an Outstanding Interest Percentage of approximately 17%, calculated as follows:

                                       24
                                    ------
                                    24 + 120

      The Retained Interest Percentage would accordingly remain approximately
83%.

        CAPITAL TRANSFERS OF CASH OR OTHER ASSETS BETWEEN COMDISCO GROUP
                             AND COMDISCO VENTURES

Capital Contribution of Cash or Other Assets From Comdisco Group To Comdisco Ventures

      The following illustration reflects the assumed contribution by Comdisco Group to Comdisco Ventures, after the assumed initial issuance of 20 shares of Comdisco Ventures Stock attributed to Comdisco Ventures as an increase in its equity, of $100 of assets allocated to Comdisco Group at a time when the market value of the Comdisco Ventures Stock is $20 per share.

      Shares previously issued and outstanding...............................  20
      Newly issued shares....................................................   0
                                                                              ---
          Total issued and outstanding after contribution....................  20
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would increase to reflect the contribution to Comdisco Ventures of assets allocated by Comdisco Group by a number equal to the value of the assets contributed ($100) divided by the market value of Comdisco Ventures Stock at that time ($20), or 5 shares.

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to contribution................. 100
      Increase to reflect contribution to Comdisco Ventures of assets
       allocated to Comdisco Group.........................................   5
                                                                            ---
      Number of shares issuable with Respect to Comdisco Group's retained interest in Comdisco Ventures after contribution.................... 105
                                                                            ===

  . As a result, the total issued and outstanding shares (20) would in the aggregate represent an Outstanding Interest Percentage of 16%, calculated as follows:

                                       20
                                    ------
                                    20 + 105

      The Retained Interest Percentage would accordingly increase to 84%.

Return of Capital Transfer of Cash or Other Assets from Comdisco Ventures To Comdisco Group

      The following illustration reflects the assumed transfer by Comdisco Ventures to Comdisco Group, after the assumed initial issuance of 20 shares of Comdisco Ventures Stock attributed to Comdisco Ventures as an increase in its equity, of $100 of assets allocated to Comdisco Ventures on a date on which the market value of Comdisco Ventures Stock is $20 per share.

      Shares previously issued and outstanding...............................  20
      Newly issued shares....................................................   0
                                                                              ---
          Total issued and outstanding after contribution....................  20
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would decrease to reflect the transfer to Comdisco Group of assets allocated to Comdisco Ventures by a number equal to the value of the assets transferred ($100) divided by the market value of Comdisco Ventures Stock at that time ($20), or 5 shares.

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to contribution.................  100
      Decrease to reflect transfer to Comdisco Group of assets allocated to
       Comdisco Ventures...................................................    5
                                                                             ---
      Number of shares issuable with respect to Comdisco Group's retained
       interest in Comdisco Ventures after contribution....................   95
                                                                             ===

  . As a result, the total issued and outstanding shares (20) would in the aggregate represent an Outstanding Interest Percentage of approximately 17.4%, calculated as follows:

                                       20
                                    ------
                                    20 + 95

      The Retained Interest Percentage would accordingly decrease to approximately 82.6%.

                   COMDISCO VENTURES AND COMDISCO, INC.

                              FINANCIAL STATEMENTS

             For the Years Ended September 30, 1999, 1998 and 1997
                  (With Independent Auditors' Report Thereon)

and For the Three and Six Months Ended March 31, 2000 and 1999 (Unaudited)


                                     INDEX

                                                                           Page
                                                                           ----
Comdisco Ventures:
Report of Independent Auditors...........................................  F-3

Statements of Earnings and Division Net Worth--Years ended September 30,
 1999, 1998 and 1997 and three and six months ended March 31, 2000 and
 1999 (Unaudited)........................................................  F-4

Balance Sheets--September 30, 1999 and September 30, 1998 and March 31,
 2000 (Unaudited)........................................................  F-5

Statements of Cash Flows--Years ended September 30, 1999, 1998 and 1997 and six months ended March 31, 2000 and 1999 (Unaudited)................  F-6

Notes to Comdisco Ventures Financial Statements..........................  F-7

Comdisco, Inc.:
Report of Independent Auditors...........................................  F-17

Consolidated Statements of Earnings and Retained Earnings--Years ended
 September 30, 1999, 1998 and 1997 and three and six months ended March
 31, 2000 and 1999 (Unaudited)...........................................  F-18

Consolidated Balance Sheets--September 30, 1999 and September 30, 1998
 and March 31, 2000 (Unaudited)..........................................  F-19

Consolidated Statements of Stockholders' Equity--Years Ended September
 30, 1999, 1998 and 1997.................................................  F-20

Consolidated Statements of Cash Flows--Years ended September 30, 1999,
 1998 and 1997 and six months ended March 31, 2000 and 1999 (Unaudited)..  F-21

Notes to Comdisco, Inc. Financial Statements.............................  F-23

                  COMDISCO VENTURES FINANCIAL STATEMENTS

      NOTE: The financial statements included in this prospectus with respect to Comdisco Ventures are being presented to supply additional information to potential investors in Comdisco Ventures Stock. The unaudited financial statements have been prepared assuming that:

     . the tracking stock structure approved by Comdisco's stockholders on April 20, 2000 and implemented by the filing of our restated charter was in place during the periods reported on in these financial statements.

     . Comdisco, Inc. has two series of common stock--the Comdisco Stock and the Comdisco Ventures Stock.

     . the Comdisco Ventures Stock is intended to track the performance of Comdisco's venture financing business division.

     . the Comdisco Stock is intended to track the performance of the rest of Comdisco's businesses, as well as Comdisco's retained interest in Comdisco Ventures.

     . no Comdisco Ventures stock has been issued, and Comdisco Group holds a 100 percent retained interest in Comdisco Ventures during all periods reported on in these financial statements.

     . Comdisco has allocated, for financial reporting purposes, all of its consolidated assets, liabilities, revenue, expenses and cash flow between Comdisco Group and Comdisco Ventures.

      Notwithstanding these financial reporting allocations, holders of Comdisco Ventures Stock and holders of Comdisco Stock are shareholders of Comdisco and are subject to all of the risks associated with an investment in Comdisco and all of its businesses, assets and liabilities. Such allocation does not affect title to the assets or responsibility for the liabilities of Comdisco or any of its subsidiaries. The results of operations or financial condition of one group could affect the results of operations or financial condition of the other group. Accordingly, the financial statements of Comdisco Ventures should be read in conjunction with Comdisco's consolidated financial statements and the notes to the consolidated financial statements included in this prospectus and in conjunction with Comdisco's consolidated financial statements and related notes included in Comdisco's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended September 30, 1999.

      Earnings per share is not presented for Comdisco Ventures as it has not been a "stand-alone" entity and, as a result, the presentation of earnings per share is not applicable. Comdisco, Inc. presents earnings per share historically, and will in the future, present in its financial statements the earnings per share for each outstanding series of its common stock.

      Certain reclassifications have been made in the 1999 financial statements to conform to the 2000 presentation.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Comdisco, Inc.:

      We have audited the accompanying balance sheets of Comdisco Ventures (a division of Comdisco, Inc., "the Company") as of September 30, 1999 and 1998, and the related statements of earnings and division net worth, and cash flows for each of the years in the three-year period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As described in Note 1 to the financial statements, Comdisco Ventures is a division of Comdisco, Inc.; accordingly the financial statements of Comdisco Ventures should be read in conjunction with the audited financial statements of Comdisco, Inc.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comdisco Ventures at September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1998 in conformity with generally accepted accounting principles.

                                            /s/ KPMG LLP

December 2, 1999
Chicago, Illinois

                               COMDISCO VENTURES

               STATEMENTS OF EARNINGS AND DIVISION NET WORTH
                                 (in thousands)

                         Three Months Ended  Six Months Ended
                             March 31,           March 31,       Years Ended September 30,
                         ------------------ ------------------- ---------------------------
                           2000     1999      2000      1999      1999      1998     1997
                         -------- --------- --------- --------- --------- -------- --------
                            (unaudited)         (unaudited)
Revenue
Leasing:
  Operating............. $ 44,955 $  26,643 $  82,837 $  51,969 $ 116,678 $ 83,147 $ 61,544
  Direct financing......      121       403       232       592     1,389    1,073    2,771
  Sales-type............    1,858       --      1,858       --        336      866    4,305
                         -------- --------- --------- --------- --------- -------- --------
    Total leasing.......   46,934    27,046    84,927    52,561   118,403   85,086   68,620
Sales...................    2,546       616     4,864     1,885     6,142    7,136    6,942
Interest income on
 notes..................   11,952     4,110    23,711     6,424    22,580    6,655    3,139
Warrant sale proceeds
 and capital gains......   98,499    10,000   187,224    17,000    80,731   14,938   16,435
Other...................      489       178       897       329       683      483      195
                         -------- --------- --------- --------- --------- -------- --------
  Total revenue.........  160,420    41,950   301,623    78,199   228,539  114,298   95,331
                         -------- --------- --------- --------- --------- -------- --------
Cost and expenses
Leasing:
  Operating.............   34,081    20,723    62,375    39,128    87,860   59,884   42,740
  Sales-type............    1,133       --      1,133       --        254      479    3,615
                         -------- --------- --------- --------- --------- -------- --------
    Total leasing.......   35,214    20,723    63,508    39,128    88,114   60,363   46,355
Sales...................    1,764       338     2,772     1,374     4,460    3,980    4,423
Selling, general and
 administrative.........   23,501     1,526    41,923     3,088    18,166    5,793    5,436
Interest................   13,128     4,550    23,919     8,564    23,373   10,835    7,670
Bad debt expense........   24,001       800    45,801     1,600    23,200    4,786    6,250
                         -------- --------- --------- --------- --------- -------- --------
  Total costs and
   expenses.............   97,608    27,937   177,923    53,754   157,313   85,757   70,134
                         -------- --------- --------- --------- --------- -------- --------
Earnings before income
 taxes..................   62,812    14,013   123,700    24,445    71,226   28,541   25,197
Income taxes............   25,640     5,587    49,325     9,747    28,402   11,381   10,047
                         -------- --------- --------- --------- --------- -------- --------
Net earnings............ $ 37,172 $   8,426 $  74,375 $  14,698 $  42,824 $ 17,160 $ 15,150
                         ======== ========= ========= ========= ========= ======== ========
Division net worth at
 beginning of period.... $351,007 $  93,726 $ 199,649 $  71,080 $  71,080 $ 53,920 $ 38,770
Net earnings............   37,172     8,426    74,375    14,698    42,824   17,160   15,150
Other comprehensive
 income--unrealized
 gains, net of tax......   45,000    17,456   159,155    33,830    85,745      --       --
                         -------- --------- --------- --------- --------- -------- --------
    Total comprehensive
     income.............   82,172    25,882   233,530    48,528   128,569   17,160   15,150
                         -------- --------- --------- --------- --------- -------- --------
Division net worth at
 end of period.......... $433,179 $ 119,608 $ 433,179 $ 119,608 $ 199,649 $ 71,080 $ 53,920
                         ======== ========= ========= ========= ========= ======== ========

      Explanatory Note: Earnings per share is not presented because Comdisco Ventures has not been a "stand-alone entity" and, as a result, the presentation of earnings per share is not applicable. If Comdisco issues a separate series of common stock, it will present in its financial statements the earnings per share for each outstanding series of its common stock.

                See accompanying notes to financial statements.

                               COMDISCO VENTURES

                                 BALANCE SHEETS

                                 (in thousands)

                                                                 September 30,
                                                    March 31,  -----------------
                                                      2000       1999     1998
                                                   ----------- -------- --------
                                                   (unaudited)
ASSETS
Equity securities................................. $  581,136  $197,335 $ 16,995
Receivables, net..................................    526,286   367,339   66,425
Inventory of equipment............................      3,237     1,762    1,120
Leased assets:
  Direct financing and sales-type.................      5,471     5,106    7,344
  Operating (net of accumulated depreciation).....    385,299   283,241  182,403
                                                   ----------  -------- --------
  Net leased assets...............................    390,770   288,347  189,747
Other assets......................................     20,434    17,069    6,956
                                                   ----------  -------- --------
                                                   $1,521,863  $871,852 $281,243
                                                   ==========  ======== ========
LIABILITIES AND DIVISION NET WORTH
Inter-group payable............................... $  846,613  $559,575 $189,281
Accounts payable..................................        515       329      561
Deferred income taxes.............................    177,817    72,265    4,116
Other liabilities.................................     63,739    40,034   16,205
                                                   ----------  -------- --------
                                                    1,088,684   672,203  210,163
                                                   ----------  -------- --------
Division net worth:
  Division equity.................................    188,279   113,904   71,080
  Accumulated other comprehensive income..........    244,900    85,745      --
                                                   ----------  -------- --------
    Total division net worth......................    433,179   199,649   71,080
                                                   ----------  -------- --------
                                                   $1,521,863  $871,852 $281,243
                                                   ==========  ======== ========








                See accompanying notes to financial statements.

                               COMDISCO VENTURES

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                        Six  Months Ended
                            March 31,          Years Ended September 30,
                        -------------------  -------------------------------
                          2000       1999      1999       1998       1997
                        ---------  --------  ---------  ---------  ---------
                           (unaudited)
Cash flows from
 operating activities:
  Operating lease and
   other leasing
   receipts............ $  83,471  $ 51,471  $ 117,504  $  91,632  $  80,051
  Leasing costs,
   primarily rentals
   paid................      (150)      (99)       (90)    (1,269)      (111)
  Sales................     6,207     2,944      6,671      7,220      6,104
  Cost of sales........       --        --        (113)      (980)      (423)
  Warrant proceeds.....   194,782    18,970     80,731     14,938     16,435
  Promissory note
   receipts............   128,173    18,573     66,912     32,685     15,753
  Other revenue........       --        --      15,231      6,883      3,334
  Selling, general, and
   administrative
   expenses............   (18,971)   (3,095)    (7,546)    (6,794)    (5,435)
                        ---------  --------  ---------  ---------  ---------
      Net cash provided
       by operating
       activities......   393,512    88,764    279,300    144,315    115,708
                        ---------  --------  ---------  ---------  ---------
Cash flows from
 investing activities:
  Equipment purchased
   for leasing.........  (176,223)  (88,172)  (205,624)  (114,188)   (91,297)
  Purchase of property
   and equipment.......       (66)      (59)      (324)      (140)      (249)
  Equity investments...  (117,842)   (8,326)   (39,641)    (7,945)    (4,294)
  Issuance of
   promissory notes....  (286,359) (139,996)  (323,876)   (57,213)   (34,319)
  Other................       --        --      (5,558)     2,366     16,273
                        ---------  --------  ---------  ---------  ---------
      Net cash used in
       investing
       activities......  (580,490) (236,553)  (575,023)  (177,120)  (113,886)
                        ---------  --------  ---------  ---------  ---------
Cash flows from
 financing activities:
  Net change in inter-
   group loans.........   186,978   147,789    295,723     32,931     (1,948)
  Principal payments on
   nonrecourse debt....       --        --         --        (126)       126
                        ---------  --------  ---------  ---------  ---------
      Net cash provided
       by financing
       activities......   186,978   147,789    295,723     32,805     (1,822)
                        ---------  --------  ---------  ---------  ---------
      Net increase in
       cash and cash
       equivalents.....       --        --         --         --         --
Cash and cash
 equivalents at
 beginning of period...       --        --         --         --         --
                        ---------  --------  ---------  ---------  ---------
Cash and cash
 equivalents at end of
 period................ $     --   $    --   $     --   $     --   $     --
                        =========  ========  =========  =========  =========
Reconciliation of net
 earnings to net cash
 provided by operating
 activities:
  Net earnings......... $  74,375  $ 14,698  $  42,824  $  17,160  $  15,150
  Adjustments to
   reconcile net
   earnings to net cash
   provided by
   operating
   activities:
    Leasing costs,
     primarily
     depreciation and
     amortization......    63,238    39,128     88,024     59,094     46,244
    Leasing revenue....       --        --       2,238      6,231     11,425
    Principal portion
     of promissory
     notes.............   104,993    12,149     44,332     26,030     12,614
    Cost of sales......     2,772       --       4,347      3,000      4,000
    Selling, general,
     and administrative
     expenses..........    68,753     1,600     33,820      3,785      6,251
    Income taxes.......    49,325     9,534     28,402     11,381     10,047
    Interest...........    23,919     8,564     23,373     10,835      7,670
    Other--net.........     6,137     3,091     11,940      6,799      2,307
                        ---------  --------  ---------  ---------  ---------
      Net cash provided
       by operating
       activities...... $ 393,512  $ 88,764  $ 279,300  $ 144,315  $ 115,708
                        =========  ========  =========  =========  =========

                See accompanying notes to financial statements.

                               COMDISCO VENTURES

                         NOTES TO FINANCIAL STATEMENTS

                             (dollars in thousands)

(1) Summary of Significant Accounting Policies

Nature of Operations

      Formed in 1987 as a division of Comdisco, Inc., Comdisco Ventures (the "Company") provides a wide variety of financing products to venture capital-backed start-up companies. These include equipment leases and loans, subordinated debt, receivables financing, and equity financing. Its principal market is North America.

      The Company's cash activity is reflected through the intergroup payable account. Interest expense on each payable account, which amounted to $23,373, $10,835, and $7,670 in the years ended September 30, 1999, 1998, and 1997, respectively, is included in interest expense in the accompanying financial statements.

      The Company is allocated certain shared services and support activity of Comdisco, Inc., consisting of, among other things, financial and accounting services, information technology services, certain selling and marketing activities, executive management, human resources, corporate finance, legal and corporate planning activities. Such allocated expenses amounted to $3,000 during the year ended September 30, 1999 and $1,000 in both of the years ended September 30, 1998 and 1997. The Company was allocated such expenses based on use and other criteria which management believes is reasonable.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

      The Company is included in the consolidated Federal and state income tax returns of Comdisco, Inc. Income tax expense has been computed as if the Company filed its own income tax returns. Related current tax liabilities are settled through the intracompany payable account.

      The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

Lease Accounting

      See Note 4 and 5 of Notes to Financial Statements for a description of lease accounting policies, lease revenue recognition and related costs.

Inventory of Equipment

      Inventory of equipment is stated at the lower of cost or market by categories of similar equipment.

                               COMDISCO VENTURES

Furniture and Equipment

      Furniture and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Furniture and equipment is included as a component of other assets.

Investments in Equity Securities

      The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities classified as available-for-sale are carried at fair value, based on quoted market prices, net of market value discount to reflect any restrictions on transferability, with changes in unrealized gains and losses reported in other comprehensive income. Equity investments for which there is no readily determinable fair value are carried at cost, less any appropriate valuation allowance.

Warrants

      The Company's investments in warrants (received in connection with its lease or other financings) are initially recorded at zero cost and carried in the financial statements as follows:

     . Warrants that meet the criteria for classification as available-for-sale are carried at fair value based on quoted market prices with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

     . Warrants that do not meet the criteria for classification as available-for-sale are carried at zero value.

      The proceeds received from the sale or liquidation are recorded as earnings when received.

Stock-Based Compensation

      The Company utilizes the intrinsic value based method of accounting for its stock-based compensation arrangements.

Interim Financial Information

      The unaudited financial statements as of March 31, 2000 and for the three and six month periods ended March 31, 2000 and 1999 include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for such periods.

(2) Equity Securities

      The Company invests in equity instruments of privately-held companies in networking, communications, software, Internet-based and other industries. For equity instruments, which are non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on equity securities when events and circumstances indicate that such assets might be impaired. During 1999 and 1998, certain of these investments in privately-held companies became available-for-sale securities when those companies completed initial public offerings.

                               COMDISCO VENTURES

      Equity securities include the following as of September 30:

                                                                 1999    1998
                                                               -------- -------
                                                                (in thousands)
   Available-for-sale-securities:
     Cost..................................................... $  7,735 $ 3,390
     Unrealized gain..........................................  142,612     --
                                                               -------- -------
     Market value.............................................  150,347   3,390
                                                               -------- -------
   Equity investments (at cost less valuation adjustments)....   46,988  13,605
                                                               -------- -------
     Carrying value........................................... $197,335 $16,995
                                                               ======== =======

      Realized gains or losses are recorded upon disposition of investments based upon the difference between the proceeds and the cost basis determined using the specific identification method. All other changes in the valuation of portfolio investments are included as changes in the unrealized appreciation or depreciation of investments in the other comprehensive income. Net realized gains from the sales of equity investments were $5,161, $1,396, and $3,425 in fiscal 1999, 1998 and 1997, respectively. Gross realized gains from the sales of equity securities were $7,646 in fiscal 1999, $2,084 in fiscal 1998, and $3,515 in fiscal 1997.

      The Company records the proceeds received from the sale or liquidation of warrants received in conjunction with its lease or other financings as income when sold. These proceeds were $75,570, $13,542 and $13,010 in fiscal 1999, 1998, and 1997, respectively.

(3) Receivables

      Receivables include the following at September 30:

                                                                1999     1998
                                                              --------  -------
                                                               (in thousands)
   Equipment loans........................................... $ 85,088  $31,311
   Subordinated loans........................................  249,565   32,521
   Receivable financing and other............................    5,477      --
   Nonperforming loans.......................................    2,975    1,487
                                                              --------  -------
   Total notes receivable....................................  343,105   65,319
   Accounts..................................................    7,148    3,325
   Unsettled equity transactions.............................   26,278      --
   Other.....................................................    7,321    3,781
                                                              --------  -------
   Total receivables.........................................  383,852   72,425
   Allowance for credit losses...............................  (16,513)  (6,000)
                                                              --------  -------
       Total................................................. $367,339  $66,425
                                                              ========  =======

      The Company provides loans to early-stage high technology privately held companies in networking, communications, software, and Internet-based and other industries. The Company's loans are generally structured as equipment loans or subordinated loans.

      The amount of each loan varies, but generally does not exceed $10.0 million. The loans bear fixed interest rates with coupons currently ranging from 8.0% to 13.0% per annum. In addition, loan processing fees typically ranging from 0.75% to 1.5% of the principal amount of the loan may be paid at loan closing. As part of the loan transaction, the Company receives warrants to purchase or the right to convert into an equity interest in the borrower at a nominal exercise price. The amount of the warrants

                               COMDISCO VENTURES
received and the exercise price varies based upon borrower-specific valuation factors. Loans provide current income from interest and fees.

      Contractual maturities of total notes receivables as of September 30, 1999, were as follows: 2000--$130,000; 2001--$153,000; 2002--$107,000; 2003 and
thereafter--$13,000. Actual cash flows will vary from contractual maturities due to prepayments and charge-offs

      Changes in the allowance for credit losses (combined notes and accounts receivables) for the years ended September 30 were as follows:

                                                        1999     1998     1997
                                                      --------  -------  ------
                                                          (in thousands)
Balance at beginning of year......................... $  6,000  $ 5,500  $  --
Provision for credit losses..........................   23,200    4,786   6,250
Net credit losses....................................  (12,687)  (4,286)   (750)
                                                      --------  -------  ------
Balance at end of year............................... $ 16,513  $ 6,000  $5,500
                                                      ========  =======  ======

(4) Lease Accounting Policies

      FASB Statement of Financial Accounting Standards No. 13 requires that a lessor account for each lease by either the direct financing, sales-type or operating method.

Leased Assets

     . Direct financing and sales-type leased assets consist of the present value of the future minimum lease payments plus the present value of the residual (collectively referred to as the net investment). Residual is the estimated fair market value at lease termination. In estimating the equipment's fair value at lease termination, the Company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The Company's estimates are reviewed continuously to ensure realization, however the amounts the Company will ultimately realize could differ from the estimated amounts.

     . Operating leased assets consist of the equipment cost, less the amount depreciated to date.

Revenue, Costs and Expenses

     . Direct financing leases--Revenue consists of interest earned on the present value of the lease payments and residual. Revenue is recognized periodically over the lease term as a constant percentage return on the net investment. There are no costs and expenses related to direct financing leases since leasing revenue is recorded on a net basis.

     . Sales-type leases--Revenue consists of the present value of the total contractual lease payments which is recognized at lease inception. Costs and expenses consist of the equipment's net book value at lease inception, less the present value of the residual. Interest earned on the present value of the lease payments and residual, which is recognized periodically over the lease term as a constant percentage return on the net investment, is included in direct financing lease revenue in the statement of earnings.

             Operating leases--Revenue consists of the contractual lease payments and is recognized on a straight-line basis over the lease term. Costs and expenses are principally depreciation of the equipment. Depreciation is recognized on a straight-line

                               COMDISCO VENTURES
             basis over the lease term to the Company's estimate of the equipment's fair market value at lease termination, also commonly referred to as "residual" value. In estimating the equipment's fair value at lease termination, the Company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The Company's estimates are reviewed continuously to ensure realization, however the amounts the Company will ultimately realize could differ from the amounts assumed in determining depreciation on the equipment in the operating lease portfolio at September 30, 1999.

          . Initial direct costs related to operating and direct financing leases, including salesperson's commissions, are capitalized and amortized over the lease term.

(5) Leased Assets

      The components of the net investment in direct financing and sales-type leases as of September 30 are as follows:

                                                                1999    1998
                                                               ------  ------
                                                               (in thousands)
      Minimum lease payments receivable....................... $5,540  $7,876
      Estimated residual values...............................    181     717
      Less: unearned revenue..................................   (615) (1,249)
                                                               ------  ------
      Net investment in direct financing and sales-type
       leases................................................. $5,106  $7,344
                                                               ======  ======

      Unearned revenue is recorded as leasing revenue over the lease terms.

      The following is a schedule of future minimum lease payments to be received under direct financing and sales-type leases, based on contractual terms in existence as of September 30, 1999:

                                             Minimum
                                             payments
                                            ----------
                                               (in
                                            thousands)
             Years ending September 30,
               2000........................   $3,147
               2001........................    1,954
               2002........................      422
               2003........................       17
               2004........................      --
                                              ------
                                              $5,540
                                              ======

      Operating leased assets include the following as of September 30:

                                                               1999      1998
                                                             --------  --------
                                                              (in thousands)
      Operating leased assets............................... $432,862  $294,352
      Less: accumulated depreciation
       And amortization..................................... (149,621) (111,949)
                                                             --------  --------
      Net................................................... $283,241  $182,403
                                                             ========  ========

                               COMDISCO VENTURES

      The following is a schedule of future minimum rental payments to be received under operating leases, based on contractual terms in existence as of September 30, 1999:

                                         Minimum
                                         payments
                                         --------
                                             (in
                                          thousands)
             Years ending September 30,
               2000..................... $129,127
               2001.....................  109,085
               2002.....................   66,515
               2003.....................   10,565
               2004.....................      --
                                         --------
                                         $315,292
                                         ========

(6) Lease Portfolio Information

      The size of the Company's lease portfolio can be measured by the cost of leased assets at the date of lease inception. Cost at lease inception represents either the equipment's original cost or its net book value at termination of a prior lease. The following table summarizes, by year of lease commencement and by year of projected lease termination, the cost at lease inception for all leased assets recorded at September 30, 1999:

                                                    Projected year of lease
                                       Cost at            termination
                                        lease   --------------------------------
      Year lease commenced            inception  2000    2001     2002    2003
      --------------------            --------- ------- ------- -------- -------
                                                    (in thousands)
      1995 and prior................. $ 10,476  $10,156 $   320 $    --  $   --
      1996...........................   39,838   38,168   1,393      277     --
      1997...........................   77,909   45,338  31,636      461     474
      1998...........................  113,881    3,942  40,899   64,508   4,532
      1999...........................  204,202       13   9,325  115,465  79,399
                                      --------  ------- ------- -------- -------
                                      $446,306  $97,617 $83,573 $180,711 $84,405
                                      ========  ======= ======= ======== =======

      The following table summarizes the estimated net book value at lease termination for all leased assets recorded at September 30, 1999. The table is presented by year of lease commencement and by year of projected lease termination:

                                        Net book      Projected year of lease
                                        value at            termination
                                          lease    -----------------------------
      Year lease commenced             termination  2000    2001   2002    2003
      --------------------             ----------- ------- ------ ------- ------
                                                    (in thousands)
      1996............................   $ 3,625   $ 3,625 $  --  $   --  $  --
      1997............................    10,306     6,421  3,885     --     --
      1998............................    11,790       509  4,549   6,732    --
      1999............................    24,209       --     636  13,710  9,863
                                         -------   ------- ------ ------- ------
                                         $49,930   $10,555 $9,070 $20,442 $9,863
                                         =======   ======= ====== ======= ======

                               COMDISCO VENTURES

(7) Income Taxes

      The Company files its U.S. income tax return as part of the consolidated return with its parent. In accordance with a tax sharing agreement, the Company records its income tax liabilities on a separate return basis.

      The components of the income tax provision (benefit) charged (credited) to operations were as follows:

                                                         1999    1998     1997
                                                        ------- -------  -------
                                                            (in thousands)
      Current:
        U.S. Federal................................... $13,899 $ 9,280  $ 4,776
        U.S. state and local...........................   3,220   2,150    1,106
                                                        ------- -------  -------
                                                         17,119  11,430    5,882
                                                        ------- -------  -------
      Deferred:
        U.S. Federal...................................   9,161     (40)   3,382
        U.S. state and local...........................   2,122      (9)     783
                                                        ------- -------  -------
                                                         11,283     (49)   4,165
                                                        ------- -------  -------
          Total tax provision.......................... $28,402 $11,381  $10,047
                                                        ======= =======  =======

      The reasons for the difference between the U.S. Federal income tax rate and the effective income tax rate for earnings were as follows:

                                                              Percent of pre-
                                                               tax earnings
                                                             -----------------
                                                             1999  1998  1997
                                                             ----- ----- -----
      U.S. Federal income tax rate.......................... 35.0% 35.0% 35.0%
      Increase resulting from-state income taxes, Net of
       U.S. Federal tax benefit.............................  4.9%  4.9%  4.9%
                                                             ----- ----- -----
                                                             39.9% 39.9% 39.9%
                                                             ===== ===== =====

      Deferred tax assets and liabilities at September 30, 1999 and 1998 were as follows:

                                                             1999       1998
                                                           ---------  --------
                                                             (in thousands)
      Deferred tax assets (liabilities):
        Investments....................................... $   3,504  $  3,504
        Accounts receivable...............................     1,968       848
        Lease accounting..................................   (18,420)  (11,858)
        Deferred income...................................    (2,450)    3,390
        Accumulated other comprehensive income............   (56,867)      --
                                                           ---------  --------
      Gross deferred tax assets (liabilities).............   (72,265)   (4,116)
          Less: valuation allowance.......................       --        --
                                                           ---------  --------
      Net deferred tax assets (liabilities)............... $ (72,265) $ (4,116)
                                                           =========  ========

                               COMDISCO VENTURES

(8) Commitments

      The Company leases office spaces under operating leases that expire periodically through February 29, 2004. Under the renewal options of the agreement, the Company may extend the lease terms. Rent expense was $272, $198 and $161 in fiscal 1999, 1998 and 1997, respectively. Minimum lease payments for the office spaces are as follows:

                                         Minimum lease
                                           payments
                                         -------------
                                              (in
                                          thousands)
             Years ending September 30,
               2000.....................     $214
               2001.....................      218
               2000.....................       25
               2003.....................       25
               2004 and thereafter......       11
                                             ----
                                             $493
                                             ====

(9) Fair Value of financial instruments

      The estimated fair value of the Company's financial instruments are as follows:

                                                  1999              1998
                                            ----------------- ----------------
                                            Carrying   Fair   Carrying  Fair
                                             amount   value    amount   value
                                            -------- -------- -------- -------
                                                      (in thousands)
      Assets:
        Equity securities.................. $197,335 $197,335 $16,995  $16,995
        Receivables including noncurrent
         portion...........................  367,339  367,339  66,425   66,425

      Fair values were determined as follows:

     . Equity instruments are based on quoted market prices for available-for-sale securities, and, for non-quoted equity instruments, based on the lower of management's estimates of fair value or cost. The Company's investment in warrants of public companies were valued at the bid quotation.

     . Receivables are estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar business profiles.

                             COMDISCO VENTURES

                NOTES TO FINANCIAL STATEMENTS--(Concluded)


(10) Comprehensive Income

      Comprehensive income for the years ended September 30, 1999, 1998, and 1997 consists of the following (in thousands):

                                                    1999      1998      1997
                                                  --------  --------  --------
Unrealized gains on securities:
  Unrealized holding gains arising during the
   period........................................ $223,343  $ 14,938  $ 16,435
  Reclassification adjustment for gains included
   in earnings before income taxes...............  (80,731)  (14,938)  (16,435)
                                                  --------  --------  --------
Net unrealized gains, before income taxes........  142,612       --        --
Income taxes.....................................  (56,867)      --        --
                                                  --------  --------  --------
Net unrealized gains.............................   85,745       --        --
                                                  --------  --------  --------
Other comprehensive income.......................   85,745       --        --
Net earnings.....................................   42,824    17,160    15,150
                                                  --------  --------  --------
    Total comprehensive income................... $128,569  $ 17,160  $ 15,150
                                                  ========  ========  ========

      Accumulated other comprehensive income presented below and in the accompanying balance sheets consists of the accumulated net unrealized gain on available-for-sale securities (in thousands):

                                                                   Accumulated
                                                                      Other
                                                                  Comprehensive
                                                                     Income
                                                                  -------------
September 30, 1996...............................................    $   --
Change in unrealized gain on available-for-sale securities ......        --
                                                                     -------
September 30, 1997...............................................        --
Change in unrealized gain on available-for-sale securities ......        --
                                                                     -------
September 30, 1998...............................................        --
Change in unrealized gain on available-for-sale securities.......     85,745
                                                                     -------
September 30, 1999...............................................    $85,745
                                                                     =======

      Net unrealized gains in available-for-sale securities are shown net of deferred taxes of $56,867 at the end of fiscal 1999.

             COMDISCO, INC. CONSOLIDATED FINANCIAL STATEMENTS

                       INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors, Comdisco, Inc.:

      We have audited the accompanying consolidated balance sheets of Comdisco, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comdisco, Inc. and subsidiaries at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999 in conformity with generally accepted accounting principles.

Chicago, Illinois

November 2, 1999

                      CONSOLIDATED STATEMENTS OF EARNINGS

                        COMDISCO, INC. AND SUBSIDIARIES
                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                Three          Six
                            Months ended   Months ended      Years ended
                              March 31,     March 31,       September 30,
                            -------------  ------------  ---------------------
                             2000   1999   2000   1999    1999   1998    1997
                            ------ ------  ----- ------  ------ ------  ------
REVENUE
Leasing:
  Operating...............  $  440 $  507  $ 874 $1,038  $1,938 $1,897  $1,635
  Direct financing........      43     41     86     80     174    162     145
  Sales-type..............     128    191    206    351     543    376     336
                            ------ ------  ----- ------  ------ ------  ------
    Total leasing.........     611    739  1,166  1,469   2,655  2,435   2,116
Sales.....................      98     67    166    125     891    329     269
Technology services.......     156    125    303    243     522    433     354
Other.....................     148     21    255     36      91     46      80
                            ------ ------  ----- ------  ------ ------  ------
    Total revenue.........   1,013    952  1,890  1,873   4,159  3,243   2,819
                            ------ ------  ----- ------  ------ ------  ------
COSTS AND EXPENSES
Leasing:
  Operating...............     356    407    707    837   1,563  1,528   1,297
  Sales-type..............     102    157    162    284     406    263     237
                            ------ ------  ----- ------  ------ ------  ------
    Total leasing.........     458    564    869  1,121   1,969  1,791   1,534
Sales.....................      78     58    128    109     846    275     210
Technology services.......     138    105    263    205     440    362     296
Selling, general and
 administrative...........     143     73    258    142     306    249     244
Interest..................      87     87    171    171     337    326     299
Prism Communication
 Services.................      42      3     70      3      36    --      --
Other.....................     --     150    --     150     150    --       25
                            ------ ------  ----- ------  ------ ------  ------
    Total costs and
     expenses.............     946  1,040  1,759  1,901   4,084  3,003   2,608
                            ------ ------  ----- ------  ------ ------  ------
Earnings (loss) before
 income taxes.............      67    (88)   131    (28)     75    240     211
Income taxes (benefit)....      24    (32)    47    (10)     27     87      80
                            ------ ------  ----- ------  ------ ------  ------
Net earnings (loss) before
 preferred dividends......      43    (56)    84    (18)     48    153     131
Preferred dividends.......     --     --     --     --      --      (2)     (8)
                            ------ ------  ----- ------  ------ ------  ------
Net earnings (loss) to
 common stockholders......  $   43 $  (56) $  84 $  (18) $   48 $  151  $  123
                            ====== ======  ===== ======  ====== ======  ======
Net earnings (loss) per
 common share:
  Earnings (loss) per
   common
   share--basic...........  $  .28 $ (.37) $ .55 $ (.12) $  .32 $  .99  $  .83
                            ====== ======  ===== ======  ====== ======  ======
  Earnings (loss) per
   common
   share--diluted.........  $  .26 $ (.37) $ .52 $ (.12) $  .30 $  .93  $  .78
                            ====== ======  ===== ======  ====== ======  ======


      See accompanying notes to consolidated financial statements.

                        CONSOLIDATED BALANCE SHEETS

                      COMDISCO, INC. AND SUBSIDIARIES

         (IN MILLIONS EXCEPT NUMBER OF SHARES AND PER SHARE DATA)

                                                    March 31,  September 30,
                                                   ----------- ---------------
                                                      2000      1999     1998
                                                   ----------- -------  ------
                                                   (unaudited)
ASSETS
Cash and cash equivalents.........................   $   87    $   361  $   63
Cash-legally restricted...........................       35         46      30
Receivables, net..................................      962        722     340
Inventory of equipment............................      112        115     165
Leased assets:
  Direct financing and sales-type.................    2,172      2,107   1,779
  Operating (net of accumulated depreciation).....    3,466      3,516   4,121
                                                     ------    -------  ------
    Net leased assets.............................    5,638      5,623   5,900
Buildings, equipment and other, net...............      441        229     137
Equity securities.................................      636        252      80
Other assets......................................      504        459     348
                                                     ------    -------  ------
                                                     $8,415    $ 7,807  $7,063
                                                     ======    =======  ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable.....................................   $1,157    $   820  $1,121
Term notes........................................      550        550     550
Senior notes......................................    3,683      3,686   2,768
Accounts payable..................................      164        263     308
Income taxes......................................      467        382     333
Other liabilities.................................      609        531     408
Discounted lease rentals..........................      512        515     596
                                                     ------    -------  ------
                                                      7,142      6,747   6,084
                                                     ------    -------  ------
Stockholders' equity:
  Preferred stock $.10 par value. Authorized
   100,000,000 shares.............................      --         --      --
  Common stock $.10 par value. Authorized
   750,000,000 shares; issued 224,116,824
   (223,464,344 and 221,657,318 at September 30,
   1999 and 1998, respectively)...................       22         22      22
  Additional paid-in capital......................      361        302     257
  Accumulated other comprehensive income..........      189         58     (13)
  Retained earnings...............................    1,210      1,134   1,101
                                                     ------    -------  ------
                                                      1,782      1,516   1,367
  Common stock held in treasury, at cost..........     (509)      (456)   (388)
                                                     ------    -------  ------
    Total stockholders' equity....................    1,273      1,060     979
                                                     ------    -------  ------
                                                     $8,415    $ 7,807  $7,063
                                                     ======    =======  ======

          See accompanying notes to consolidated financial statements.

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      COMDISCO, INC. AND SUBSIDIARIES

                    (In Millions Except Per Share Data)

               Years Ended September 30, 1999, 1998 and 1997

                                                               Accumulated
                                                                  other
                                           Additional Deferred comprehen-            Common
                          Preferred Common  paid-in   compens-   sive -    Retained stock in
                            stock   stock   capital    ation     income    earnings treasury Total
                          --------- ------ ---------- -------- ----------- -------- -------- ------
BALANCE AT SEPTEMBER 30,
 1996...................    $ 89     $ 7      $165      $ (5)      $ 5      $  856   $(318)  $  799
Net earnings............                                                       131              131
Translation adjustment..                                           (25)                         (25)
   Total comprehensive
   income...............                                                                        106
Cash dividends-
 preferred..............                                                        (8)              (8)
Cash dividends-common
 ($.10 per share).......                                                       (14)             (14)
Stock options
 exercised..............                        10                                       6       16
Reduction of guaranteed
 ESOP debt..............                                   2                                      2
Purchase of common
 stock..................                                                               (45)     (45)
Retire treasury stock...                        (2)                                      2      --
Stock split.............               4        (4)                                             --
Income tax benefits
 resulting from the
 exercise of non-
 qualified stock
 options................                         9                                                9
                            ----     ---      ----      ----       ---      ------   -----   ------
BALANCE AT SEPTEMBER 30,
 1997...................      89      11       178        (3)      (20)        965    (355)     865
                            ----     ---      ----      ----       ---      ------   -----   ------
Net earnings............                                                       153              153
Translation adjustment..                                             7                            7
   Total comprehensive
   income...............                                                                        160
Cash dividends-
 preferred..............                                                        (2)              (2)
Cash dividends-common
 ($.10 per share).......                                                       (15)             (15)
Shared Investment
 Program................                        77                                      31      108
Stock options
 exercised..............                        (4)                                     24       20
Reduction of guaranteed
 ESOP debt..............                                   3                                      3
Purchase of preferred
 stock..................     (89)                                                               (89)
Purchase of common
 stock..................                                                               (88)     (88)
Stock split.............              11       (11)                                             --
Income tax benefits
 resulting from the
 exercise of non-
 qualified stock
 options................                        17                                               17
                            ----     ---      ----      ----       ---      ------   -----   ------
BALANCE AT SEPTEMBER 30,
 1998...................     --       22       257       --        (13)      1,101    (388)     979
                            ----     ---      ----      ----       ---      ------   -----   ------
Net earnings............                                                        48               48
Translation adjustment..                                           (21)                         (21)
Change in unrealized
 gain...................                                            92                           92
   Total comprehensive
   income...............                                                                        119
Cash dividends-common
 ($.10 per share).......                                                       (15)             (15)
Stock options
 exercised..............                        21                                      14       35
Purchase of common
 stock..................                                                               (82)     (82)
Income tax benefits
 resulting from the
 exercise of non-
 qualified stock
 options................                        24                                               24
                            ----     ---      ----      ----       ---      ------   -----   ------
BALANCE AT SEPTEMBER 30,
 1999...................    $--      $22      $302      $--        $58      $1,134   $(456)  $1,060
                            ====     ===      ====      ====       ===      ======   =====   ======

       See accompanying notes to consolidated financial statements.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                      COMDISCO, INC. AND SUBSIDIARIES

                               (IN MILLIONS)

                                         Six Months
                                         ended March    Years ended September
                                             31,                 30,
                                        --------------  -----------------------
                                         2000    1999    1999    1998    1997
                                        ------  ------  ------  ------  -------
                                         (unaudited)
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS:
Cash flows from operating activities:
  Operating lease and other leasing
   receipts...........................  $1,009  $1,042  $2,002  $2,013  $ 1,739
  Direct financing and sales-type
   leasing receipts...................     544     471     958     905      861
  Sale of direct financing and sales-
   type receivables...................     --      --      --      125       81
  Leasing costs, primarily rentals
   paid...............................      (8)     (9)    (14)    (20)     (32)
  Sales...............................     208     169     818     335      264
  Sales costs.........................     (51)    (58)   (105)    (69)     (84)
  Technology services receipts........     284     239     485     408      343
  Technology services costs...........    (230)   (185)   (390)   (278)    (204)
  Other revenue.......................     130      19      57      44       55
  Notes receivable receipts...........     195       8      66      33       16
  Selling, general and administrative
   expenses...........................    (192)   (152)   (289)   (249)    (225)
  Loss on Prism Communication
   Services...........................     (53)    --      --      --       --
  Litigation settlement...............     --      --      --      --        25
  Interest............................    (165)   (171)   (338)   (326)    (291)
  Income taxes........................     (27)    (16)    (12)    (34)     (44)
                                        ------  ------  ------  ------  -------
    Net cash provided by operating
     activities.......................   1,644   1,357   3,238   2,887    2,504
                                        ------  ------  ------  ------  -------
Cash flows from investing activities:
  Equipment purchased for leasing.....  (1,449) (1,468) (2,838) (3,026)  (2,940)
  Investment in continuity and network
   services facilities................    (175)    (42)   (151)    (87)     (61)
  Notes receivable....................    (290)   (140)   (324)    (57)     (28)
  Acquisition and investment in Prism
   Communication Services.............    (167)    (45)   (136)     (8)     --
  Other...............................    (118)    (53)    (31)     (2)     (19)
                                        ------  ------  ------  ------  -------
    Net cash used in investing
     activities.......................  (2,199) (1,748) (3,480) (3,180)  (3,048)
                                        ------  ------  ------  ------  -------
Cash flows from financing activities:
  Discounted lease proceeds...........     166     215     341     279      430
  Net increase (decrease) in notes
   payable............................     337     320    (301)     97     (103)
  Issuance of term notes and senior
   notes..............................      72     719   1,842   1,017    1,151
  Maturities of term notes and senior
   notes..............................     (75)   (319)   (924)   (617)    (378)
  Principal payments on secured debt..    (169)   (163)   (322)   (425)    (469)
  Decrease (increase) in legally
   restricted cash....................     (11)    (13)    (16)     15      (18)
  Preferred stock purchased...........     --      --      --      (89)     --
  Common stock purchased and placed in
   treasury...........................     (61)    (31)    (82)    (88)     (45)
  Issuance of Prism Communication
   Services common stock..............      10     --      --      --       --
  Dividends paid on common stock......      (8)     (8)    (15)    (15)     (14)
  Dividends paid on preferred stock...     --      --      --       (2)      (8)
  Shared Investment Program...........     --      --      --      109      --
  Other...............................      20     (26)     17      38        6
                                        ------  ------  ------  ------  -------
    Net cash provided by financing
     activities.......................     281     694     540     319      552
                                        ------  ------  ------  ------  -------
Net increase (decrease) in cash and
 cash equivalents.....................    (274)    303     298      26        8
Cash and cash equivalents at beginning
 of period............................     361      63      63      37       29
                                        ------  ------  ------  ------  -------
Cash and cash equivalents at end of
 period...............................  $   87  $  366  $  361  $   63  $    37
                                        ======  ======  ======  ======  =======

       See accompanying notes to consolidated financial statements.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                      COMDISCO, INC. AND SUBSIDIARIES

                               (IN MILLIONS)

                                              Six Months
                                              ended March       Years ended
                                                  31,          September 30,
                                             -------------  --------------------
                                              2000   1999    1999   1998   1997
                                             ------ ------  ------ ------ ------
                                              (unaudited)
RECONCILIATION OF NET EARNINGS (LOSS) TO
 NET CASH PROVIDED BY OPERATING ACTIVITIES:
Net earnings (loss)........................  $   84 $  (18) $   48 $  153 $  131
Adjustments to reconcile net earnings
 (loss) to net cash provided by operating
 activities:
  Leasing costs, primarily depreciation and
   amortization............................     860  1,112   1,954  1,771  1,502
  Leasing revenue, primarily principal
   portion of direct financing and sales-
   type lease rentals......................     458     38     371    478    484
  Sale of direct financing and sales-type
   receivables.............................     --     --      --     125     81
  Cost of sales............................      74     51     641    193    126
  Technology services costs, primarily
   depreciation and amortization...........      34     20      50     84     92
  Interest.................................       5    --      --     --       8
  Income taxes (benefit)...................      21    (26)     15     45     36
  Other expense............................     --     150     150    --     --
  Other, net...............................     108     30       9     38     44
                                             ------ ------  ------ ------ ------
  Net cash provided by operating
   activities..............................  $1,644 $1,357  $3,238 $2,887 $2,504
                                             ====== ======  ====== ====== ======
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
 ACTIVITIES:
  Reduction of discounted lease rentals in
   lease portfolio sale....................  $  --  $  --   $  100 $  --  $  --
                                             ====== ======  ====== ====== ======



          See accompanying notes to consolidated financial statements.

                      COMDISCO, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (In Millions, Except Share and Per Share Data)

Note 1 Summary of Significant Accounting Policies

      Nature of Operations: Comdisco provides global technology services to help its customers maximize technology functionality, predictability and availability. The company offers a complete suite of information technology services including business continuity, managed network services, and IT control and predictability solutions. Through its subsidiary, Prism Communication Services Inc., Comdisco is developing a high-speed, always-on digital network, which will provide customers with leading-edge connectivity. Comdisco also offers equipment services to key vertical industries, including electronics, communications, laboratory and scientific, and computer-integrated manufacturing. Through its Ventures group, Comdisco provides equipment leasing and other financing and services to venture capital backed start-up companies.

      Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Principles of Consolidation: The consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated.

      Translation Adjustments: All assets and liabilities denominated in foreign currencies are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments are deferred as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of earnings.

      Income Taxes: The company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

      Lease Accounting: See "Leasing" section on pages F-25 and F-26 for a description of lease accounting policies, lease revenue recognition and related costs.

      Technology Services: Revenue from continuity contracts is recognized monthly as subscription fees become due. Revenue from other technology services is recognized over the terms of the related contracts or as the service is provided.

      Cash and Cash Equivalents: Cash equivalents are comprised of highly liquid debt instruments with original maturities of 90 days or less.

      Cash--Legally Restricted: Legally restricted cash represents cash and cash equivalents that are restricted solely for use as collateral in secured borrowings and are not available to other creditors.

      Inventory of Equipment: Inventory of equipment is stated at the lower of cost or market by categories of similar equipment.

                     COMDISCO, INC. AND SUBSIDIARIES

      Investment in Equity Securities: The company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities classified as available-for-sale are carried at fair value, based on quoted market prices, net of market value discount to reflect any restrictions on transferability, with unrealized gains and losses reported as a separate component of stockholders' equity. Equity investments for which there is no readily determinable fair value are carried at cost, less any appropriate valuation allowance.

      Warrants: The company's investments in warrants (received in connection with its lease or other financings) are initially recorded at zero cost and carried in the financial statements as follows:

     . Warrants that meet the criteria for classification as available-for-sale are carried at fair value based on quoted market prices with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

     . Warrants that do not meet the criteria for classification as available-for-sale are carried at zero value.

      The proceeds received from the sale or liquidation are recorded as earnings when received.

      Derivatives: Interest rate differentials on swaps are accrued as interest rates change over the contract period. Amounts receivable under cap agreements are accrued as a reduction of interest expense. Unrealized gains and losses on forward contracts are deferred on the balance sheet until they are exercised. See Note 7 of the Notes to Consolidated Financial Statements for financial information concerning derivatives.

      Earnings per Common Share: Earnings per common share--basic are computed by dividing the net earnings to common stockholders by the weighted average number of common shares outstanding for the period. All shares held in the Employee Stock Ownership Plan (ESOP) are considered outstanding for both basic and diluted earnings per share calculations. Earnings per common share-- diluted reflect the maximum dilution that would have resulted from the exercise of stock options. Earnings per common share--diluted are computed by dividing the net earnings to common stockholders by the weighted average number of common shares outstanding and all dilutive stock options (dilutive stock options are based on the treasury stock method). Anti-dilutive stock options were immaterial for fiscal 1999, 1998 and 1997.

      Stock-based Compensation: The company utilizes the intrinsic value based method of accounting for its stock-based compensation arrangements.

      Reclassifications: Certain reclassifications have been made in the 1997 and 1998 financial statements to conform to the 1999 presentation.

      Interim Financial Information: The unaudited financial statements as of March 31, 2000 and for the three and six month periods ended March 31, 2000 and 1999 include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for such periods.

Note 2 Acquisitions and Sale of Assets

      On February 28, 1999, the company completed the acquisition of Prism Communication Services, Inc. ("Prism") for a cash purchase price of approximately $53 million, of which approximately $45 million was paid in fiscal 1999. Prism is a provider of dedicated high-speed connectivity and other services to small businesses, telecommuters and other power users.

                      COMDISCO, INC. AND SUBSIDIARIES

      The Prism acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of Prism from February 28, 1999 are included in the accompanying consolidated financial statements. Assets acquired and liabilities assumed have been recorded at their estimated fair values, and are subject to adjustment when additional information concerning asset and liability valuations is finalized.

      The excess of cost over the estimated fair value of net assets acquired was approximately $61 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 10 years. The following selected, unaudited pro forma data is presented to provide a summary of the combined results of the company and Prism as if the acquisition had been made as of the beginning of fiscal 1999. The effect of the acquisition on the year ended September 30, 1998 is not material and, accordingly, has been excluded from the pro forma presentation (in millions except per share data):

                       Year Ended September 30, 1999

      Total revenue..................................................... $4,159
      Net earnings...................................................... $   35
      Net earnings per common share:
        Basic........................................................... $  .23
        Diluted......................................................... $  .22

      The selected, unaudited pro forma data is for informational purposes only and may not necessarily reflect the results of operations had the companies operated as one for the year ended September 30, 1999. No effect has been given for synergies, if any, that may be realized through the acquisition. In addition, the company expects to expand its network within existing and into new regions, which will require significant capital expenditures as well as sales and marketing expenditures. Accordingly, the company expects to incur substantial and increasing operating expenses and net losses from Prism operations for at least the next few years.

      On March 24, 1999, the company announced a major shift in corporate strategy, including focusing on high-margin service businesses and shedding low-margin businesses, including its mainframe leasing and vendor lease portfolios and its medical refurbishing business. In conjunction with this repositioning, the company recorded a pre-tax charge of $150 million, $96 million after tax, or approximately $0.59 per share, in the quarter ended March 31, 1999. The components of the pre-tax charge included $100 million associated with the company's plan to exit the mainframe residual leasing business, $20 million to exit the medical refurbishing business and $30 million associated with the realignment of the company's services businesses. On May 3, 1999, the company announced it had reached an agreement in principle to sell its mainframe computer leasing portfolio. The sale of the mainframe portfolio and the sale of the medical refurbishing business were both concluded in the fiscal quarter ended June 30, 1999. The sale of a majority of the vendor lease portfolio was completed in the quarter ended September 30, 1999.

Leasing

Note 3 Lease Accounting Policies

      FASB Statement of Financial Accounting Standards No. 13 requires that a lessor account for each lease by either the direct financing, sales-type or operating method.

                      COMDISCO, INC. AND SUBSIDIARIES

Leased Assets:

     . Direct financing and sales-type leased assets consist of the present value of the future minimum lease payments plus the present value of the residual (collectively referred to as the net investment). Residual is the estimated fair market value at lease termination. In estimating the equipment's fair value at lease termination, the company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The company's estimates are reviewed continuously to ensure realization, however the amounts the company will ultimately realize could differ from the estimated amounts.

     . Operating leased assets consist of the equipment cost, less the amount depreciated to date.

Revenue, Costs and Expenses:

     . Direct financing leases--Revenue consists of interest earned on the present value of the lease payments and residual. Revenue is recognized periodically over the lease term as a constant percentage return on the net investment. There are no costs and expenses related to direct financing leases since leasing revenue is recorded on a net basis.

     . Sales-type leases--Revenue consists of the present value of the total contractual lease payments which is recognized at lease inception. Costs and expenses consist of the equipment's net book value at lease inception, less the present value of the residual. Interest earned on the present value of the lease payments and residual, which is recognized periodically over the lease term as a constant percentage return on the net investment, is included in direct financing lease revenue in the statement of earnings.

     . Operating leases--Revenue consists of the contractual lease payments and is recognized on a straight-line basis over the lease term. Costs and expenses are principally depreciation of the equipment. Depreciation is recognized on a straight-line basis over the lease term to the company's estimate of the equipment's fair market value at lease termination, also commonly referred to as "residual" value.

        In estimating the equipment's fair value at lease termination, the company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The company's estimates are reviewed continuously to ensure realization, however the amounts the company will ultimately realize could differ from the amounts assumed in determining depreciation on the equipment in the operating lease portfolio at September 30, 1999.

     . Initial direct costs related to operating and direct financing leases, including salesperson's commissions, are capitalized and amortized over the lease term.

Note 4 Leased Assets

      The components of the net investment in direct financing and sales-type leases as of September 30 are as follows:

                                                                1999    1998
                                                               ------  ------
                                                               (in millions)
      Minimum lease payments receivable....................... $2,162  $1,790
      Estimated residual values...............................    219     203
      Less: unearned revenue..................................   (274)   (214)
                                                               ------  ------
      Net investment in direct financing and sales-type
       leases................................................. $2,107  $1,779
                                                               ======  ======

                      COMDISCO, INC. AND SUBSIDIARIES

      Unearned revenue is recorded as leasing revenue over the lease terms.

      Operating leased assets include the following as of September 30:

                                                                1999     1998
                                                               -------  -------
                                                                (in millions)
      Operating leased assets................................. $ 6,054  $ 6,803
      Less: accumulated depreciation and amortization.........  (2,538)  (2,682)
                                                               -------  -------
      Net..................................................... $ 3,516  $ 4,121
                                                               =======  =======

Note 5 Lease Portfolio Information

      The size of the company's lease portfolio can be measured by the cost of leased assets at the date of lease inception. Cost at lease inception represents either the equipment's original cost or its net book value at termination of a prior lease. The following table summarizes, by year of lease commencement and by year of projected lease termination, the cost at lease inception for all leased assets recorded at September 30, 1999 (in millions):

                                                    Projected year of lease
                                       Cost at            termination
 earYlease                              lease   --------------------------------
 ommencedc                            inception   00     01     02     03   04+
----------                            --------- ------ ------ ------ ------ ----
 1995 and prior......................  $  854   $  520 $  185 $  125 $   18 $  6
 1996................................     781      433    265     70      8    5
 1997................................   1,844      998    356    318    132   40
 1998................................   2,756      712  1,003    508    464   69
 1999................................   2,922      167    642  1,342    394  377
                                       ------   ------ ------ ------ ------ ----
                                       $9,157   $2,830 $2,451 $2,363 $1,016 $497
                                       ======   ====== ====== ====== ====== ====

      The following table summarizes the estimated net book value at lease termination for all leased assets recorded at September 30, 1999. The table is presented by year of lease commencement and by year of projected lease termination (in millions):

                                             Net book   Projected year of lease
                                             value at         termination
 earYlease                                     lease    ------------------------
 ommencedc                                  termination  00   01   02   03  04+
----------                                  ----------- ---- ---- ---- ---- ----
 1995 and prior............................   $   37    $ 30 $  2 $  5 $--  $--
 1996......................................       84      43   39    2  --   --
 1997......................................      225     149   44   31    1  --
 1998......................................      437     118  171   70   75    3
 1999......................................      465      51  101  210   67   36
                                              ------    ---- ---- ---- ---- ----
                                              $1,248    $391 $357 $318 $143 $ 39
                                              ======    ==== ==== ==== ==== ====

                      COMDISCO, INC. AND SUBSIDIARIES

Liquidity

Note 6 Future Contractual Cash Flows

      Presented below is a summary of future noncancelable lease rentals on owned equipment and future technology services revenue including noncancelable continuity contracts (collectively, "cash in-flows").

      The summary presents expected cash in-flows due in accordance with the contractual terms in existence as of September 30, 1999.

                        Years Ending September 30,

                                            00     01     02    03  04+  Total
                                          ------ ------ ------ ---- ---- ------
Expected future cash in-flows:
  Operating leases--leasing.............. $1,322 $  803 $  362 $ 96 $ 23 $2,606
  Operating leases--ventures.............    129    109     67   11  --     316
  Notes receivable--ventures.............    130    153    107   13  --     403
  Direct financing and sales-type
   leases--leasing.......................    989    652    317  118   81  2,157
  Direct financing and sales-type
   leases--ventures......................      3      2    --   --   --       5
  Technology services....................    483    353    232  131   45  1,244
                                          ------ ------ ------ ---- ---- ------
    Total................................ $3,056 $2,072 $1,085 $369 $149 $6,731
                                          ====== ====== ====== ==== ==== ======

Financing

Note 7 Interest-Bearing Liabilities

      Interest-bearing liabilities include the following:

                                                 99                          98
                                                ----                        ----
                               At                          At
                          September 30    Average     September 30    Average
                          ------------  ------------  ------------  ------------
                          Balance Rate  Balance Rate  Balance Rate  Balance Rate
                          ------- ----  ------- ----  ------- ----  ------- ----
                                             (in millions)
Notes payable:
 Credit lines and loan
  participation
  contracts.............  $  369  4.19% $  593  5.04% $  774  5.39% $  541  6.20%
 Commercial paper.......     451  5.42%    586  5.11%    347  5.21%    606  5.72%
Term notes..............     550  5.25%    550  5.52%    550  5.52%    526  6.41%
Senior notes............   3,686  6.45%  3,155  6.59%  2,768  6.47%  2,576  6.76%
Discounted lease
 rentals................     515  6.60%    576  6.76%    596  7.29%    676  7.32%
                          ------  ----  ------  ----  ------  ----  ------  ----
                          $5,571  6.11% $5,460  6.17% $5,035  6.21% $4,925  6.62%
                          ======  ====  ======  ====  ======  ====  ======  ====

                      COMDISCO, INC. AND SUBSIDIARIES

      The changes in financing activities for the years ended September 30 were as follows (notes payable changes are shown net):

                                              1999                                              1998
                       ---------------------------------------------------- ---------------------------------------------
                       Outstanding           Maturities                     Outstanding           Maturities
                        beginning                and            Outstanding  beginning                and     Outstanding
                         of year   Issuances repurchases Other  end of year   of year   Issuances repurchases end of year
                       ----------- --------- ----------- -----  ----------- ----------- --------- ----------- -----------
                                                                 (in millions)
Notes payable:
 Credit lines and
  loan participation
  contracts..........    $  774     $  --      $  (405)  $ --     $  369      $  505     $  269     $   --      $  774
Commercial paper.....       347        104         --      --        451         519        --         (172)       347
Term notes...........       550        --          --      --        550         497        100         (47)       550
Senior notes.........     2,768      1,842        (924)    --      3,686       2,421        917        (570)     2,768
Discounted lease
 rentals.............       596        341        (322)   (100)      515         742        279        (425)       596
                         ------     ------     -------   -----    ------      ------     ------     -------     ------
                         $5,035     $2,287     $(1,651)  $(100)   $5,571      $4,684     $1,565     $(1,214)    $5,035
                         ======     ======     =======   =====    ======      ======     ======     =======     ======

      The annual maturities of all interest-bearing liabilities at September 30, 1999 are shown in the table at right:

                                             Years ending September 30,
                                            -----------------------------
                                             2000  2001  2002  2003 2004+ Total
                                            ------ ---- ------ ---- ----- ------
                                                       (in millions)
Notes payable:
  Credit lines and loan participation
   contracts............................... $  369 $--  $  --  $--  $--   $  369
Commercial paper...........................    451  --     --   --   --      451
Term notes.................................    550  --     --   --   --      550
Senior notes...............................    851  857  1,435  268  275   3,686
Discounted lease rentals...................    303  139     51   19    3     515
                                            ------ ---- ------ ---- ----  ------
                                            $2,524 $996 $1,486 $287 $278  $5,571
                                            ====== ==== ====== ==== ====  ======

      Notes payable: The company had the following unsecured bank lines available in the United States and foreign countries at September 30:

                                                                   1999   1998
                                                                  ------ ------
                                                                  (in millions)
      Total credit lines:
        Committed................................................ $1,312 $1,253
        Uncommitted..............................................    289    393
                                                                  ------ ------
                                                                  $1,601 $1,646
                                                                  ====== ======
      Utilized at September 30:
        Committed................................................ $  756 $  644
        Uncommitted..............................................     44    149
                                                                  ------ ------
          Total credit lines.....................................    800    793
        Loan participation contracts.............................     20    328
                                                                  ------ ------
          Total notes payable.................................... $  820 $1,121
                                                                  ====== ======
      Credit lines available at September 30..................... $  801 $  853
                                                                  ====== ======
      Maximum amount outstanding at any month end................ $1,441 $1,304
                                                                  ====== ======

                      COMDISCO, INC. AND SUBSIDIARIES

      Committed Lines: The company's committed lines have been established with twenty-nine banks, six of which are U.S. banks. A majority of the banks are rated AA or better by rating agencies. At September 30, 1999, the company had committed domestic and foreign unsecured lines of credit as follows:

                                                                    Expiration
      Facility                                    Number of banks      date
      --------                                    --------------- --------------
      Multi-Option Facilities....................        11
        $275 million facility....................                 December, 2002
        $275 million facility....................                 December, 1999
      Global Facilities..........................        17
        $275 million facility....................                 December, 2002
        $275 million facility....................                 December, 1999
      Other credit agreements:
        $75 million--domestic and foreign........         1          April, 2000
        $137 million--foreign....................         5              Various

      There are no compensating balance requirements on any of the committed lines. At September 30, 1999, the company had $756 million outstanding under its committed lines, including $451 million supporting the company's commercial paper program.

      The multi-option revolving credit agreements and the global revolving credit agreements (collectively, the "Facilities") permit the company to borrow in U.S. dollars or in other currencies, on a revolving credit basis. Interest rates on debt outstanding under the Facilities are negotiated at the time of the borrowings based either on "bid rates" from the participating banks, LIBOR plus twenty basis points or, for the two $275 million facilities expiring December, 1999, twenty-two basis points, or at the banks' then current base rates. The Facilities call for the company to pay a weighted average annual fee of nine basis points per annum on the total committed amount. The two $275 million facilities are renewable annually and should the banks decide not to renew, include provisions to convert any amounts then outstanding to term loans with a final maturity of December, 2000.

      Uncommitted Lines and Loan Participation Contracts: In addition to the committed lines, the company maintains various domestic and international lines of credit for short-term debt with banks, including approximately $289 million of uncommitted lines of credit, under which the company can borrow on an unsecured basis on such terms as the company and banks may mutually agree. The majority of these arrangements do not have maturity dates, and can be withdrawn at the banks' option. There are no fees or compensating balances associated with either the uncommitted lines or the loan participation contracts.

      Commercial Paper: At September 30, 1999, the company had $900 million of commercial paper facilities (of which $451 million was outstanding at September 30, 1999) all of which are supported by its committed lines of credit. The facilities were rated D-2 by Duff & Phelps, P-2 by Moodys and A-2 by Standard & Poors.

      Term Notes: At September 30, 1999, the company had $550 million of receivable backed commercial paper. This floating rate term note is due during fiscal year 2000.

                     COMDISCO, INC. AND SUBSIDIARIES

      Senior Notes: Senior notes include the following at September 30:

                                                                   1999   1998
                                                                  ------ ------
                                                                  (in millions)
      Medium term notes (5.75% to 9.95%)......................... $1,461 $1,200
      7.750% Senior Notes due 1999...............................    --      89
      6.500% Senior Notes due 1999...............................    --     250
      6.500% Senior Notes due 2000...............................    200    200
      5.750% Senior Notes due 2001...............................    250    250
      6.375% Senior Notes due 2002...............................    250    250
      6.000% Senior Notes due 2002...............................    350    --
      5.950% Senior Notes due 2002...............................    350    --
      7.250% Senior Notes due 2002(1)............................    300    --
      6.125% Senior Notes due 2003(2)............................    250    250
      6.130% Senior Notes due 2006...............................    275    279
                                                                  ------ ------
          Total senior notes..................................... $3,686 $2,768
                                                                  ====== ======

--------

(1) The company had interest rate swap agreements at September 30, 1999 that effectively converted $100 million of 7.250% Senior Notes to floating rate obligations with an effective interest rate of 6.190%.

(2) The company had interest rate swap agreements at September 30, 1999 that effectively converted $200 million of 6.125% Senior Notes to floating rate obligations with an effective interest rate of 5.152%.

      The average remaining terms of these swap agreements was greater than 2 years at September 30, 1999.

      On October 9, 1998 the company filed a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") for a shelf offering of up to $1.5 billion of senior debt securities on terms to be set at the time of each sale (the "1998 Shelf"). On January 19, 1999, the company designated $600 million in Senior Debt Securities as "Senior Medium-Term Notes, Series H" to be issued under the 1998 Shelf, of which $182 million remained available for issuance as of September 30, 1999. Pursuant to the 1998 Shelf, the company, on January 26, 1999, issued $350 million of 6.0% Senior Notes due January 30, 2002, and, on April 21, 1999, $350 million of 5.95% Notes due April 30, 2002. On August 26, 1999, the company redesignated $100 million of the Series H Medium-Term Notes, which together with the remaining $200 million in securities previously unallocated under the shelf registration, were issued by the company as $300 million of 7.25% Notes due September 1, 2002.

      On September 24, 1999 the company filed a registration statement on Form S-3 with the SEC for a shelf offering of up to $1.5 billion senior debt securities on terms to be set at the time of each sale ("1999 Shelf"). As of September 30, 1999, the entire 1999 Shelf remains available for sale.

      There are no sinking fund requirements associated with any of the company's senior notes.

      Discounted Lease Rentals: The company utilizes its lease rentals receivable and underlying equipment in leasing transactions as collateral to borrow from financial institutions at fixed rates on a nonrecourse basis. In return for this secured interest, the company receives a discounted cash payment. In the event of a default by a lessee, the financial institution has a first lien on the underlying leased equipment, with no further recourse against the company. Proceeds from discounting are recorded on the balance sheet as discounted lease rentals; as lessees make payments to financial institutions, lease revenue (i.e., interest income on direct financing and sales-type leases and rental revenue on operating leases) and interest expense are recorded. Discounted lease rentals are reduced by the interest method.

                      COMDISCO, INC. AND SUBSIDIARIES

      Future minimum lease payments and interest expense on leases that have been discounted as of September 30, 1999 are as follows (in millions):

                        Years Ending September 30,

                                               Rentals to be
                                                received by  Discounted
                                                 financial     lease    Interest
                                               institutions   rentals   expense
                                               ------------- ---------- --------
      2000....................................     $331         $303      $28
      2001....................................      150          139       11
      2002....................................       54           51        3
      2003....................................       20           19        1
      2004....................................        3            3      --
                                                   ----         ----      ---
                                                   $558         $515      $43
                                                   ====         ====      ===

      Interest expense on discounted lease rentals was $38 million, $49 million, and $55 million in fiscal 1999, 1998 and 1997, respectively.

      Interest Rate Swap Agreements and Other Derivative Financial Instruments:
The company is a party to interest rate and cross-currency interest rate swap agreements and other financial instruments in order to limit its exposure to a loss resulting from adverse fluctuations in foreign currency exchange and interest rates. Interest rate swap contracts generally represent the contractual exchange of fixed and floating rate payments of a single currency. Cross-currency interest rate swap contracts generally involve the exchange of payments which are based on the interest reference rates available at the inception of the contract on two different currency notional balances that are exchanged. The principal balances are re-exchanged at an agreed upon rate at a specified future date. Credit and market risk exist with respect to these instruments.

      The following table presents the contract or notional (face) amounts outstanding and the fair value of the contracts based generally on their termination values at September 30:

                                                          1999           1998
                                                 Notional Fair  Notional Fair
                                                  amount  value  amount  value
                                                 -------- ----- -------- -----
                                                         (in millions)
      Interest rate swap agreements.............   $820    $ 5    $460    $ 2
      Cross-currency interest rate swap
       agreements...............................     96     (6)     33      4
      Forwards and futures......................     86      6      65     (3)

      The impact of these contracts on interest expense for fiscal years 1999, 1998 and 1997 was immaterial. The average notional amount outstanding of the floating rate to fixed rate contracts in fiscal 1999, including those noted in the discussions above, was $234 million, with an average pay rate of 5.44% and an average receive rate of 5.18%. The average notional amount outstanding of the fixed rate to floating rate contracts in fiscal 1999 was $29 million, with an average pay rate of 5.265% and an average receive rate of 6.384%. The company is exposed to credit loss in the event of non-performance by the other parties to the interest rate swap agreements. Although contract or notional amounts provide one measure of the volume of these transactions, they do not represent the amount of the company's exposure to credit risk. The amounts subject to credit risk (arising from the possible inability of the counterparties to meet the terms of their contracts) are generally limited to the amounts, if any, by which the counterparties' obligation(s) exceed the obligation(s) of the company. The company controls credit risk through credit approvals, limits and monitoring procedures.

                      COMDISCO, INC. AND SUBSIDIARIES

Other Financial Information

Note 8 Receivables

      Receivables include the following as of September 30:

                                                                     1999  1998
                                                                     ----  ----
                                                                        (in
                                                                     millions)
     Notes.......................................................... $354  $ 75
     Accounts.......................................................  297   215
     Unsettled equity transactions..................................   26   --
     Income taxes...................................................    6     6
     Other..........................................................   82    68
                                                                     ----  ----
     Total receivables..............................................  765   364
     Allowance for credit losses....................................  (43)  (24)
                                                                     ----  ----
         Total...................................................... $722  $340
                                                                     ====  ====

      Notes: The company provides loans to early-stage high technology privately held companies in networking, communications, software and Internet based industries. The company's loans are generally structured as equipment loans or subordinated loans. Subordinated loans totaled $250 million and $33 million at September 30, 1999 and 1998, respectively. Interest income on notes is recorded in the statement of earnings as direct financing income for equipment loans and as other revenue for subordinated loans.

      The amount of each loan varies, but generally does not exceed $5.0 million. The loans bear fixed interest rates with coupons currently ranging from 8.0% to 13% per annum. In addition, loan processing fees typically ranging from 1.5% to 2% of the principal amount of the loan may be paid at loan closing. As part of the loan transaction, the company receives warrants to purchase an equity interest in the borrower at a nominal exercise price. The amount of the warrants received and the exercise price varies based upon borrower-specific valuation factors. Loans provide current income from interest and fees.

      Contractual maturities of total notes receivables as of September 30, 1999, were as follows: 2000-$137 million; 2001-$155 million; 2002-$108 million;
2003 and thereafter-$16 million. Actual cash flows will vary from contractual maturities due to prepayments and charge-offs.

      Allowance: The allowance for credit loss includes management's estimate of the amounts expected to be lost on specific accounts and for losses on other as of yet unidentified accounts included in receivables at September 30, 1999, including estimated losses on future noncancelable lease rentals and subscription fees, net of estimated recoveries from remarketing of related leased equipment. In estimating the reserve component for unidentified losses within the receivables and lease portfolio, management relies on historical experience, adjusted for any known trends, including industry trends, in the portfolio.

Note 9 Income Taxes

      The geographical sources of earnings before income taxes were as follows (in millions):

                                                                  1999 1998 1997
                                                                  ---- ---- ----
     United States............................................... $12  $183 $163
     Outside United States.......................................  63    57   48
                                                                  ---  ---- ----
                                                                  $75  $240 $211
                                                                  ===  ==== ====

                      COMDISCO, INC. AND SUBSIDIARIES

      Cumulative unremitted earnings of foreign operations amounting to $179 million after foreign taxes at September 30, 1999, were expected by management to be reinvested. Accordingly, no provision has been made for additional U.S. taxes which would be payable if such earnings were to be remitted to the parent company as dividends. The amount of U.S. taxes, if any, are impracticable to determine.

      The components of the income tax provision (benefit) charged (credited) to operations were as follows:

                                                                 1999  1998  1997
                                                                 ----  ----  ----
     Current:
       U.S. Federal............................................. $(3)  $ 28  $24
       U.S. state and local.....................................   3      2    7
       Outside United States....................................  13     36    8
                                                                 ---   ----  ---
                                                                  13     66   39
     Deferred:
       U.S. Federal.............................................   7     33   35
       U.S. state and local.....................................  (2)     9    2
       Outside United States....................................   9    (21)   4
                                                                 ---   ----  ---
                                                                  14     21   41
                                                                 ---   ----  ---
         Total tax provision.................................... $27   $ 87  $80
                                                                 ===   ====  ===

      The reasons for the difference between the U.S. Federal income tax rate and the effective income tax rate for earnings were as follows:

                                                               1999  1998  1997
                                                               ----  ----  ----
U.S. Federal income tax rate.................................. 35.0% 35.0% 35.0%
Increase (reduction) resulting from:
  State income taxes, net of U.S. Federal tax benefit.........   .7   3.0   3.0
  Foreign income tax rate differential........................  2.8   2.0    .8
  Tax effect of foreign losses utilized....................... (2.2) (4.0) (2.9)
  Other, net..................................................  (.3)  --    2.1
                                                               ----  ----  ----
                                                               36.0% 36.0% 38.0%
                                                               ====  ====  ====

      Deferred tax assets and liabilities at September 30, 1999 and 1998 were as follows:

                                                                  1999   1998
                                                                  -----  -----
                                                                      (in
                                                                   millions)
      Deferred tax assets (liabilities):
        Equity transactions...................................... $ 260  $ 264
        Foreign loss carryforwards...............................    13     12
        U.S. net operating loss carryforwards....................    68     61
        AMT credit carryforwards.................................   120    123
        Deferred income..........................................    44     35
        Deferred expenses........................................   (20)     5
        Other, net...............................................   101     82
        Lease accounting.........................................  (839)  (873)
        Other comprehensive income...............................   (60)   --
        Foreign..................................................   (26)   (16)
                                                                  -----  -----
        Gross deferred tax liabilities...........................  (339)  (307)
        Less: valuation allowance................................   (28)   (12)
                                                                  -----  -----
      Net deferred tax liabilities............................... $(367) $(319)
                                                                  =====  =====

                      COMDISCO, INC. AND SUBSIDIARIES

      For financial reporting purposes, the company has approximately $28 million of foreign net operating loss carryforwards, most of which have no expiration date. The company has recognized a valuation allowance of $13 million to offset this deferred tax asset. During fiscal 1999, changes in the valuation allowance included a decrease of $2 million from utilizing foreign net operating loss carryforwards, increases totalling $3 million from foreign exchange rate and tax rate changes, and an increase of $15 million relating to Prism's pre-acquisiton net operating losses. These losses are subject to certain limitations under Section 382 of the Internal Revenue Code of 1986 as amended.

      At September 30, 1999, the company has available for U.S. Federal income tax purposes, the following carryforwards (in millions):

      Year scheduled to expire                              Net operating loss
      ------------------------                              ------------------
      2004.................................................        $  2
      2005.................................................           5
      2006.................................................           3
      2007.................................................          82
      2009.................................................           3
      2012.................................................          27
      2018.................................................          54
                                                                   ----
                                                                   $176
                                                                   ====

      For U.S. Federal income tax purposes, the company has approximately $120 million of alternative minimum tax ("AMT") credit carryforwards available to reduce regular taxes in future years. AMT credit carryforwards do not have an expiration date.

      All years prior to fiscal year 1989 are closed to further assessment by the Internal Revenue Service (the "Service") due to the expiration of the Statute of Limitations.

      The company and the Service have tentatively reached a settlement agreement for fiscal years 1989-1995. The Service is currently completing their Revenue Agent's Report for these years. It is anticipated that the company will be assessed approximately $8 million of tax plus interest thereon. As a result of the above mentioned settlement, amended federal income tax returns for fiscal years 1996, 1997, and 1998 will be filed requesting refunds of approximately $9 million. Additionally, the company has requested interest netting which will substantially reduce any cash payment of tax and interest.

      The Service is expected to commence a routine income tax audit for fiscal years 1996, 1997, and 1998 during fiscal year 2000.

      The company also undergoes audits by foreign, state and local tax jurisdictions. As of September 30, 1999, no material assessments have been made by these tax authorities.

Note 10 Equity Securities

      The company invests in equity instruments of privately held companies in networking, communications, software, Internet-based and other industries. For equity instruments, which are non-quoted investments, the company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The company identifies and records impairment losses on equity securities when events and circumstances indicate that such assets might be impaired. During 1999 and 1998, certain of these investments in privately held companies became available-for-sale securities when the investees completed initial public offerings.

                     COMDISCO, INC. AND SUBSIDIARIES

      Equity securities, which are included in Other Assets, include the following as of September 30:

                                                                       1999 1998
                                                                       ---- ----
                                                                          (In
                                                                       millions)
Available-for-sale-securities:
  Cost................................................................ $ 49 $45
  Unrealized gain.....................................................  152 --
                                                                       ---- ---
  Market value........................................................  201  45
Equity instruments (at cost less valuation adjustments)...............   51  35
                                                                       ---- ---
  Carrying value...................................................... $252 $80
                                                                       ==== ===

      Realized gains or losses are recorded upon disposition of investments based upon the difference between the proceeds and the cost basis determined using the specific identification method. All other changes in the valuation of portfolio investments are included as changes in the unrealized appreciation or depreciation of investments in the accumulated comprehensive income. Net realized gains from the sales of equity investments were $1 million in fiscal 1999 and 1998 and $10 million in fiscal 1997. Gross realized gains from the sales of equity securities were $9 million in fiscal 1999, $3 million in fiscal 1998, and $15 million in fiscal 1997.

      The company records the proceeds received from the sale or liquidation of warrants received in conjunction with its lease or other financings as income when received. These proceeds were $75 million, $14 million and $13 million in fiscal 1999, 1998 and 1997, respectively.

Note 11 Preferred Stock

      There are 100,000,000 authorized shares of preferred stock--$.10 par value, of which none were outstanding at September 30, 1999. The board of directors establishes and designates the series and fixes the number of shares and the relative rights, preferences and limitations of the respective series. Dividends paid on preferred stock were $2 million and $8 million, respectively in fiscal 1998, and 1997.

      On November 4, 1997, the board of directors of the company adopted a new shareholder rights plan (the "New Rights Plan") to replace the company's existing plan, which expired on November 17, 1997. Under the New Rights Plan, shareholders of record on November 17, 1997 received a dividend distribution of one preferred stock purchase right for each share of the company's common stock then held. Like the shareholder rights plan it replaced, the New Rights Plan continues the company's policy of ensuring fair value to all shareholders in the event of an unsolicited takeover offer for the company. The New Rights Plan will expire on November 17, 2007. The New Rights Plan is incorporated by reference in the company's Form 10-K for fiscal 1999.

      8.75% Cumulative Preferred Stock: On September 19, 1997, the company announced the redemption, effective October 20, 1997, of all shares of the Series A Preferred Stock (2,738,200 shares) at the redemption price per share of $25, plus accrued and unpaid dividends. On July 13, 1998, the company announced the redemption, effective July 13, 1998, of all shares of the Series B Preferred Stock (824,000 shares) at the redemption price of $25, plus accrued and unpaid dividends.

Note 12 Common Stock

      All references in the financial statements and notes to common share data have been adjusted to reflect the two-for-one stock split distributed in June, 1998.

                      COMDISCO, INC. AND SUBSIDIARIES

      On February 2, 1998, the company announced that 106 senior managers of the company purchased over six million shares of the company's common stock for approximately $109 million. Under the voluntary program, the senior managers took out full recourse, personal loans to purchase the shares. The company has guaranteed repayment of the loans in the event of default. The purchased shares represented over 4% of the then current total shares outstanding.

      The share amounts for basic and diluted earnings per share calculations was as follows (in thousands):

                                                       Years ended September
                                                                30,
                                                      -------------------------
                                                       1999     1998     1997
                                                      -------  -------  -------
      Average shares issued.......................... 222,454  220,910  218,907
      Average shares held in treasury................ (70,376) (69,663) (71,859)
                                                      -------  -------  -------
      Basic shares outstanding....................... 152,078  151,247  147,048
      Stock options..................................   9,709   11,523   10,541
                                                      -------  -------  -------
      Diluted shares outstanding..................... 161,787  162,770  157,589
                                                      =======  =======  =======

      There are no adjustments to net earnings to common stockholders for basic and diluted earnings per share calculations for any of the years ended September 30, 1999, 1998 and 1997.

      During fiscal 1999 and 1998, the company entered into a series of forward purchase agreements on its common stock. These agreements can be settled, at the option of the company, by paying cash for the forward purchase amount and receiving the underlying shares of common stock, or on a net basis in shares of the company's stock.

      Information on these forward agreements is as follows:

                                           1999                        1998
                                          Average                     Average
                                       forward price               forward price
                         Amount Shares   per share   Amount Shares   per share
                         ------ ------ ------------- ------ ------ -------------
                                   (in millions except per share data)
Agreements in place at
 September 30...........  $61      3      $20.41      $16      1      $13.74
Settlements during
 fiscal year............   59      4       16.26       33      4        9.31

      In June 1997, FASB issued Statement of Financial Accounting Standards No. 130--Reporting Comprehensive Income, which requires presentation of comprehensive earnings (net earnings (loss) plus all changes in net assets from non-owner sources) and its components in the financial statements.

      Components of other comprehensive earnings (loss) consists of the following:

                                                               1999  1998 1997
                                                               ----  ---- ----
                                                               (in millions)
      Foreign currency translation adjustments...............  $(21) $  7 $(25)
      Change in net unrealized gains and losses on marketable
       securities............................................   152   --   --
      Income tax.............................................   (60)  --   --
                                                               ----  ---- ----
      Other comprehensive income (loss)......................    71     7  (25)
      Net earnings...........................................    48   153  131
                                                               ----  ---- ----
      Total comprehensive income.............................  $119  $160 $106
                                                               ====  ==== ====

                      COMDISCO, INC. AND SUBSIDIARIES

Note 13 Employee Benefit Plans

      In fiscal 1988, the company established the Comdisco, Inc. Employee Stock Ownership Trust (the "Trust"). The Trust borrowed $20 million (the "ESOP Debt") to purchase 4.6 million shares of common stock held in treasury by the company at a market price at the date of purchase of $4.42 per share. The outstanding balance of the ESOP Debt was recorded in term notes payable in the consolidated balance sheet and a like amount of deferred compensation was recorded as a reduction of stockholders' equity.

      The company has a profit sharing plan which, together with the Employee Stock Ownership Plan (the "Plans"), covers substantially all domestic employees. Company contributions to the Plans are based on a percentage of employees' compensation, as defined. Benefits are accumulated on an individual employee basis.

      The company's stock option plans provide for the granting of incentive stock options and/or nonqualified options to employees and agents to purchase shares of common stock.

      Additionally, under the 1989 Non-Employee Directors' Stock Option Plan, each October 1, each individual who is a Non-Employee Director during the fiscal year shall automatically be granted an option for 9,450 shares of the company's common stock at the then fair market value.

      The company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the company's stock option plans been determined consistent with FASB Statement of Financial Accounting Standards No. 123 ("FAS 123"), the company's net earnings available to common stockholders and earnings per common and common equivalent share would have been reduced to the pro forma amounts indicated below:

                                                                      1999 1998
                                                                      ---- ----
                                                                         (in
                                                                      millions
                                                                       except
                                                                      per share
                                                                        data)
      Net earnings to common stockholders
        As reported.................................................. $ 48 $151
        Pro forma....................................................   42  147
      Earnings per common share:
        As reported-basic............................................ $.32 $.99
        Pro forma-basic..............................................  .27  .97
        As reported-diluted..........................................  .30  .93
        Pro forma-diluted............................................  .26  .90

      Under the stock option plans, the exercise price of each option equals the market price of the company's common stock on the date of grant. For purposes of calculating the compensation cost consistent with FAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1999 and 1998, respectively: dividend yield of 1.0% for all years; expected volatility of 40 percent and 32 percent; risk free interest rates of 5.26% and 6.07%; and expected lives of five years.

                      COMDISCO, INC. AND SUBSIDIARIES

      Additional information on shares subject to options is as follows:

                                1999               1998              1997
                          ------------------ ----------------- -----------------
                                   Weighted-         Weighted-         Weighted-
                          Number    average  Number   average  Number   average
                            of     exercise    of    exercise    of    exercise
                          shares     price   shares    price   shares    price
                          -------  --------- ------  --------- ------  ---------
                            (in thousands except weighted- average exercise
                                                price)
Outstanding at beginning
 of year................   17,983     $ 7    19,185     $ 6    19,096     $ 5
Granted.................    5,001      15     3,274      13     5,282       9
Exercised...............   (5,198)      7    (3,953)      5    (4,288)      4
Forfeited...............     (809)      9      (523)      7      (905)      6
                          -------     ---    ------     ---    ------     ---
Outstanding at the end
 of year................   16,977     $10    17,983     $ 7    19,185     $ 6
                          =======     ===    ======     ===    ======     ===
Options exercisable at
 year-end...............   11,930     $ 8    12,858     $ 6    12,578     $ 5
                          =======     ===    ======     ===    ======     ===
Weighted-average fair
 value of options
 granted during the
 year...................  $  5.46            $ 4.72            $ 2.89
                          =======            ======            ======

      The following table summarizes information about stock options outstanding at September 30, 1999 (number of shares in thousands):

                                                                   Options
                                      Options Outstanding        Exercisable
                                  ---------------------------- ----------------
                                          Weighted-
                                           average   Weighted-        Weighted-
                                  Number  remaining   average  Number  average
                                    of   contractual exercise    of   exercise
Range of exercise prices          shares    life       price   shares   price
------------------------          ------ ----------- --------- ------ ---------
$0 to 6..........................  4,960  4.0 years     $ 4     4,753    $ 6
$6 to 10.........................  5,381  6.5 years       8     5,097      8
$10 to 16........................  4,554  8.0 years      14     1,424     13
$16 to 30........................  2,082  8.0 years      18       656     17
                                  ------  ---------     ---    ------    ---
                                  16,977  6.5 years     $10    11,930    $ 8
                                  ======  =========     ===    ======    ===

Note 14 Fair Value of Financial Instruments

      The estimated fair value of the company's financial instruments are as follows:

                                                     1999            1998
                                                --------------  --------------
                                                Carrying Fair   Carrying Fair
                                                 amount  value   amount  value
                                                -------- -----  -------- -----
                                                        (in millions)
Assets:
Cash and cash equivalents.....................   $ 361   $ 361   $  63   $  63
Equity securities.............................     252     252      80      80
Notes receivable including noncurrent
 portion......................................     354     354      75      75
Liabilities:
Notes payable and commercial paper............     820     820   1,121   1,121
Term notes, senior notes and discounted lease
 rentals......................................   4,751   4,681   3,914   3,729
Off-balance sheet financial instruments:
Interest rate swap agreements.................     --        5     --        2
Cross-currency interest rate swap agreements..     --       (6)    --        4
Forwards and futures..........................     --        6     --       (3)

                     COMDISCO, INC. AND SUBSIDIARIES

      Fair values were determined as follows:

      The carrying amounts of cash and cash equivalents, notes payable and commercial paper approximates fair value because of the short-term maturity of these instruments.

      Equity instruments are based on quoted market prices for available-for-sale securities, and, for non-quoted equity instruments, based on the lower of management's estimates of fair value or cost. The company's investment in warrants of public companies were valued at the bid quotation.

      Notes receivable are estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar business profiles.

      The fair value of term notes, senior notes and discounted lease rentals was estimated based generally on quoted market prices for the same or similar instruments or on current rates offered the company for similar debt of the same maturity.

      Off-balance sheet financial instruments were estimated by obtaining quotes from brokers.

Note 15 Quarterly Financial Data (Unaudited)

      Summarized quarterly financial data for the fiscal years ended September 30, 1999 and 1998, is as follows (in millions except for per share amounts):

                                   December                          September
                                      31,    March 31,    June 30,      30,
                                   --------- ----------- ----------- ---------
                                   1998 1997 1999   1998  1999  1998 1999 1998
                                   ---- ---- -----  ---- ------ ---- ---- ----
                                                 Quarter ended
Total revenue..................... $921 $744 $ 952  $777 $1,302 $817 $984 $904
Net earnings (loss) to common
 stockholders..................... $ 38 $ 34 $ (56) $ 37 $   36 $ 40 $ 30 $ 40
Net earnings (loss) per common
 share-diluted.................... $.24 $.21 $(.37) $.23 $  .22 $.24 $.19 $.25

      In accordance with Statement of Financial Accounting Standards No. 128-Earnings Per Share, no potential common shares (the assumed exercise of stock options) are included in the computation of any diluted per share amount when a loss exists.

Note 16 Industry Segment and Operations By Geographic Areas

      The company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" in fiscal 1999 which changes the way the company reports information about its operating segments. The information for 1998 and 1997 has been restated from the prior year's presentation in order to conform to the 1999 presentation.

      The company's operations are conducted through its principal office in the Chicago area and approximately one hundred offices in North America, Europe and the Pacific Rim. Coordination of the business units is accomplished through the Office of the President, which is responsible for overall corporate control, coordination and strategic planning, regional reporting structures that coordinate marketing and support efforts across business units, and through the home office with centralized budgeting and shared services. In Europe, the local subsidiaries report directly to one European home office, which in turn reports to the Office of the President.

                      COMDISCO, INC. AND SUBSIDIARIES

      Leasing: This segment provides leasing, asset management, equipment remarketing and equipment refurbishment services. The principal markets for this segment include North America, Europe and the Pacific Rim. Customers include major multi-national corporations, independent and national or state-owned companies, "Fortune 500" corporations or companies of a similar size as well as smaller organizations.

      Technology Services: This segment consists of four business units-- Business Continuity, Professional Services, Network Management and IT CAP Solutions--that provide platform based hotsite recovery, mobile, workarea and trade floor recovery, continuity and recovery planning services (services that emphasize data availability across data centers, networks and work areas), network assessment, design, implementation and professional management services and services designed to help companies plan, manage, and accomplish their IT initiatives through increased control and predictability of spending and infrastructure to a broad range of industries. The principal markets for this segment include all major manufacturing and financial services regions of North America and Europe.

      Ventures: Ventures provides venture debt and venture leasing to emerging technology companies. The existing venture debt and equity portfolio is diversified across many sectors, including communications, networking, Internet, life sciences, computer hardware and semiconductors and computer services. The principal markets for this segment are the high-tech regions in California and Massachusetts.

      Prism Communication Services: The company finalized the acquisition of Prism during the quarter ended March 31, 1999. Prism is building out a high-speed, always-on digital network, which will provide customers with leading-edge connectivity. Prism markets its services to enterprise customers to provide employees with high-speed remote access to their Local Area Network to improve employee productivity and reduce operating costs, and to consumer end users. Prism's services are provided over standard copper telephone lines at speeds significantly faster than the speed available through a 56.6 Kilobits per second modem. Prism introduced its services in the New York City area in January 1999 and has subsequently expanded its build out plans to New Jersey and Canada.

      The accounting policies of the reportable segments are the same as those described in Note 1 of Notes to Consolidated Financial Statements. The company evaluates the performance of its operating segments based on earnings before income taxes. Intersegment sales are not significant.

                      COMDISCO, INC. AND SUBSIDIARIES

      Summarized financial information concerning the company's reportable segments is shown in the following table.

                                       Leasing  Services Ventures Prism  Total
                                       -------  -------- -------- -----  ------
                                                   (in millions)
1999
Revenues.............................. $3,407     $522     $229   $  1   $4,159
Segment profit (loss).................    (12)      52       71    (36)      75
Total assets..........................  6,332      479      872    124    7,807
Capital expenditures..................  2,748      151      490     91    3,480
Depreciation and amortization.........  1,860       50       88      6    2,004
1998
Revenues.............................. $2,696     $433     $114   $--    $3,243
Segment profit........................    140       71       29    --       240
Total assets..........................  6,403      379      281    --     7,063
Capital expenditures..................  2,920       87      173    --     3,180
Depreciation and amortization.........  1,711       84       60    --     1,855
1997
Revenues.............................. $2,370     $354     $ 95   $--    $2,819
Segment profit........................    128       58       25    --       211
Total assets..........................  5,841      308      201    --     6,350
Capital expenditures..................  2,867       61      120    --     3,048
Depreciation and amortization.........  1,459       92       43    --     1,594

      The following table presents revenue by geographic location based on the location of the company's local office:

                                                     1999   1998   1997
                                                    ------ ------ ------
                                                           (in millions)
      North America................................ $3,254 $2,584 $2,249
      Europe.......................................    628    592    537
      Pacific Rim..................................    277     67     33
                                                    ------ ------ ------
      Total........................................ $4,159 $3,243 $2,819
                                                    ====== ====== ======

      The following table presents total assets by geographic location based on the location of the asset:

                                                     1999   1998   1997
                                                    ------ ------ ------
                                                           (in millions)
      North America................................ $6,272 $5,556 $5,334
      Europe.......................................  1,029  1,181    852
      Pacific Rim..................................    506    326    164
                                                    ------ ------ ------
      Total........................................ $7,807 $7,063 $6,350
                                                    ====== ====== ======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Shares

                              COMDISCO, INC.

                          Comdisco Ventures Stock

                                ---------------

                                   PROSPECTUS

                                ---------------


                              Merrill Lynch & Co.


                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell these securities and it is not soliciting an offer to +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                [Alternative Page for International Prospectus]

                           Subject to Completion

                Preliminary Prospectus Dated June 16, 2000

PROSPECTUS

                                         Shares

                               Comdisco Inc.

                            Comdisco Ventures Stock

                                 ------------

    We are offering Comdisco Ventures Stock, a new series of our common stock intended to reflect the performance of Comdisco Ventures, our venture financing
business. The international managers are offering             shares outside
the U.S. and Canada and the U.S. underwriters are offering               shares
in the U.S. and Canada.

    We anticipate that the price to the public will be between $
and $             per share. Currently, no public market exists for Comdisco
Ventures Stock. We intend to list our Comdisco Ventures Stock on the Nasdaq National Market, under the symbol "CDOV."

    Investing in Comdisco Ventures Stock involves risks. See "Risk Factors," beginning on page 13.

                                                      Per Share Total
                                                      --------- -----
     Public offering price.............................  $       $
     Underwriting discount.............................  $       $
     Proceeds, before expenses, to Comdisco............  $       $

    The international managers may also purchase up to an additional shares of Comdisco Ventures Stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly
purchase up to an additional                 shares.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of Comdisco Ventures Stock will be ready for delivery on or
about                , 2000.

                                 ------------

                          Merrill Lynch International


                                 ------------

            The date of this prospectus is                   , 2000.

                [Alternative Page for International Prospectus]
                                  UNDERWRITING

      We intend to offer the shares of Comdisco Ventures Stock outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International is acting as lead manager for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us and the
international managers, and concurrently with the sale of               shares
of Comdisco Ventures Stock to the U.S. underwriters, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, the number of shares of Comdisco Ventures Stock listed opposite their names below.

                                                                      Number
           International Manager                                     of Shares
           ---------------------                                     ---------
      Merrill Lynch International...................................
                  ..................................................
                                                                     ---------
           Total....................................................
                                                                     =========

      We have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares of Comdisco Ventures Stock in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as U.S. representative. Subject to the terms and conditions in the U.S. purchase
agreement, and concurrently with the sale of                shares of Comdisco
Ventures Stock to the international managers pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriters, and the
U.S. underwriters severally have agreed to purchase,                  shares of
Comdisco Ventures Stock from us. The initial public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

      The international managers and the U.S. underwriters have agreed to purchase all of the shares of Comdisco Ventures Stock sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares of Comdisco Ventures Stock to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

      Generally, we have agreed to indemnify each international manager and U.S. underwriter against liability arising out of any untrue statement contained in the registration statement, any preliminary prospectus or the final prospectus, or the omission of a material fact required to be stated in the registration statement or such prospectus necessary to make the statements in the registration statement or such prospectus not misleading. In addition, we have agreed to indemnify each international manager and U.S. underwriter against liability arising out of violations of laws or regulations of foreign jurisdictions where reserved shares have been offered. Each international manager and U.S. underwriter has agreed to indemnify us against liability with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the registration statement, any preliminary prospectus or the final prospectus in reliance upon and in conformity with written information furnished to us by that international manager or U.S. underwriter through Merrill Lynch expressly for use in the registration statement, such preliminary prospectus or the prospectus. For more detailed information on the terms of indemnification contained in the purchase agreements, please see Exhibits 1.1 and 1.2 to the registration statement.

      The underwriters are offering the shares of Comdisco Ventures Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

                [Alternative Page for International Prospectus]

Commissions and Discounts

      The lead manager has advised us that the international managers propose initially to offer the shares of Comdisco Ventures Stock to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $. per share. The international managers may allow, and the dealers may reallow, a discount not
in excess of $.    per share to other dealers. After the initial public
offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to Comdisco. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
      Public offering price..............      $           $            $
      Underwriting discount..............      $           $            $
      Proceeds, before expenses, to
       Comdisco..........................      $           $            $

      The expenses of the offering, not including the underwriting discount,
are estimated at $             and are payable by Comdisco.

Over-allotment Option

      We have granted options to the international managers to purchase up to additional shares of Comdisco Ventures Stock at the public offering price less the underwriting discount. The international managers may exercise these options for thirty days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares of Comdisco Ventures Stock proportionate to that international manager's initial amount reflected in the above table.

      We have also granted options to the U.S. underwriters, exercisable for thirty days from the date of this prospectus, to purchase up to additional shares of Comdisco Ventures Stock to cover any over-allotments on terms similar to those granted to the international managers.

Intersyndicate Agreement

      The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares of Comdisco Ventures Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares of Comdisco Ventures Stock will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares of Comdisco Ventures Stock will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial
public offering price, up to         shares of Comdisco Ventures Stock offered
by this prospectus for sale to some of Comdisco Ventures' employees and other of our business associates and related persons and for purchase by Comdisco as a contribution to our retirement plan. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                [Alternative Page for International Prospectus]

No Sales of Similar Securities

      We have agreed, with exceptions, not to sell or transfer any Comdisco Ventures Stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch International. Specifically, we have agreed not to directly or indirectly:

     .  offer, pledge, sell or contract to sell any Comdisco Ventures
        Stock;

     .  sell any option or contract to purchase any Comdisco Ventures
        Stock;

     .  purchase any option or contract to sell any Comdisco Ventures
        Stock;

     . grant any option, right or warrant for the sale of any Comdisco Ventures Stock;

     .  lend or otherwise dispose of or transfer any Comdisco Ventures
        Stock;

     . request or demand that we file a registration statement related to the Comdisco Ventures Stock; or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Comdisco Ventures Stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to Comdisco Ventures Stock and to securities convertible into or exchangeable or exercisable for or repayable with Comdisco Ventures Stock.

Quotation on the Nasdaq National Market

      We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "CDOV."

   Before this offering, there has been no public market for our Comdisco Ventures Stock. The initial public offering price will be determined through negotiations among us and the U.S. representative and lead manager. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

     . the valuation multiples of publicly traded companies that the U.S. representative and the lead manager believe to be comparable to Comdisco Ventures,

     .  Comdisco Ventures' financial information,

     . the history of, and the prospects for, Comdisco Ventures and the industry in which Comdisco Ventures competes,

     . an assessment of Comdisco Ventures' management, its past and present operations, and the prospects for, and timing of, Comdisco Ventures' future revenues,

     .  the present state of Comdisco Ventures' development, and

     . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to those of Comdisco Ventures.

      An active trading market for the shares may not develop. It is also possible that after the offering the Comdisco Ventures Stock will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares of Comdisco Ventures Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Comdisco Ventures

                [Alternative Page for International Prospectus]
Stock. However, the U.S. representative may engage in transactions that stabilize the price of the Comdisco Ventures Stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the Comdisco Ventures Stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representative may reduce that short position by purchasing shares of Comdisco Ventures Stock in the open market. The U.S. representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the Comdisco Ventures Stock to stabilize its price or to reduce a short position may cause the price of the Comdisco Ventures Stock to be higher than it might be in the absence of such purchases.

      The U.S. representative may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representative purchases shares of Comdisco Ventures Stock in the open market to reduce the underwriter's short position or to stabilize the price of such shares, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares of Comdisco Ventures Stock in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Comdisco Ventures Stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representative or the lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UK Selling Restrictions

      Each international manager has agreed that

     . it has not offered or sold and will not offer or sell any shares of Comdisco Ventures Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     . it has complied and will comply with all the applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Comdisco Ventures Stock in, from or otherwise involving the United Kingdom; and

     . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Comdisco Ventures Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

No Public Offering Outside the United States

      No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to the our company or shares of our Comdisco Ventures Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of Comdisco Ventures Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

                [Alternative Page for International Prospectus]

      Purchasers of the shares of Comdisco Venture Stock offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover pages of this prospectus.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                [Alternative Page for International prospectus]

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                                        Shares

                              COMDISCO, INC.

                          Comdisco Ventures Stock

                                ---------------

                                   PROSPECTUS

                                ---------------


                          Merrill Lynch International

                                      , 2000

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth all expenses, other than underwriting discounts and commissions, we will pay in connection with the sale of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee and the Nasdaq National Market listing fee.

      SEC Registration fee............................................. $39,600
      Nasdaq National Market listing fee...............................       *
      Blue Sky fees and expenses.......................................   5,000
      Printing and engraving expenses..................................       *
      Legal fees and expenses..........................................       *
      Accounting fees and expenses.....................................       *
      Transfer Agent and registrar fees and expenses...................       *
      Miscellaneous....................................................       *
                                                                        -------
      Total............................................................ $     *
                                                                        =======

--------
   *To be completed by amendment

Item 15. Indemnification of Officers and Directors.

      Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director reasonably incurred.

      In accordance with the Delaware Law, our restated certificate of incorporation contains a provision to limit the personal liability of the directors of Comdisco for violations of their fiduciary duty. This provision eliminates each director's liability to Comdisco or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Comdisco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

      Pursuant to most of Comdisco's employee benefit plans, including, without limitation, its long-term incentive plans and stock option plans, directors, officers and employees of Comdisco are indemnified against all loss, cost, liability or expense resulting from any claim, action, suit or proceeding in which such persons are involved by reason of any action taken or failure to act under such plans.

      Pursuant to underwriting agreements filed as exhibits to registration statements relating to underwritten offerings of securities issued or guaranteed by Comdisco, the underwriters have agreed to indemnify Comdisco, each officer and director of Comdisco and each person, if any, who controls Comdisco within the meaning of the Securities Act of 1933, against specified liabilities, including liabilities under said Act.

      Comdisco is insured for liabilities it may incur pursuant to its restated certificate of incorporation relating to the indemnification of its directors, officers and employees. In addition, directors, officers and key employees are insured against losses which may arise out of their employment and which are not recoverable under the indemnification provisions of Comdisco's restated certificate of incorporation.

Item 16. Exhibits.

      (a) Exhibits and Financial Statement Schedules

     Exhibit
     Number                               Description
     -------                              -----------
      1.1*     Form of U.S. Underwriting Agreement between Comdisco, Inc. and the U.S. Underwriters.

      1.2*     Form of International Underwriting Agreement between Comdisco,
               Inc. and the International Underwriters.

      4.1 The rights of holders of Comdisco Ventures Stock are defined in the Fourth Article of the Amended and Restated Certificate of Incorporation of Comdisco, Inc. (filed as Exhibit 4.1 to
               Comdisco, Inc.'s Form 10-Q for the Quarterly Period ended March
               31, 2000 and incorporated herein by reference).

      4.2* The Policy Statement regarding Comdisco Ventures Stock Matters of Comdisco, Inc.

      4.3 Amended and Restated Rights Agreement of Comdisco, Inc. (filed as Exhibit 4.1 to Comdisco Inc.'s Current Report on Form 8-K filed with the SEC on June 14, 2000).

      4.4*     Form of Temporary Certificate of Comdisco Ventures Stock.

      5.1      Opinion of Jeremiah M. Fitzgerald, Vice President and Chief
               Legal Officer of Comdisco, Inc., as to the legality of the Comdisco Ventures Stock being registered.

      8.1      Tax Opinion of Hopkins & Sutter.

     10.1      Form of Comdisco Ventures Management Incentive Plan (filed as
               Annex III to Comdisco Inc.'s Proxy Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     10.2      Form of Amended and Restated 1998 Long-Term Stock Ownership
               Incentive Plan (filed as Annex IV to Comdisco Inc.'s Proxy
               Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     10.3      Form of Amended and Restated 1999 Non-Employee Directors' Stock
               Option Plan (filed as Annex V to Comdisco Inc.'s Proxy Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     10.4      Form of Amended and Restated U.S. Employee Stock Purchase Plan
               (filed as Annex VI to Comdisco Inc.'s Proxy Statement on
               Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     23.1      Consent of Jeremiah M. Fitzgerald, Vice President and Chief
               Legal Officer of Comdisco, Inc. (included in the opinion of counsel filed as Exhibit 5.1).

     23.2      Consent of KPMG LLP.

     23.3 Consent of Hopkins & Sutter (included in the opinion of counsel filed as
               Exhibit 8.1).

     24.1*     Powers of Attorney.

--------

*previously filed with original Registration Statement

      (b) Financial Statement Schedules

          None

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby further undertakes that:

          1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant, Comdisco, Inc., certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement (No. 333-34590) to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rosemont, State of Illinois, on June 16, 2000.

                                            Comdisco, Inc.

                                                 /s/ John J. Vosicky
                                            By: _______________________________

                                                    John J. Vosicky,

                                                 Executive Vice President and

                                                 Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement (No. 333-34590) has been signed by
the following persons in the capacities indicated on June   , 2000.

                  Signature                                     Title
                  ---------                                     -----
                  /s/ *                      President, Chief Executive Officer and
 ___________________________________________   Director (Principal Executive Officer)
           (Nicholas K. Pontikes)

           /s/ John J. Vosicky               Executive Vice President, Chief Financial
 ___________________________________________   Officer and Director (Principal
              (John J. Vosicky)                Financial Officer)

                  /s/ *                      Senior Vice President and Controller
 ___________________________________________   (Principal Accounting Officer)
              (David J. Keenan)

                 /s/ *                       Director
 ___________________________________________
            (Robert A. Bardagy)

                  /s/ *                      Director
 ___________________________________________
             (C. Keith Hartley)

                  /s/ *                      Director
 ___________________________________________
       (Harry M. Jansen Kraemer, Jr.)

                  /s/ *                      Director
 ___________________________________________
             (Carolyn N. Murphy)

                  /s/ *                      Director
 ___________________________________________
             (Thomas H. Patrick)

                  /s/ *                      Director
 ___________________________________________
            (William N. Pontikes)

                  /s/ *                      Director
 ___________________________________________
                 (Rick Kash)

                  /s/  *                     Director
 ___________________________________________
              (Philip A. Hewes)


                 Signature                                    Title
                 ---------                                    -----
                 /s/ *                      Director
___________________________________________
              (James Voelker)

      /s/ John J. Vosicky

*By: ______________________________

    John J. Vosicky, Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                 Description
 -------                                -----------
  1.1*     Form of U.S. Underwriting Agreement between Comdisco, Inc. and the
           U.S. Underwriters.

  1.2*     Form of International Underwriting Agreement between Comdisco, Inc.
           and the International Underwriters.

  4.1 The rights of holders of Comdisco Ventures Stock are defined in the Fourth Article of the Amended and Restated Certificate of
           Incorporation of Comdisco, Inc. (filed as Exhibit 4.1 to Comdisco,
           Inc.'s Form 10-Q for the Quarterly Period ended March 31, 2000 and incorporated herein by reference).

  4.2*     The Policy Statement regarding Comdisco Ventures Stock Matters of
           Comdisco, Inc.

  4.3      Amended and Restated Rights Agreement of Comdisco, Inc. (filed as
           Exhibit 4.1 to Comdisco, Inc.'s Current Report on Form 8-K filed with the SEC on June 14, 2000).

  4.4*     Form of Temporary Certificate of Comdisco Ventures Stock.

  5.1      Opinion of Jeremiah M. Fitzgerald, Vice President and Chief Legal
           Officer of Comdisco, Inc., as to the legality of the Comdisco
           Ventures Stock being registered.

  8.1      Form of Tax Opinion of Hopkins & Sutter.

 10.1      Form of Comdisco Ventures Management Incentive Plan (filed as Annex
           III to Comdisco Inc.'s Proxy Statement on Schedule 14A, dated March
           20, 2000 and incorporated herein by reference).

 10.2      Form of Amended and Restated 1998 Long-Term Stock Ownership
           Incentive Plan (filed as Annex IV to Comdisco Inc.'s Proxy Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

 10.3      Form of Amended and Restated 1999 Non-Employee Directors' Stock
           Option Plan (filed as Annex V to Comdisco Inc.'s Proxy Statement on
           Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

 10.4      Form of Amended and Restated U.S. Employee Stock Purchase Plan
           (filed as Annex VI to Comdisco Inc.'s Proxy Statement on Schedule
           14A, dated March 20, 2000 and incorporated herein by reference).

 23.1      Consent of Jeremiah M. Fitzgerald, Vice President and Chief Legal
           Officer of Comdisco, Inc. (included in the opinion of counsel filed as Exhibit 5.1).

 23.2      Consent of KPMG LLP.

 23.3 Consent of Hopkins & Sutter (included in the opinion of counsel filed as
           Exhibit 8.1).

 24.1*     Powers of Attorney.

--------

*previously filed with original Registration Statement